Exhibit 1.1

This document is important and requires your immediate attention. Please read this information circular, including all appendices, carefully. If you have any questions as to how to deal with this document, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor. No securities regulatory authority in Canada has expressed an opinion about, or passed upon the fairness or merits of the transaction described in this document, the securities offered pursuant to such transaction or the adequacy of the information contained in this document and it is an offense to claim otherwise.

NOTICE AND MANAGEMENT INFORMATION CIRCULAR

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

OF

TO BE HELD ON MARCH 21, 2014

CONCERNING A TRANSACTION INVOLVING

WESDOME GOLD MINES LTD.

AND

MOSS LAKE GOLD MINES LTD.

February 14, 2014

February 14, 2014

Dear Shareholder:

The board of directors (the "Board") of Moss Lake Gold Mines Ltd. ("Moss Lake") cordially invites you to attend the special meeting (the "Meeting") of shareholders of Moss Lake (the "Shareholders") to be held commencing at 11:00 a.m. (Toronto time) on Friday, March 21, 2014 at the offices of Bennett Jones LLP, Boardrooms Canada A and B, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass a special resolution approving a statutory amalgamation pursuant to Section 174 of the Business Corporations Act (Ontario) (the "Amalgamation") whereby Wesdome Gold Mines Ltd. ("Wesdome") will indirectly acquire all of the outstanding common shares of Moss Lake (the "Moss Lake Shares") not already owned by it. Under the terms of the Amalgamation, Shareholders will receive one common share of Wesdome (the "Wesdome Shares") for every 3.85 Moss Lake Shares held.

The result of the Amalgamation will be that Moss Lake will become a wholly-owned subsidiary of Wesdome and Shareholders (other than Wesdome and dissenting Shareholders) will become Wesdome shareholders.

The Board, after consulting with its legal and financial advisors and, based in part on the unanimous recommendation of a special committee of the Board, which was composed of independent directors and created to oversee the process surrounding the Amalgamation and, among other things, review and consider the terms of a fairness opinion received from Jennings Capital Inc. as described in the accompanying Management Information Circular, has unanimously determined that the consideration to be received by Shareholders pursuant to the Amalgamation (other than Wesdome) is fair and that the Amalgamation is in the best interests of Moss Lake and recommends that Shareholders vote FOR the special resolution to approve the Amalgamation.

To be effective, the Amalgamation must be approved by two-thirds of the votes validly cast by Shareholders present in person or represented by proxy at the Meeting and also by a simple majority of the votes validly cast by Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions). The Amalgamation is also subject to certain conditions. The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

The accompanying Notice of Meeting and Management Information Circular provide a full description of the Amalgamation and includes detail regarding the background to the Amalgamation, recommendation of the Moss Lake Board and reasons for the recommendation, and additional information to assist you in considering how to vote on the Amalgamation. You are encouraged to consider carefully all of the information in the accompanying Management Information Circular including the documents incorporated by reference therein. If you require assistance, you should consult your financial, legal or other professional advisors.

Your vote is important regardless of the number of Moss Lake Shares you own. If you are a registered holder of Moss Lake Shares, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy by no later than 11:00 a.m. (Toronto time) on March 19, 2014, to ensure that your Moss Lake Shares will be voted at the Meeting in accordance with your instructions, whether or not you are able to attend in person. If you hold your Moss Lake Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Moss Lake Shares.

Subject to obtaining regulatory approval and satisfying all other conditions of closing, including obtaining the approval of Shareholders, it is anticipated that the Amalgamation will be completed at the end of March 2014.

Please also note that in order to receive the Wesdome Shares to which you are entitled, you must submit the enclosed Letter of Transmittal, together with your share certificate(s), by the deadline provided. Please refer to the Management Information Circular and Letter of Transmittal for further information in this regard.

If you have any questions relating to the Amalgamation, please contact George Mannard, President of Moss Lake.

On behalf of Moss Lake, we would like to thank all Shareholders for their support.

Yours very truly,

(Signed) "George Mannard"

George Mannard
President

MOSS LAKE GOLD MINES LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders of common shares (the "Shareholders") of Moss Lake Gold Mines Ltd. ("Moss Lake") will be held at the offices of Bennett Jones LLP, Boardrooms Canada A and B, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4 on Friday, March 21, 2014 at 11:00 a.m. (Toronto time) for the following purposes:

1.
to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Amalgamation Resolution"), the full text of which is set forth in Appendix A to the accompanying management information circular dated February 14, 2014 (the "Circular"), approving an amalgamation (the "Amalgamation") under Section 174 of the Business Corporations Act (Ontario) (the "OBCA") of Moss Lake and 2404027 Ontario Inc. ("Subco"), a wholly-owned subsidiary of Wesdome Gold Mines Ltd. ("Wesdome") that was incorporated for the Amalgamation, the purpose of which is to effect, among other things, the indirect acquisition by Wesdome of all of the common shares of Moss Lake (the "Moss Lake Shares") not already owned by Wesdome through the exchange of those Moss Lake Shares for common shares of Wesdome (the "Wesdome Shares") on the basis of one Wesdome Share for every 3.85 Moss Lake Shares, as well as certain related transactions, all as more fully set forth in the Circular; and

2.	to transact such further or other business as may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

The board of directors of Moss Lake has fixed February 19, 2014, as the record date for determining Shareholders who are entitled to receive notice of and to vote at the Meeting. Only Shareholders of record at the close of business on February 19, 2014, are entitled to receive notice of the Meeting and to attend and vote at the Meeting. This Notice is accompanied by the Circular, a form of proxy and a Letter of Transmittal.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and is supplemental to, and deemed to form part of, this Notice.

Registered holders of Moss Lake Shares who are unable to attend the Meeting in person are requested to complete, date, sign and deposit the enclosed form of proxy with Moss Lake's registrar and transfer agent, Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 not less than 48 hours prior to the start of the Meeting. Non-registered Shareholders should complete and return the voting instruction form or other authorization provided to them in accordance with the instructions provided therein. Failure to do so may result in your Moss Lake Shares not being voted at the Meeting. If you have any questions about the information contained in the Circular or require assistance in completing your form of proxy or Letter of Transmittal, please contact George Mannard, President of Moss Lake, at (416) 360-3743.

To be effective, the Amalgamation Resolution must be passed by not less than two-thirds of the votes validly cast by all Shareholders present in person or represented by proxy at the Meeting and also by a simple majority of the votes validly cast by Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions), which holders are entitled to one vote for each Moss Lake Share held. The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

Copies of the Amalgamation Resolution and the Amalgamation Agreement are attached to the Circular as Appendices A, and B respectively. The foregoing documents, together with the Business Combination Agreement (as defined in the Circular), will be available for inspection prior to the Meeting at the principal executive office of Moss Lake located at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, during regular business hours and are also available under Moss Lake's profile on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Each registered Shareholder has the right to dissent in respect of the Amalgamation Resolution and the dissent rights are described in the accompanying Circular. Strict compliance with the provisions of Section 185 of the OBCA will be required in order to exercise such rights of dissent. The right to dissent is described in the Circular and in Section 185 of the OBCA, which is set forth in Appendix C to the Circular.

Persons whose Moss Lake Shares are registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only registered Shareholders are entitled to dissent. Accordingly, a beneficial owner of Moss Lake Shares desiring to exercise this right must make arrangements for the Moss Lake Shares beneficially owned by such person to be registered in his, her or its name prior to the time the written notice of dissent to the Amalgamation Resolution is required to be received by Moss Lake or, alternatively, make arrangements for the registered Shareholder to dissent on his, her or its behalf.

Failure to strictly comply with the requirements set forth in Section 185 of the OBCA may result in the loss of any right of dissent.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice.

DATED this 14th day of February, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) "George Mannard"

George Mannard
President

v

TABLE OF CONTENTS

MANAGEMENT INFORMATION CIRCULAR	1
General Information	1
Cautionary Statement Regarding Forward-Looking Statements	1
Notice Regarding Information Contained in this Circular	2
SUMMARY	3
Date, Time and Place of Meeting	3
The Record Date	3
Purpose of the Meeting	3
The Amalgamation	3
The Corporations	4
Recommendation of the Moss Lake Board	4
Reasons for Recommendation	5
Fairness Opinion	7
Voting Support Agreements	7
The Business Combination Agreement	8
Exchange of Moss Lake Share Certificates	10
Cancellation of Rights after Six Years	10
Rights of Dissent	11
Interests of Certain Persons in the Amalgamation	11
Stock Exchange Listing Approval	11
Certain Canadian Federal Income Tax Considerations	12
Other Tax Considerations	12
Securities Law Matters	12
Risk Factors	13
Fully Diluted Share Capital	13
INFORMATION CONCERNING THE MEETING	14
Purpose of the Meeting	14
Date, Time and Place of the Meeting	14
Record Date	14
Solicitation of Proxies	14
Appointment of Proxyholders	14
Voting by Proxyholder	15
Registered Shareholders	15
Non-Registered Holders	15
Revocation of Proxies	16

Quorum	16
THE AMALGAMATION	17
Background to the Amalgamation	17
Recommendation of the Moss Lake Board	19
Reasons for the Recommendation	20
Voting Support Agreements	22
Fairness Opinion	23
Description of the Amalgamation	23
Effect of the Amalgamation	24
Shareholder Approvals	24
Amalgamation Mechanics	25
Cancellation of Rights after Six Years	26
Dissenting Shareholder Rights	26
Treatment of Moss Lake Note and Moss Lake Options	28
Interests of Senior Management and Others in the Amalgamation	28
Canadian Securities Laws Considerations	29
United States Securities Laws Considerations	29
Fees, Costs and Expenses	30
THE BUSINESS COMBINATION AGREEMENT	31
The Business Combination Agreement	31
Representations and Warranties	32
Covenants	32
Conditions Precedent to the Amalgamation	35
Alternative Transaction	37
Non-Solicitation	38
Superior Proposal and Right to Match	38
Termination	39
Termination Fee	39
Amendment	40
The Amalgamation Agreement	40
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	40
General	40
Holders Resident in Canada	41
Holders Not Resident in Canada	43
No Non-Canadian Income Tax Considerations	45
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	45

Characterization of the Amalgamation	47
Tax Consequences if the Amalgamation Qualifies as a Reorganization	48
Treatment of the Amalgamation as a Taxable Transaction	48
U.S. Holders Exercising Dissent Rights	48
Taxation of Distributions	48
Sale or Other Taxable Disposition of Wesdome Shares	49
Foreign Tax Credit	49
Reporting Obligations	50
Information Reporting and Backup Withholding	50
INFORMATION CONCERNING MOSS LAKE	50
Moss Lake Documents Incorporated by Reference and Further Information	50
Moss Lake	51
Description of Share Capital	52
Description of the Business of Moss Lake	52
Summary of Technical Report	54
Directors and Officers	66
Voting Securities and Principal Holders Thereof	68
Dividend Policy	68
Consolidated Capitalization	69
Ownership of Securities	69
Prior Sales	69
Price History and Trading Volume of Moss Lake Shares	70
Risk Factors	70
Legal Proceedings	73
Material Contracts	73
Interest of Informed Persons in Material Transactions	74
Auditors, Transfer Agent and Registrar	74
INFORMATION CONCERNING WESDOME	74
Corporate Structure	74
Wesdome Documents Incorporated by Reference and Further Information	75
Description of the Business	76
Consolidated Capitalization	76
Dividends	77
Share Capital	77
Prior Sales	77
Trading Price and Volume	78

Principal Securityholders	78
Directors and Executive Officers	78
Indebtedness	78
Risk Factors	79
Legal and Regulatory Proceedings	79
Interests of Management and Others in Material Transactions	79
Material Contracts	79
Auditors, Transfer Agent and Registrar	79
INFORMATION CONCERNING THE COMBINED COMPANY	80
General	80
Organizational Chart	80
Description of Business	80
Directors and Officers	80
Capital Structure	83
Fully Diluted Share Capital	83
Risk Factors	84
Auditors, Registrar and Transfer Agent	84
RISK FACTORS	84
Risks Relating to the Amalgamation	85
Risks Related to Wesdome and the Combined Company	86
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	87
INTERESTS OF EXPERTS	87
ADDITIONAL INFORMATION	88
OTHER MATTERS	88
APPROVAL OF THE MOSS LAKE BOARD	88
APPENDIX A – AMALGAMATION RESOLUTION	A-1
APPENDIX B – AMALGAMATION AGREEMENT	B-1
APPENDIX C – DISSENT PROVISIONS OF THE OBCA	C-1
APPENDIX D – FAIRNESS OPINION	D-1

NOTICE TO UNITED STATES SECURITYHOLDERS

The business combination and exchange offer described herein is made for the securities of a Canadian company. The business combination and exchange offer is subject to, and this Circular has been prepared in accordance with, the disclosure requirements of Canada and applicable Canadian securities laws that are different from those of the United States. Financial statements and information included herein have been prepared in accordance with (non-U.S.) GAAP, as indicated, and are subject to auditing and auditor independence standards in Canada, and therefore may not be comparable to financial statements of United States companies. Moss Lake Shareholders in the United States should be aware that Canadian disclosure requirements are different than those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

The Wesdome Shares to be issued under the Amalgamation have not been and will not be registered under the U.S. Securities Act, and have not been approved or disapproved by the SEC or the securities regulatory authorities of any U.S. state, nor has the SEC or the securities regulatory authorities of any state passed on the adequacy or accuracy of this Circular. Any representation to the contrary is a criminal offense.

Information concerning the properties and operations of Moss Lake and Wesdome has been prepared in accordance with Canadian disclosure standards, and may not be comparable to similar information for United States companies. In particular, disclosure of scientific or technical information in this Circular has been made in accordance with NI 43-101. NI 43-101 is a rule implemented by the Canadian Securities Administrators. NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System establish standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

The terms "mineral resources", "measured mineral resources", "indicated mineral resources" and "inferred mineral resources" may be used in this Circular (or in the documents incorporated by reference) to comply with the reporting standards in Canada. While these terms are recognized and required by Canadian regulations, these terms are not defined terms under disclosure standards for mineral properties established by the SEC. Accordingly, information contained in this Circular containing descriptions of mineral properties may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. For example, under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made, and SEC disclosure standards normally do not permit the inclusion of estimates of "resources" that do not constitute "reserves" by United States standards in documents filed with the SEC. Moss Lake Shareholders are cautioned not to assume that all or any part of "mineral resources", "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" will ever be converted into mineral reserves or upgraded to a higher resource category. Moss Lake Shareholders should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Moss Lake Shareholders are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies, except in rare cases.

Moss Lake Shareholders should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, citizens of, or otherwise subject to taxation in, the United States are not described fully herein. Each U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the U.S. federal

x

alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares. See "Certain Canadian Federal Income Tax Considerations".

It may be difficult for Moss Lake Shareholders in the United States to enforce their rights and claims arising out of U.S. federal securities laws, since Wesdome, Moss Lake and the Combined Company are located in Canada, and some of their officers and directors may be residents of a country other than the United States. In addition, most of the assets of Wesdome, Moss Lake and the Combined Company are located outside the United States. U.S. Moss Lake Shareholders may not be able to sue a Canadian company or its officers or directors in a non-US court for violations of the securities laws of the United States. Further, it may be difficult for U.S. Moss Lake Shareholders to effect service of process within the United States upon Wesdome or its officers or directors or to enforce against them a judgment of a U.S. court predicated upon the securities laws of the United States.

GLOSSARY OF TERMS

In this Circular, the following capitalized words and terms shall have the following meanings:

"Acquisition Proposal" has the meaning ascribed to it under "The Business Combination Agreement –Non-Solicitation";

"allowable capital loss" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses";

"Alternative Transaction" has the meaning ascribed to it under "The Business Combination Agreement – Alternative Transaction";

"Amalco" means the company to be formed pursuant to the Amalgamation;

"Amalgamation" means the amalgamation of Moss Lake and Subco pursuant to the Amalgamation Agreement subject to any amendments or variations thereto made in accordance with the provisions of the Amalgamation Agreement and the OBCA;

"Amalgamation Agreement" means the amalgamation agreement to be entered into by the Parties, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, pertaining to the Amalgamation, substantially in the form as set out in Appendix B to this Circular;

"Amalgamation Resolution" means the proposed special resolution to be considered by Moss Lake Shareholders at the Meeting in the form set out in Appendix A to this Circular;

"Articles of Amalgamation" means the Articles of Amalgamation in respect of the Amalgamation;

"Business Combination Agreement" means the business combination agreement made as of January 23, 2014 among the Parties;

"business day" means a day other than a Saturday, Sunday or federal holiday in Canada or a day on which commercial banks in Toronto are required to or permitted to close;

"Canadian Securities Laws" means: (a) the Securities Act (Ontario) or the equivalent legislation in each province and territory of Canada; (b) the rules, regulations, instruments and policies adopted by the securities regulatory authority of any province or territory of Canada, as amended from time to time; and (c) the TSX Company Manual as it relates to Wesdome, and the TSXV Corporate Finance Manual as it relates to Moss Lake, each as amended from time to time;

"CFC" means a controlled foreign corporation;

"Change Date" means the first public announcement or other communication to the Moss Lake Shareholders of the Recommendation Change;

"Circular" means this management information circular, including the Notice of Meeting and all appendices hereto and all amendments hereto;

"Code" means the Internal Revenue Code of 1986, as amended;

"Combined Company" means Wesdome following completion of the Amalgamation;

"Computershare" means Computershare Investor Services Inc., the registrar and transfer agent for the Moss Lake Shares;

"CRA" means the Canada Revenue Agency;

"Depositary" means Computershare, as set out in the Letter of Transmittal;

"Dissent Procedures" means the procedures to be taken by a Moss Lake Shareholder in exercising Dissent Rights;

"Dissent Rights" means the right to dissent in connection with the Amalgamation as set out in Section 185 of the OBCA, and attached as Appendix C to this Circular;

"Dissenting Shareholder" means a registered Moss Lake Shareholder who has duly and validly exercised Dissent Rights in strict compliance with the Dissent Procedures;

"Dissenting Shares" means Moss Lake Shares held by Dissenting Shareholders;

"Effective Date" means the date shown on the Certificate of Amalgamation endorsed by the Director under the OBCA giving effect to the Amalgamation;

"Effective Time" means the time on the Effective Date when the Amalgamation will be deemed to have been completed;

"Exchange Ratio" means one Wesdome Share for every 3.85 Moss Lake Shares;

"Fairness Opinion" means the written opinion of Jennings attached as Appendix D to this Circular to the effect that the consideration to be received by the Moss Lake Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to such shareholders (other than Wesdome);

"first party" has the meaning ascribed to it under "The Business Combination Agreement –Termination";

"GAAP" means generally accepted accounting principles and practices used in Canada from time to time;

"Governmental Authority" means any: (i) supranational, multinational, federal, territorial, provincial, state, regional, municipal, local or other governmental or public ministry, department, authority, body, central bank, court, commission, tribunal, board, bureau or agency, domestic or foreign; (ii) subdivision, agent or authority of any of the above; (iii) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or Taxation Authority under or for the account of any of the above; or (iv) stock exchange (including the TSX and TSXV);

"Holder" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations –General";

"IFRS" means International Financial Reporting Standards adopted by the International Accounting Standards Board, as updated and amended from time to time;

"Independent Committee" means the independent committee of the Moss Lake Board comprised of directors John Hilland and David Birkett;

 "Interim Financial Statements" means the interim unaudited consolidated financial statements of Wesdome for the three and nine-month periods ended September 30, 2013, together with the notes thereto;

"Interim MD&A" means the management's discussion and analysis of the financial condition and results of operations of Wesdome for the three and nine-month periods ended September 30, 2013;

"Intermediary" includes a broker, investment dealer, bank, trust company, nominee or other intermediary;

"IRS" means the U.S. Internal Revenue Service;

"Jennings" means Jennings Capital Inc.;

"Letter of Transmittal" means the letter of transmittal delivered to Moss Lake Shareholders with this Circular which, when duly completed, executed and returned with a certificate(s) for Moss Lake Shares, will enable a Moss Lake Shareholder to exchange such certificate(s) for Wesdome Share Certificates that such Moss Lake Shareholder has a right to receive pursuant to the Amalgamation;

"Locked-up Shareholders" means: (i) each member of the Moss Lake Board; and (ii) each officer of Moss Lake, who have entered into Voting Support Agreements;

"material adverse change"or"material adverse effect" means any change (including a decision to implement a change made by the directors or senior management of Moss Lake or Wesdome), effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition, results, assets, properties, rights, liabilities or prospects of such corporation, to the extent that had such change, effect, event, occurrence or change in a state of facts occurred prior to the date of the Business Combination Agreement it might reasonably be expected to have resulted in the other corporation not entering into the Business Combination Agreement or entering into the Business Combination Agreement only on materially different terms, but excluding any change, effect, event, occurrence or change in a state of facts relating to: (a) general economic conditions in Canada or securities markets in general; (b) the mining industry in general and not specifically relating to Wesdome or Moss Lake; (c) gold prices in general; or (d) changes or proposed changes in IFRS applicable to Wesdome or Moss Lake or the enforcement or interpretation thereof;

"material change" and "material fact" have the respective meanings given thereto in the Securities Acts;

"Meeting" means the special meeting of the Moss Lake Shareholders, including any adjournment(s) or postponement(s) thereof, to be held to consider and, if deemed advisable, to pass, with or without variation, the Amalgamation Resolution;

"Meeting Materials" means, collectively, the Notice of Meeting, this Circular, the form of proxy and the Letter of Transmittal;

"MI 61-101" means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

"Moss Lake" means Moss Lake Gold Mines Ltd., a company existing under the laws of the Province of Ontario;

 "Moss Lake Board" means the board of directors of Moss Lake;

"Moss Lake Note" means the promissory note in the principal amount of $2,000,000 issued by Moss Lake in favour of Wesdome;

"Moss Lake Options" means outstanding options to acquire Moss Lake Shares;

"Moss Lake Property" means Moss Lake's interest in and to the Moss Lake property located in Moss Township, approximately 100 kilometers west of the City of Thunder Bay and comprised of 105 unpatented mining claims and two 21-year mining leases comprising 15 patented claims;

"Moss Lake Shareholders" means, at the relevant time, the holders of Moss Lake Shares;

"Moss Lake Shares" means the common shares in the capital of Moss Lake;

"NI 43-101" means National Instrument 43-101 –Standards of Disclosure for Mineral Projects;

"NI 44-101" means National Instrument 44-101 –Short Form Prospectus Distributions;

"NI 51-102" means National Instrument 51-102 –Continuous Disclosure Obligations;

"NI 54-101" means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

"Non-Registered Holder" means a Moss Lake Shareholder who beneficially owns Moss Lake Shares that are registered in the name of an Intermediary that the Non-Registered Holder deals with in respect of the Moss Lake Shares, or in the name of a depositary or clearing agency;

"Non-Resident Dissenting Holder" means a Non-Resident Holder who is a Dissenting Shareholder;

"Non-Resident Holder" means a Holder who, for the purposes of the Tax Act and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Moss Lake Shares or Wesdome Shares in connection with carrying on a business in Canada;

"OBCA" means the Business Corporations Act (Ontario), together with the regulations thereunder, as the same may be amended from time to time;

"Old Wesdome Plan" means the fixed stock option plan of Wesdome dated March 1996, as amended;

"Parties" means Moss Lake, Wesdome and Subco, and "Party" means any one of them;

"pass-through entity" has the meaning ascribed to it under "Certain U.S. Federal Income Tax Considerations";

"PEA" means a preliminary economic assessment;

"PFIC" means a passive foreign investment company;

"Proposed Amendments" means the specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof;

"QFC" means a qualified foreign corporation;

"Recommendation Change" means change of the recommendation to Moss Lake Shareholders regarding the approval of the Amalgamation by Moss Lake or its directors;

"Record Date" means February 19, 2014;

"Registered Plan" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Eligibility for Investment";

"Registered Shareholder" means a registered holder of Moss Lake Shares as recorded in the shareholder register of Moss Lake maintained by Computershare;

"Reorganization" has the meaning ascribed to it under "Certain U.S. Federal Income Tax Considerations – Characterization of the Amalgamation";

"Representatives" means, collectively, the directors, officers, employees, counsel, accountants, financial advisors, consultants, agents and other authorized representatives of a Party;

"Resident Dissenting Holder" means a Resident Holder who is also a Dissenting Shareholder;

"Resident Holder" means a Holder who, at all relevant times, is or is deemed to be resident in Canada for the purposes of the Tax Act;

"RRIF" means a registered retirement income fund;

"RRSP" means a registered retirement savings plan;

"SEC" means the United States Securities and Exchange Commission;

"Securities Acts" means all Canadian securities legislation applicable to the Parties together with all regulations, instruments, blanket orders and policy statements adopted in connection therewith;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Settlement Agreement" has the meaning ascribed to it under "Information Concerning Wesdome –Wesdome Documents Incorporated by Reference and Further Information";

"Subco" means Wesdome's wholly-owned subsidiary, 2404027 Ontario Inc., a company existing under the laws of the Province of Ontario;

"Superior Proposal" means a bona fide unsolicited written Acquisition Proposal received after the date of the Business Combination Agreement that: (a) is not conditional on obtaining financing, (b) in respect of which the independent directors of Moss Lake have unanimously determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, their financial, legal and other advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction which is more favourable from a financial point of view to the Moss Lake Shareholders than the Amalgamation (taking into account any adjustment to the terms and conditions of the Transaction proposed by Wesdome pursuant to the Business Combination Agreement);

"Tax Act" means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

"taxable capital gain" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses";

"Taxation Authority" means the CRA, the Ontario Ministry of Finance and any other national, federal, state, provincial, regional, territorial, municipal or local Governmental Authority in Canada or in any other jurisdiction which has authority to collect Tax from Moss Lake or Wesdome, as applicable, or impose obligations upon Moss Lake or Wesdome, as applicable, with respect to Taxes;

"Taxes" means any Canadian, multinational, foreign, federal, state, provincial, regional, territorial, municipal and local capital, capital stock, disability, customs duties, employment, environmental, estimated, excise, franchise, capital gains, employer health, income, license, alternative or add-on minimum, occupation, payroll, premium, profits, windfall profits, personal property, real property, gross receipts, registration, gross revenue, sales, goods and services, severance, social security (or similar), stamp, transfer, turnover, unemployment, use, value added, withholding, net worth, or other tax of any kind whatsoever, including employment insurance and Canada/Quebec Pension Plan premiums, as well as any interest or penalty in respect thereof and any addition thereto, whether disputed or not;

"Technical Report" means the technical report prepared for Moss Lake entitled "Technical Report and Preliminary Economic Assessment for the Moss Lake Project (compliant with Regulation 43-101 / NI 43-101 and Form 43-101F1" dated effective May 31, 2013;

"Termination Date" means the date upon which the Business Combination Agreement is terminated;

"Termination Fee" means $250,000;

"TFSA" means a tax-free savings account;

"TSX" means the Toronto Stock Exchange;

"TSXV" means the TSX Venture Exchange;

"U.S."or"United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

"U.S.-Canada Tax Treaty" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Dividends";

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"U.S. Holder" has the meaning ascribed to it under "Certain U.S. Federal Income Tax Considerations";

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"U.S. Treasury Regulations" means the U.S. treasury regulations (whether final, temporary, or proposed);

"Voting Support Agreements" means the voting support agreements (including all amendments thereto) between Wesdome and the Locked-up Shareholders;

"Wesdome" means Wesdome Gold Mines Ltd., a company existing under the laws of the Province of Ontario;

"Wesdome AIF" means the annual information form of Wesdome dated March 27, 2013, in respect of the financial year ended December 31, 2012, and which is incorporated by reference into this Circular;

"Wesdome Board" means the board of directors of Wesdome;

"Wesdome Circular" means the Management Information Circular dated March 26, 2013, prepared in connection with the annual meeting of Wesdome Shareholders held on May 1, 2013;

"Wesdome Options" means options to acquire Wesdome Shares;

"Wesdome Plan" means the stock option plan of Wesdome approved by the Wesdome Board on January 13, 2014;

"Wesdome Share Certificates" means certificates representing Wesdome Shares;

"Wesdome Shareholders" means, at the relevant time, the holders of Wesdome Shares; and

"Wesdome Shares" means the common shares in the capital of Wesdome.

MANAGEMENT INFORMATION CIRCULAR

General Information

Introduction

This Circular is furnished in connection with the solicitation of proxies by or on behalf of the management of Moss Lake for use at the Meeting to be held at the offices of Bennett Jones LLP, Boardrooms Canada A and B, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4 at 11:00 a.m. (Toronto time) on Friday, March 21, 2014 for the purposes set forth in the Notice of Meeting.

No person has been authorized to give any information or to make any representation in connection with the Amalgamation and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by Moss Lake.

All summaries of, and references to, the Amalgamation in this Circular are qualified in their entirety by reference to the complete text of the Business Combination Agreement which is available on Moss Lake's SEDAR profile at www.sedar.com and the Amalgamation Agreement which is attached as Appendix B to this Circular. You are urged to carefully read the full text of the Business Combination Agreement and Amalgamation Agreement.

Conventions

Unless otherwise indicated, all dollar amounts referenced in this Circular are expressed in Canadian dollars.

Words importing the singular include the plural, and vice versa.

Cautionary Statement Regarding Forward-Looking Statements

All statements, other than statements of historical fact, contained or incorporated by reference in this Circular, including any information as to the future financial or operating performance of Moss Lake, Wesdome and the Combined Company, constitute "forward-looking statements" within the meaning of certain securities laws, including the "safe harbour" provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995 and are based on expectations, estimates and projections as of the date of this Circular.

The words "believe", "expect", "anticipate", "plan", "intend", "continue", "estimate", "may", "will", "schedule" and similar expressions identify forward-looking statements. Moss Lake cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Moss Lake, Wesdome and the Combined Company to be materially different from their respective estimated future results, performance or achievements expressed or implied by the forward-looking statements and the forward-looking statements are not guarantees of future performance. Factors that could cause results or events to differ materially from current expectations expressed or implied are inherent to the gold mining industry and include, but are not limited to, those discussed in the section entitled "Risk Factors" in this Circular. Moss Lake, Wesdome and the Combined Company do not intend, and do not assume any obligation to update these forward-looking statements, whether as a result of new information, future events or results or otherwise except as required by applicable laws.

The risk factors referred to in this Circular are not intended to represent a complete list of the risk factors that could affect Wesdome, Moss Lake or the Combined Company. Although Moss Lake has attempted to identify in this Circular important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements in this Circular, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that the forward-looking statements in this Circular will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements in this Circular. All of the forward-looking statements made in this Circular, including all documents incorporated by reference herein, are qualified by these cautionary statements.

Certain of the forward-looking statements and other information contained herein concerning the mining industry and Moss Lake and Wesdome's general expectations concerning the mining industry, Moss Lake, Wesdome and the Combined Company are based on estimates prepared by Moss Lake or Wesdome using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which Moss Lake or Wesdome believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, these data are inherently imprecise. While Moss Lake is not aware of any misstatement regarding any industry data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

Each of Moss Lake and Wesdome disclaims any intention or obligation to update or revise any of the forward-looking statements in this Circular, whether as a result of new information, future events or otherwise, or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

Notice Regarding Information Contained in this Circular

The information contained in this Circular is given as at February 14, 2014, except where otherwise noted and information contained in documents incorporated by reference herein is given as of the dates noted in those documents.This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice and Moss Lake Shareholders are urged to consult their own professional advisors in connection therewith.

Certain information pertaining to Wesdome, including forward-looking statements made by Wesdome, included herein has been provided by Wesdome or is based on publicly available documents and records on file on SEDAR. Although Moss Lake does not have any knowledge that would indicate that any such information is untrue or incomplete, Moss Lake assumes no responsibility for the accuracy or completeness of such information, nor for the failure by Wesdome to disclose events which may have occurred or which may affect the completeness or accuracy of such information.

SUMMARY

The following information is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular, including the appendices hereto and the documents incorporated by reference herein. Capitalized terms in this summary have the meanings set out in the Glossary of Terms or as set out in this summary. The terms of the Business Combination Agreement are summarized in this Circular and the full text of the Business Combination Agreement is available with Moss Lake's other public disclosure documents on SEDAR at www.sedar.com.

Date, Time and Place of Meeting

The Meeting will be held on Friday, March 21, 2014, at 11:00 a.m. (Toronto time), at Bennett Jones LLP, Boardrooms Canada A and B, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4.

The Record Date

The record date for determining the Moss Lake Shareholders entitled to receive notice of and to vote at the Meeting is February 19, 2014. Only Moss Lake Shareholders of record as of the close of business (Toronto time) on the Record Date are entitled to receive notice of and to vote at the Meeting.

Purpose of the Meeting

The principal purpose of the Meeting is to consider and, if deemed advisable, to pass, with or without variation, the Amalgamation Resolution. The approval of the Amalgamation Resolution will require the affirmative vote of not less than two-thirds of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

The Amalgamation

The purpose of the Amalgamation is to effect the acquisition by Wesdome of all of the issued and outstanding Moss Lake Shares not already owned by it. If the Amalgamation Resolution is approved and all other conditions to the closing of the Amalgamation are satisfied or waived, the Amalgamation will be implemented by way of a three-cornered amalgamation under the OBCA. The result of the Amalgamation will be that Moss Lake will become a wholly-owned subsidiary of Wesdome and Moss Lake Shareholders (other than Wesdome and Dissenting Shareholders) will become Wesdome Shareholders.

Upon the consummation of the Amalgamation, the Moss Lake Shares, Moss Lake Options and the Moss Lake Note issued and outstanding immediately prior to the Effective Date shall be dealt with as follows:

•
the issued and outstanding Moss Lake Shares, other than those held by Wesdome and Dissenting Shareholders, shall be exchanged for fully-paid and non-assessable Wesdome Shares on the basis of the Exchange Ratio;

•	each issued and outstanding Moss Lake Option shall be cancelled and in its place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio,

on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of such Moss Lake Option) to reflect the Amalgamation;

•	the Moss Lake Note shall be extinguished;

•	Moss Lake Shares held by Wesdome shall be cancelled without any repayment therefor; and

•
each Dissenting Shareholder will cease to have any rights as a Moss Lake Shareholder, other than the right to be paid fair value for his, her or its Moss Lake Shares in accordance with the Dissent Rights. See "The Amalgamation – Dissenting Shareholder Rights".

No certificates representing fractional Wesdome Shares will be issued upon the surrender for exchange of certificates representing Moss Lake Shares, and the number of Wesdome Shares to be received by a Moss Lake Shareholder will be rounded down to the nearest whole Wesdome Share.

Moss Lake will file the Articles of Amalgamation as soon as practicable after the conditions set out in the Business Combination Agreement have been satisfied or waived by the Parties at which time the Amalgamation will become effective upon the Certificate of Amalgamation being issued.

On completion of the Amalgamation, the former Moss Lake Shareholders (other than Wesdome) will hold approximately 4.75% of the total issued and outstanding Wesdome Shares on a non-diluted basis (assuming no Moss Lake Shareholder exercises Dissent Rights).

See "The Amalgamation" in this Circular.

The Corporations

Moss Lake

Moss Lake is an Ontario based corporation engaged in the mining, exploration and development business. Moss Lake's principal asset is the Moss Lake Property and surrounding Fountain Lake claims. Moss Lake is a 57.6% owned subsidiary of Wesdome.

For a more complete description of Moss Lake's business see "Information Concerning Moss Lake".

Wesdome

Wesdome is an Ontario based corporation engaged in the mining, exploration and development business. Wesdome has been producing gold and generating revenues of over $30 million annually for 17 years. The principal product of the company is gold in the form of doré bars. It currently has two producing gold mines in Wawa, Ontario and owns the Kiena Complex in Val d'Or, Québec.

For a more complete description of Wesdome's business see "Information Concerning Wesdome".

Recommendation of the Moss Lake Board

After careful consideration and taking into account the Fairness Opinion and the recommendation of the Independent Committee, the Moss Lake Board has unanimously determined that the Amalgamation is in the best interests of Moss Lake and fair to the Moss Lake Shareholders and recommends that Moss Lake Shareholders vote for the Amalgamation Resolution. The determination of the Moss Lake Board was based in part on the unanimous recommendation of the Independent Committee, which was created to oversee and supervise the process surrounding the Amalgamation and, among other things, review and consider the terms of the Fairness Opinion. For a description of the reasons considered by the Moss Lake Board in making this determination, see "The Amalgamation –Recommendation of the Moss Lake Board" in this Circular.

Reasons for Recommendation

In the course of its evaluation of the Amalgamation, the Independent Committee and the Moss Lake Board consulted with Moss Lake's senior management, legal counsel and financial advisor and reviewed an extensive amount of information. The conclusions and recommendations of the Moss Lake Board are based on a number of factors, including:

•
the consideration under the Amalgamation represented an implied value of $0.19 per Moss Lake Share based on the closing prices of the Moss Lake Shares on the TSXV and the Wesdome Shares on the TSX on the day before Jennings made its presentation to the Independent Committee and an implied value of $0.16 per Moss Lake Share based on the volume weighted average prices of the Moss Lake Shares on the TSXV and the Wesdome Shares on the TSX for the 20 trading days ending on the day before Jennings made its presentation to the Independent Committee;

•
the consideration under the Amalgamation resulted in an implied valuation of Moss Lake based on estimated mineral resources that was, in the view of Jennings, in line with Moss Lake's peer group average;

•
the Amalgamation removes Moss Lake's need to complete new financing in a relatively adverse market environment for junior mining exploration companies and will eliminate the need to repay the Moss Lake Note;

•
each director and officer of Moss Lake, has entered into a Voting Support Agreement pursuant to which, and subject to the terms thereof, such persons have agreed to vote their Moss Lake Shares in favour of the Amalgamation Resolution. The Locked-Up Shareholders hold, collectively, approximately 9% of the outstanding Moss Lake Shares;

•	completion of the Amalgamation should result in increased liquidity for the Moss Lake Shareholders, based upon the greater market capitalization of Wesdome on completion of the Amalgamation;

•	Moss Lake Shareholders will continue to participate in any increase in value in Moss Lake's assets and will also be able to participate in any increase in value in Wesdome's assets;

•
the effective business combination of Wesdome and Moss Lake will provide savings in the administrative, auditing and legal costs for the Moss Lake Shareholders as these expenses will be lower for one entity rather than if the companies continued as separate entities, which savings could be expended on the development of the companies' respective properties;

•
upon completion of the Amalgamation, Moss Lake Shareholders will continue to have access to management with significant depth of executive experience in exploration, finance, resource conversion, project development and mining;

•
under the Business Combination Agreement, the Moss Lake Board remains able to respond, in accordance with its fiduciary duties, to unsolicited, bona fide written Acquisition Proposals that are more favourable to Moss Lake Shareholders than the Amalgamation and the Moss Lake Board may withdraw its recommendation of the Amalgamation in certain circumstances subject to payment of the Termination Fee;

•
the Amalgamation Resolution must be approved by not less than two-thirds of the votes validly cast by all Moss Lake Shareholders present in person or represented by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second;

•	Registered Shareholders who object to the Amalgamation will have the opportunity to exercise Dissent Rights and be paid the fair value of their Moss Lake Shares if the Amalgamation becomes effective;

•
the Moss Lake Board concluded that none of the possible alternatives to the Amalgamation, including the possibility of continuing as an independent entity to continue to develop its assets, were superior to the Amalgamation, considering the perceived risks, timing and uncertainty of each such alternative after taking into account Moss Lake's imminent financing requirements and current market conditions; and

•
the likelihood that the Amalgamation would be consummated, in light of the absence of significant closing conditions, other than approval of the Amalgamation by Moss Lake Shareholders and other customary closing conditions.

The Moss Lake Board also identified and considered a variety of issues regarding and risks relating to the Amalgamation, including, but not limited to:

•	as Moss Lake Shareholders will receive Wesdome Shares on a fixed exchange ratio, Wesdome Shares received by Moss Lake Shareholders under the Amalgamation may have a market value lower than expected;

•
the risks to Moss Lake if the Amalgamation is not completed, including the costs to Moss Lake in pursuing the Amalgamation and the further diversion of Moss Lake's management from the conduct of Moss Lake's business in the ordinary course;

•	the conditions to Wesdome's obligations to complete the Amalgamation, including that holders of no more than 5% of the issued and outstanding Moss Lake Shares shall have exercised Dissent Rights;

•	the Termination Fee payable to Wesdome in certain circumstances, including if Moss Lake enters into an agreement in respect of a Superior Proposal to acquire Moss Lake; and

•	the business, operations, assets, financial performance and condition, operating results and prospects of Wesdome, including the long-term expectations regarding Wesdome's operating performance.

See "The Amalgamation – Reasons for the Recommendation" in this Circular.

The foregoing summary of the information and factors considered by the Moss Lake Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Amalgamation, the Moss Lake Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion and recommendation. The Moss Lake Board's recommendations were made after consideration of all of the above-noted factors and in light of the Moss Lake Board's collective knowledge of the business, financial condition and prospects of Moss Lake and, to the extent available, Wesdome, and were also based upon the advice of legal and financial advisors to the Moss Lake Board. In addition, individual members of the Moss Lake Board may have assigned different weights to different factors.

Fairness Opinion

The Independent Committee received an opinion from Jennings that, subject to the assumptions, limitations and qualifications set forth in the Fairness Opinion, as of the date of such opinion, the consideration under the Amalgamation is fair, from a financial point of view, to Moss Lake Shareholders (other than Wesdome). See "The Amalgamation - Fairness Opinion" in this Circular.

Voting Support Agreements

All of the directors and senior officers of Moss Lake (collectively, the "Locked-Up Shareholders"), holding, in aggregate, approximately 9% of the Moss Lake Shares, have entered into Voting Support Agreements with Wesdome pursuant to which they have agreed, subject to the terms and conditions of the Voting Support Agreements, among other things:

(a)	to vote (or cause to be voted) all of their Moss Lake Shares (to the extent that such Moss Lake Shares are entitled to a vote in respect of such matters):

1.
in favour of the Amalgamation Resolution (and any actions required in furtherance thereof) at every meeting of Moss Lake Shareholders at which such matters are considered and at every adjournment or postponement thereof, and not withdraw any proxies or change his, her or its vote in respect thereof; and

2.
against any resolution proposed by Moss Lake or any other person that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Amalgamation or delay or interfere with, the completion of the Amalgamation;

(b)
except as contemplated by the Voting Support Agreement, not to vote or grant to any person other than Wesdome a proxy to vote or enter into any voting trust, vote pooling or other agreement with respect to the right to vote their Moss Lake Shares (and will cause such Moss Lake Shares not to be voted) in favour of any Acquisition Proposal;

(c)
to deliver, or cause to be delivered, to Computershare, or as otherwise directed by Moss Lake, after receipt of proxy materials for, and no later than ten days before the date of, the Meeting or any other meeting of the securityholders (or any of them) of Moss Lake called for the purpose of approving the Amalgamation, a duly executed proxy directing that their Moss Lake Shares be voted at such meeting in favour of the Amalgamation and all related matters;

(d)	not to support any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the completion of the Amalgamation; and

(e)	not to do anything that would reasonably be expected to frustrate or hinder the consummation of the Amalgamation.

The Locked-Up Shareholders further have agreed that they shall not:

(a)	assert or exercise any Dissent Rights; and

(b)
commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Moss Lake or Wesdome or any of their subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of any agreement relating to the Amalgamation or the consummation of the Amalgamation.

The Locked-up Shareholders have also revoked any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in the Business Combination Agreement and have agreed not to, directly or indirectly, grant any other proxy or power of attorney with respect to the Amalgamation except as expressly required or permitted by the Voting Support Agreements.

Their respective obligations under the Voting Support Agreements may be terminated at any time upon, among other things, the written agreement of Wesdome and the Locked-Up Shareholders, and will be terminated if the Business Combination Agreement is terminated in accordance with its terms.

See "The Amalgamation – Voting Support Agreements".

The Business Combination Agreement

The following is a summary of certain terms of the Business Combination Agreement and is qualified in its entirety by the full text of the Business Combination Agreement.

The Business Combination Agreement is described under "The Business Combination Agreement" of this Circular and a complete copy is available on Moss Lake's profile on SEDAR at www.sedar.com. You should read the Business Combination Agreement in its entirety as it contains important provisions governing the terms and conditions of the Amalgamation.

Covenants, Representations and Warranties

The Business Combination Agreement contains customary covenants and representations and warranties for an agreement of this type. In addition, Moss Lake and Wesdome have provided certain reciprocal non-solicitation covenants in favour of the other Party.

Conditions to Completion of the Amalgamation

The implementation of the Amalgamation is subject to a number of conditions being satisfied or waived by one or both of Moss Lake and Wesdome at or prior to the Effective Time, including the following:

•
the approval of the Amalgamation Resolution by the affirmative vote of at least two-thirds of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6%

of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second;

•	there shall not be in force any order or decree restraining or enjoining the consummation of the Amalgamation;

•	the allotment and issuance of Wesdome Shares to be issued pursuant to the Amalgamation;

•	the TSX having conditionally approved the listing of the Wesdome Shares to be issued pursuant to the Amalgamation, subject to the satisfaction of the customary listing requirements of the TSX;

•	performance by the Parties of all covenants required to be performed under the Business Combination Agreement;

•	that the representations and warranties of Moss Lake and Wesdome contained in the Business Combination Agreement and Amalgamation Agreement are true in all material respects as of the Effective Date;

•
in accordance with the Wesdome Plan, the Wesdome Board shall have passed an express resolution waiving the early expiry provisions set out in such plan in respect of the Wesdome Options to be issued in connection with the Amalgamation to the directors and officers of Moss Lake who hold Moss Lake Options;

•	no material adverse change with respect to Moss Lake or Wesdome having occurred;

•
there being no legal proceeding or regulatory actions or proceedings against Moss Lake or Wesdome, on a consolidated basis, at the Effective Date which may, if determined against the interest of such party, have a material adverse effect on such party or its business, assets or financial condition;

•
there being no inquiry or investigation (whether formal or informal) in relation to either Moss Lake or Wesdome, or their respective directors or officers, commenced or threatened by any Governmental Authority or official of the TSXV or any securities regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on such party or its business, assets or financial condition;

•	receipt by Wesdome of executed copies of the Voting Support Agreements;

•	Dissent Rights not having been exercised in respect of more than 5% of the aggregate number of Moss Lake Shares;

•	Moss Lake's indebtedness on a consolidated basis shall be no greater than $125,000 (including accrued interest but excluding the Moss Lake Note);

•	receipt by Wesdome of the written mutual release and resignation from all positions with Moss Lake from each member of the Moss Lake Board and such officers of Moss Lake as Wesdome may request; and

•	the receipt of all required approvals, consents, permits, waivers, exemptions and orders.

See "The Business Combination Agreement – Conditions Precedent to the Amalgamation" in this Circular.

No Solicitation / Superior Proposal

In the Business Combination Agreement, Moss Lake has agreed not to, directly or indirectly, solicit or participate in any discussions or negotiations with any person regarding an Acquisition Proposal. Nonetheless, the Moss Lake Board is permitted to consider and accept a Superior Proposal under certain conditions. Wesdome is entitled to a five business day period within which to exercise a right to match any Superior Proposal. Moss Lake will be required to pay to Wesdome the Termination Fee if Moss Lake enters into an agreement regarding a Superior Proposal.

See "The Business Combination Agreement – Non-Solicitation" and "The Business Combination Agreement – Termination Fee" in this Circular.

Termination

Moss Lake and Wesdome may agree to terminate the Business Combination Agreement and abandon the Amalgamation at any time prior to the Effective Time. In addition, either Moss Lake or Wesdome may terminate the Amalgamation Agreement and abandon the Amalgamation at any time prior to the Effective Time if certain specified events occur.

The Business Combination Agreement states that Moss Lake will pay Wesdome the Termination Fee in certain circumstances.

See "The Business Combination Agreement – Termination" and "The Business Combination Agreement – Termination Fee" in this Circular.

Exchange of Moss Lake Share Certificates

A Letter of Transmittal is enclosed with this Circular for use by Moss Lake Shareholders for the purpose of surrendering share certificates representing Moss Lake Shares to the Depositary at an address of the Depositary set out in the Letter of Transmittal. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all share certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as the Depositary may reasonably require, the Moss Lake Shareholder will be entitled to receive, and Wesdome will cause the Depositary to deliver, a certificate representing the number of Wesdome Shares issuable or deliverable pursuant to the Amalgamation in respect of the exchange of Moss Lake Shares, and the Moss Lake Shares so surrendered shall be cancelled. Non-Registered Shareholders should contact their Intermediary to determine how to obtain their Wesdome Shares.

See "The Amalgamation – Amalgamation Mechanics" in this Circular.

Cancellation of Rights after Six Years

To the extent that a former Moss Lake Shareholder has not complied with the provisions of the Amalgamation on or before the sixth anniversary of the Effective Date, any Moss Lake Shares held by such former Moss Lake Shareholder shall cease to represent a claim by, or interest of any kind or nature, against or in Wesdome and the Wesdome Shares that such former Moss Lake Shareholder was otherwise entitled to receive shall be deemed to have been surrendered to Wesdome, together with all entitlements to dividends, distributions and cash thereon held for such former Moss Lake Shareholder, for no consideration.

Rights of Dissent

Registered Shareholders are entitled to exercise Dissent Rights by providing written notice to Moss Lake in the manner described under the heading "The Amalgamation – Dissenting Shareholders Rights". If a Registered Shareholder dissents and the Amalgamation is completed, the Dissenting Shareholder is entitled to be paid the "fair value" of its dissenting Moss Lake Shares by Amalco, determined as of the close of business on the day before the Amalgamation Resolution was adopted. This amount may be the same as, more than or less than the value of the Wesdome Shares offered under the Amalgamation. Only Registered Shareholders are entitled to dissent. A Non-Registered Holder who wishes to exercise Dissent Rights must arrange for the Registered Shareholder holding its Moss Lake Shares to deliver the dissent. Shareholders should carefully read the section in this Circular entitled "The Amalgamation – Dissenting Shareholders Rights" if they wish to exercise Dissent Rights. It is a condition of the Amalgamation that Dissent Rights not be exercised in respect of, in the aggregate, more than 5% of the outstanding Moss Lake Shares.

See "The Amalgamation – Dissenting Shareholder Rights" in this Circular.

Interests of Certain Persons in the Amalgamation

In considering the recommendation of the Moss Lake Board, Moss Lake Shareholders should be aware that members of the Moss Lake Board and the executive officers of Moss Lake have interests in the Amalgamation or may receive benefits that may differ from, or be in addition to, the interests of Moss Lake Shareholders generally.

All benefits received, or to be received, by directors or executive officers of Moss Lake as a result of the Amalgamation are, and will be, solely in connection with their services as directors or employees of Moss Lake or Amalco. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for Moss Lake Shares, nor is it, or will it be, conditional on the person supporting the Amalgamation.

See "The Amalgamation – Interests of Senior Management and Others in the Amalgamation".

Stock Exchange Listing Approval

The Moss Lake Shares are listed on the TSXV under the symbol "MOK". The Wesdome Shares are listed on the TSX under the symbol "WDO".

The Wesdome Shares to be issued to the Moss Lake Shareholders (other than Wesdome and Dissenting Moss Lake Shareholders) pursuant to the Amalgamation have been conditionally approved for listing on the TSX.

The Moss Lake Shares will be delisted from the TSXV following the completion of the Amalgamation.

See "The Amalgamation – Canadian Securities Laws Considerations – Stock Exchange De-Listings and Reporting Issuer Status".

Certain Canadian Federal Income Tax Considerations

Moss Lake Shareholders should consult their own tax advisors about the applicable Canadian federal, provincial and local or foreign tax consequences of the Amalgamation.

Generally, a Resident Holder who holds Moss Lake Shares as capital property will, in respect of the exchange of Moss Lake Shares for Wesdome Shares pursuant to the Amalgamation, be deemed to have disposed of such Moss Lake Shares for proceeds of disposition equal to the Resident Holder's adjusted cost base of such Moss Lake Shares immediately before the exchange and to have acquired the Wesdome Shares received in exchange therefor at a cost equal to such proceeds of disposition.

A Non-Resident Holder will generally be subject to the tax considerations discussed above for Resident Holders in respect of the exchange of Moss Lake Shares for Wesdome Shares pursuant to the Amalgamation.

See "Certain Canadian Federal Income Tax Considerations" in this Circular.

Other Tax Considerations

This Circular does not address any tax considerations of the Amalgamation other than Canadian and United States tax considerations. Moss Lake Shareholders who are resident in or subject to taxation in jurisdictions outside Canada and the United States should consult their tax advisors with respect to the relevant tax implications of the Amalgamation, including any associated filing requirements in such jurisdiction.

Securities Law Matters

The distribution of the Wesdome Shares pursuant to the Amalgamation will constitute a distribution of securities which is exempt from the prospectus requirements of Canadian Securities Laws. The Wesdome Shares will be freely tradable and may be resold in each of the provinces of Canada provided the trade is not a "control distribution" as defined in National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, no unusual effort is made to prepare the market or create a demand for those securities, no extraordinary commission or consideration is paid in respect of that sale and, if the selling security holder is an insider or officer of Wesdome, the insider or officer has no reasonable grounds to believe that Wesdome is in default of securities legislation.

The Wesdome Shares issuable to Moss Lake Shareholders under the Amalgamation will be freely tradable under the U.S. Securities Act, except: (1) if exchanged for shares deemed to be "restricted shares" under the U.S. Securities Act; or (2) by persons who are "affiliates" of Wesdome after the completion of the Amalgamation or within 90 days prior to the completion of the Amalgamation. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer, as well as principal shareholders of the issuer. Moss Lake Shareholders are urged to consult their legal advisers to determine the extent of all applicable resale provisions.

See "The Amalgamation – Canadian Securities Law Considerations" and "The Amalgamation – United States Securities Law Considerations".

Risk Factors

There are risks associated with the completion of the Amalgamation. These risks include:

(a)	that market reaction to the Amalgamation and the future trading price of the Wesdome Shares cannot be predicted;

(b)
as Moss Lake Shareholders will receive Wesdome Shares based on a fixed exchange ratio, Wesdome Shares received by Moss Lake Shareholders under the Amalgamation may have a market value lower than expected;

(c)	the Amalgamation may give rise to adverse tax consequences to Moss Lake Shareholders, and each Moss Lake Shareholder is urged to consult his, her or its own tax advisor;

(d)	uncertainty as to whether the Amalgamation will have a positive effect on the business, financial condition and share price of Wesdome; and

(e)	there is no assurance that the required approvals will be received.

Moss Lake Shareholders should review carefully the risk factors set forth under "Risk Factors", "Information Concerning Moss Lake – Risk Factors" and "Information Concerning Wesdome – Risk Factors" in this Circular.

Fully Diluted Share Capital

The following table sets out the fully-diluted share capital of the Combined Company after giving effect to the Amalgamation:

	Number of Wesdome Shares		Percentage of Total
Pre-Amalgamation Wesdome Shares	105,803,191		90.1%

Wesdome Shares issued to Moss Lake Shareholders (other than Wesdome) pursuant to the Amalgamation	5,279,505	(1)	4.5%

Wesdome Shares reserved for issuance upon exercise of existing Wesdome Options under the Old Wesdome Plan	2,180,000		1.9%

Wesdome Shares reserved for issuance upon exercise of existing Wesdome Options under the Wesdome Plan	390,000		0.3%

Wesdome Shares reserved for issuance upon exercise of former Moss Lake Options under the stock option plan of Moss Lake	935,065		0.8%

Wesdome Shares reserved for issuance upon exercise of existing convertible debentures into Wesdome Shares	2,808,400		2.4%
	117,487,361		100.00%

Note:

(1)	Assumes no exercise of Dissent Rights.

INFORMATION CONCERNING THE MEETING

Purpose of the Meeting

The principal purpose of the Meeting is to consider and, if deemed advisable, to pass, with or without variation, the Amalgamation Resolution. The approval of the Amalgamation Resolution will require the affirmative vote of not less than two-thirds of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

Date, Time and Place of the Meeting

The Meeting will be held on Friday, March 21, 2014 at 11:00 a.m. (Toronto time) at the offices of Bennett Jones LLP, Boardrooms Canada A and B, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4.

Record Date

The Record Date for determining persons entitled to receive notice of and vote at the Meeting is February 19, 2014. Shareholders of record as at the close of business (Toronto time) on the Record Date will be entitled to attend and vote at the Meeting, in the manner and subject to the procedures described in this Circular. A list of Moss Lake Shareholders will be prepared not later than ten days after the Record Date.

Solicitation of Proxies

This Circular is being furnished in connection with the solicitation of proxies by or on behalf of management of Moss Lake for use at the Meeting to be held at the time and place and for the purposes set out in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, by telephone or other electronic means by officers and employees of Moss Lake (for no additional compensation). All costs incurred in connection with the preparation and mailing of the Meeting Materials, as well as the costs of solicitation of proxies, will be borne by Moss Lake.

Appointment of Proxyholders

The persons named in the accompanying form of proxy are directors or officers of Moss Lake. Each Moss Lake Shareholder has the right to appoint a person or company, other than the persons named in the enclosed form of proxy, who need not be a Moss Lake Shareholder, to attend and act for and on behalf of the Moss Lake Shareholder at the Meeting. This right may be exercised by inserting such person's name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. A proxy that is in writing must be dated the date on which it is executed, must be executed by the Moss Lake Shareholder or his or her attorney authorized in writing or, if the Moss Lake Shareholder is a corporation, by a duly authorized officer or attorney of that corporation and, if the proxy is to apply to less than all the Moss Lake Shares registered in the name of the Moss Lake Shareholder, must specify the number of Moss Lake Shares to which it is to apply.

Voting by Proxyholder

The Moss Lake Shares represented by a properly executed proxy will be voted for or against all matters to be voted on at the Meeting in accordance with the instructions of the Registered Shareholder on any vote that may be called for and if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the Moss Lake Shares will be voted accordingly.

In the absence of any instructions to the contrary, the Moss Lake Shares represented by proxies received by management will be voted FOR the approval of the Amalgamation Resolution.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of Moss Lake knows of no such amendments, variations or other matters to come before the Meeting. If any other matters do properly come before the Meeting, it is intended that the person appointed as proxyholder shall vote on such other business in such manner as that person then considers to be proper.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they attend the Meeting in person. In order to be effective, a proxy must be deposited at the offices of Computershare, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting.

Registered Shareholders electing to submit a proxy may do so by choosing one of the following methods:

(a)	complete, date and sign the proxy and return it by mail to Computershare Investor Services Inc., Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1;

(b)
use a touch-tone phone to transmit voting choices to the toll free number given in the proxy. Registered Shareholders who choose this option must follow the instructions of the voice response system and refer to the proxy for the toll free number and control number; or

(c)	log on to the internet at Computershare's website, www.investorvote.com. Registered Shareholders must follow the instructions given on the website and must refer to the proxy for the control number.

Non-Registered Holders

Only Registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Moss Lake Shares are beneficially owned by Non-Registered Holders. In accordance with the requirements of NI 54-101, Moss Lake has distributed copies of the Meeting Materials to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare as set out above; or

(b)
more typically, be given a form which, when properly completed and signed by the Non- Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting information form") which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Moss Lake Shares which they beneficially own. Should a Non-Registered Holder who receives either form of proxy wish to vote at the Meeting in person, the Non-Registered Holder should strike out the persons named in the form of proxy and insert the Non-Registered Holder's name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the form of proxy or voting information form is to be delivered.

Moss Lake does not intend to pay for Intermediaries to forward to objecting beneficial owners under NI 54-101 the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary, and that in the case of an objecting beneficial owner, the objecting beneficial owner will not receive the Meeting Materials unless the objecting beneficial owner's Intermediary assumes the cost of delivery.

Revocation of Proxies

A Registered Shareholder executing a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast:

(a)
by depositing an instrument in writing executed by such Moss Lake Shareholder or by such Moss Lake Shareholder's attorney authorized in writing, or, if the Moss Lake Shareholder is a corporation, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, (i) with the chairman of the Meeting on the day of the Meeting; or (ii) at the principal executive office of Moss Lake by fax at (416) 360-7620, or by mail or by hand delivery at the principal executive office of Moss Lake located at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, Attention: Brian Ma, Secretary-Treasurer, at any time up to and including the last business day preceding the day of the Meeting; or

(b)	in any other matter permitted by law.

A Non-Registered Holder should contact his, her or its Intermediary and carefully follow the instructions provided by the Intermediary in order to revoke a voting information form (or a proxy).

Quorum

Two individuals present in person, each of whom is either a Moss Lake Shareholder entitled to attend and vote at the Meeting or the proxyholder of such a shareholder appointed by means of a valid proxy, shall be a quorum for the choice of a chairman and for the adjournment of the Meeting. For all other purposes a quorum for any meeting of Moss Lake Shareholders is two individuals present in person, each of whom is either a Moss Lake Shareholder entitled to attend and vote at such meeting or the proxyholder of such a shareholder appointed by means of a valid proxy, holding or representing by proxy not less than 51% of the total number of the Moss Lake Shares for the time being enjoying voting rights at such meeting.

THE AMALGAMATION

The Amalgamation will be carried out under the OBCA pursuant to the Business Combination Agreement, the Amalgamation Agreement and related documents. A summary of the principal terms of the Amalgamation is provided in this section. This summary does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement and the Amalgamation Agreement. The Business Combination Agreement, together with the annexed Amalgamation Agreement, is available on SEDAR at www.sedar.com and the Amalgamation Agreement is attached hereto as Appendix B.

Background to the Amalgamation

The terms of the Amalgamation are the result of extensive negotiations conducted between the Independent Committee and Wesdome and their respective legal and financial advisors. The following is a summary of the principal events leading up to the public announcement of the Amalgamation.

In mid-2012, the Moss Lake Board discussed approaching Wesdome to further advance the Moss Lake Property, with a possibility of a corporate restructuring of Moss Lake. On December 6, 2012, John Hilland, an independent Moss Lake director, wrote to the Chairman of Wesdome, asking that Wesdome consider forming a committee of independent directors, to discuss a strategy going forward.

On May 23, 2013, the Chairman of Wesdome advised that an independent committee of Wesdome directors had been formed to deal with Moss Lake going forward.

On June 5, 2013, the independent committee of Wesdome directors met with John Hilland and David Birkett (two of the three independent directors of Moss Lake), George Mannard (the President and a director of Moss Lake and the Vice-President, Exploration of Wesdome) and representatives from InnovExplo Inc. (an independent mining and exploration consulting firm based in Val d'Or, Quebec), for a technical presentation on the Moss Lake Property, and to discuss strategic alternatives, including a sale of Moss Lake, financing, or a business combination with Wesdome.

Appointment of the Moss Lake Independent Committee

On June 11, 2013, the Moss Lake Board met to discuss the possibility of a transaction and at that meeting the Independent Committee was constituted to address and examine any proposal from Wesdome to acquire all of the issued and outstanding Moss Lake Shares not already owned or controlled by it. The mandate of the Independent Committee included the following:

(a)	negotiate the terms of any proposed transaction and consider if it is in the best interests of Moss Lake and fair to the minority Moss Lake Shareholders;

(b)	review and approve any agreements or other documents relating to the proposed transaction to which Moss Lake is to be a party;

(c)	make such recommendations to the Moss Lake Board in respect of the proposed transaction as the Independent Committee considers appropriate.

In furtherance of its responsibilities, the Independent Committee was given the power to:

(a)
retain financial, legal or other advisors, including a qualified and independent financial advisor to assess the value of Moss Lake and the consideration to be received by minority Moss Lake Shareholders and to provide a fairness opinion in connection with the proposed transaction;

(b)
authorize and direct Moss Lake management as to actions on the part of Moss Lake that are necessary or advisable in connection with the proposed transaction, or for the proper performance by the Independent Committee of its responsibilities, including the execution by Moss Lake of necessary or advisable agreements or other documents;

(c)	direct Moss Lake management to cooperate with the Independent Committee and its advisors; and

(d)
issue such news releases as the Independent Committee determines are necessary or desirable to advise the Moss Lake Shareholders or the market with respect to matters being considered by the Independent Committee.

The Independent Committee consists of David Birkett and John Hilland, each of whom is independent from Wesdome.

Proceedings and Deliberations of the Independent Committee

At an Independent Committee meeting on June 11, 2013 after its formation, John Hilland was appointed to act as chair. The Independent Committee also determined to retain Bennett Jones LLP as its legal counsel.

The Independent Committee noted its mandate and then discussed the terms of a potential transaction, including its views as to the acceptable form and amount of consideration to be received by Moss Lake Shareholders other than Wesdome. The Independent Committee concluded with a discussion on the process of engaging an independent financial advisor. A number of potential firms were identified and later approached.

Between October 18, 2013 and December 21, 2013, representatives of the Independent Committee and Wesdome's independent committee discussed terms of a potential transaction. Those terms were conveyed to Pollitt & Co. Inc. of Toronto, Ontario, the financial advisor to Wesdome. On December 21, 2013, a transaction term sheet was prepared by Wesdome and delivered to the Independent Committee by Pollitt & Co. Inc. The term sheet was reviewed by the Independent Committee and its counsel and comments were given to Wesdome. A revised term sheet dated December 30, 2013 was provided by counsel to Wesdome. The Independent Committee was satisfied with those terms as the basis for negotiation of the formal Business Combination Agreement.

Between December 21, 2013 and January 22, 2014, the Independent Committee met formally on several occasions, including with, when appropriate, its legal and financial advisors, to review and discuss the terms and merits of the proposed transaction, the assessment of value and fairness by Jennings and a draft of the Business Combination Agreement. The Independent Committee participated in the negotiation of the terms of the Business Combination Agreement with the assistance of Bennett Jones LLP.

On January 13, 2014, the Independent Committee met to discuss proposals submitted by potential financial advisors. The Independent Committee concluded that Jennings is independent of Moss Lake and Wesdome and is qualified to provide the Fairness Opinion with respect to the proposed transaction and passed a resolution approving the engagement of Jennings as its independent financial advisor. Jennings was formally engaged by a letter agreement from Jennings dated January 13, 2014, that was accepted by the Independent Committee for Moss Lake on January 14, 2014. Jennings' mandate is to provide an opinion as to the fairness of the proposed transaction, from a financial point of view, to the Moss Lake public shareholders.

On January 20, 2014, the Independent Committee met with Bennett Jones LLP to discuss the proposed transaction, including the structure of the transaction as a three-cornered amalgamation, timing for completion of the transaction, the requisite due diligence review of Wesdome and the draft Business Combination Agreement.

On January 22, 2014, the Independent Committee met with Jennings and Bennett Jones LLP to review and discuss Jennings' verbal report on valuation and fairness considerations in relation to Moss Lake in order to determine the fairness of the consideration proposed to be paid by Wesdome to the Moss Lake Shareholders other than Wesdome. Jennings reviewed its analysis with the Independent Committee and concluded that the consideration under the proposed transaction is fair, from a financial point of view, to Moss Lake Shareholders other than Wesdome. Jennings was instructed to prepare its formal Fairness Opinion consistent with the verbal opinion given at the meeting.

The Independent Committee also received advice from Bennett Jones LLP regarding its duties with respect to the proposed transaction and the terms of the draft Business Combination Agreement. Bennett Jones LLP was instructed to finalize the Business Combination Agreement for execution.

Conclusion and Recommendation of the Independent Committee

After careful consideration, and consultation with Jennings and Bennett Jones LLP, the Independent Committee unanimously resolved at its meeting on January 22, 2014 to recommend to the Moss Lake Board that it accept the Fairness Opinion, conclude that the proposed transaction is in the best interests of Moss Lake, conclude that the consideration offered is fair to Moss Lake Shareholders other than Wesdome, finalize and enter into the Business Combination Agreement and recommend to Moss Lake Shareholders that they vote in favor of the Amalgamation.

Moss Lake Board Approval

At a meeting of the Moss Lake Board on January 22, 2014, immediately after the Independent Committee meeting, Jennings and Bennett Jones LLP summarized for the Moss Lake Board the presentations that they gave earlier to the Independent Committee. The Independent Committee reported its recommendation to the Moss Lake Board, which resolved to accept that report and recommendation. The Moss Lake Board then resolved that the Amalgamation is in the best interests of Moss Lake, that the consideration offered is fair to Moss Lake Shareholders other than Wesdome, that the Business Combination Agreement be finalized and entered into, that a news releases be issued jointly with Wesdome and that the Moss Lake Board recommend to Moss Lake Shareholders that they vote in favor of the Amalgamation.

The Business Combination Agreement and related ancillary agreements were finalized and executed and delivered by the Parties on January 23, 2014, and the transaction was announced by the Parties by way of a joint press release on January 24, 2014.

Recommendation of the Moss Lake Board

After careful consideration of various factors, including the Fairness Opinion and the report and recommendation of the Independent Committee, the Moss Lake Board has unanimously concluded that the Amalgamation is in the best interests of Moss Lake and that the consideration to be received by Moss

Lake Shareholders other than Wesdome pursuant to the Amalgamation is fair to those Moss Lake Shareholders. Accordingly, the Moss Lake Board unanimously recommends that Moss Lake Shareholders vote FOR the Amalgamation Resolution.

Reasons for the Recommendation

In the course of its evaluation of the Amalgamation, the Independent Committee and the Moss Lake Board consulted with Moss Lake's senior management, legal counsel and financial advisor, reviewed a significant amount of information, including information derived from Moss Lake's due diligence review of Wesdome, and considered a number of factors including, among others, the following:

•
Implied Value of Moss Lake Shares: The consideration under the Amalgamation represented an implied value of $0.19 per Moss Lake Share based on the closing prices of the Moss Lake Shares on the TSXV and the Wesdome Shares on the TSX on the day before Jennings made its presentation to the Independent Committee and an implied value of $0.16 per Moss Lake Share based on the volume weighted average prices of the Moss Lake Shares on the TSXV and the Wesdome Shares on the TSX for the 20 trading days ending on the day before Jennings made its presentation to the Independent Committee.

•
Favorable Comparison with Peers: The consideration under the Amalgamation resulted in an implied valuation of Moss Lake based on estimated mineral resources that was, in the view of Jennings, in line with Moss Lake's peer group average.

•
Eliminates Financing Risk: The Amalgamation obviates Moss Lake's need to complete new financing in a relatively adverse market environment for junior mining exploration companies and will eliminate the need to repay the Moss Lake Note.

•
Voting Support Agreements: Each director and officer of Moss Lake has entered into a Voting Agreement with Wesdome pursuant to which, and subject to the terms thereof, they have agreed to vote their Moss Lake Shares in favour of the Amalgamation Resolution. The Locked-Up Shareholders hold, collectively, approximately 9% of the outstanding Moss Lake Shares.

•
Increased Liquidity for Moss Lake Shareholders: Completion of the Amalgamation should result in increased liquidity for the Moss Lake Shareholders, based upon the greater market capitalization of Wesdome on completion of the Amalgamation and that the Wesdome Shares are listed on the TSX.

•
Continued Equity Participation in Mineral Projects: Moss Lake Shareholders will continue to participate in any increase in value in the Moss Lake Property, and will participate in Wesdome's Mishi and Eagle River Mines, as the Moss Lake Shareholders will hold approximately 4.5% ownership of Wesdome's fully diluted shares outstanding on a pro forma basis after completion of the Amalgamation.

•
Anticipated Synergies Following Business Combination: The effective business combination of Wesdome and Moss Lake will provide savings in the administrative, auditing, and legal costs for the security holders of the companies as these expenses will be lower for one entity rather than if the companies continued as separate entities, which savings could be expended on the exploration of the companies' respective properties.

•	Experienced Management Team: Upon completion of the Amalgamation, Moss Lake Shareholders will continue to have access to management with significant depth of executive experience in exploration, finance, resource conversion, project development and mining. Further, Wesdome has the expertise to significantly increase the potential for further discoveries on the Moss Lake Property.

•
Ability to Respond to Superior Proposals: Under the Business Combination Agreement, the Moss Lake Board remains able to respond, in accordance with its fiduciary duties, to unsolicited, bona fide written Acquisition Proposals that are more favourable to Moss Lake Shareholders than the Amalgamation and the Moss Lake Board may withdraw its recommendation of the Amalgamation in certain circumstances subject to payment of the Termination Fee.

•
Shareholder Approval: The Amalgamation Resolution must be passed by not less than two-thirds of the votes cast by all Moss Lake Shareholders present in person or represented by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

•
Dissent Rights: Registered Shareholders who object to the Amalgamation will have the opportunity to exercise Dissent Rights and be paid the fair value of their Moss Lake Shares if the Amalgamation becomes effective.

•
No Preferable Alternative Transaction: The Moss Lake Board concluded that none of the possible alternatives to the Amalgamation, including the possibility of continuing as an independent entity to continue to develop its assets, were superior to the Amalgamation, considering the perceived risks, timing and uncertainty of each such alternative after taking into account Moss Lake's imminent financing requirements and current market conditions.

•
Substantial Likelihood of Completion: The likelihood that the Amalgamation would be consummated, in light of the absence of significant closing conditions, other than approval by Moss Lake Shareholders of the Amalgamation and other customary closing conditions.

The Moss Lake Board also considered a number of potential issues regarding and risks relating to the Amalgamation, including:

•
Fixed Exchange Ratio: As Moss Lake Shareholders will receive Wesdome Shares on a fixed exchange ratio, Wesdome Shares received by Moss Lake Shareholders under the Amalgamation may have a market value lower than expected.

•
Opportunity Costs if Amalgamation Not Completed: The risks to Moss Lake if the Amalgamation is not completed, including the costs to Moss Lake in pursuing the Amalgamation and the further diversion of Moss Lake's management from the conduct of Moss Lake's business in the ordinary course.

•
Conditions to Wesdome's Obligations: The conditions to Wesdome's obligations to complete the Amalgamation, including that holders of no more than 5% of the issued and outstanding Moss Lake Shares shall have exercised Dissent Rights.

•	Termination Fee: The Termination Fee payable to Wesdome in certain circumstances, including if Moss Lake enters into an agreement in respect of a Superior Proposal to acquire Moss Lake.

•
Business Prospects and Financial Condition of Wesdome: The business, operations, assets, financial performance and condition, operating results and prospects of Wesdome, including the long-term expectations regarding Wesdome's operating performance.

The foregoing summary of the information and factors considered by the Moss Lake Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Amalgamation, the Moss Lake Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion and recommendation. The Moss Lake Board's recommendations were made after consideration of all of the above-noted factors and in light of the Moss Lake Board's collective knowledge of the business, financial condition and prospects of Moss Lake and were also based upon the advice of legal and financial advisors to the Moss Lake Board. In addition, individual members of the Moss Lake Board may have assigned different weights to different factors.

Voting Support Agreements

All of the Locked-Up Shareholders, who in aggregate hold approximately 9% of the Moss Lake Shares, have entered into Voting Support Agreements with Wesdome pursuant to which they have agreed, subject to the terms and conditions of the Voting Support Agreements, among other things:

(a)
to vote (or cause to be voted) all of the Relevant Securities (as defined in the Voting Support Agreement) (to the extent that such Relevant Securities are entitled to a vote in respect of such matters):

(i)
in favour of the approval, consent, ratification and adoption of the Amalgamation (and any actions required in furtherance thereof) at every meeting of Moss Lake Shareholders at which such matters are considered and at every adjournment or postponement thereof, and not withdraw any proxies or change its vote in respect thereof; and

(ii)
against any resolution proposed by Moss Lake or any other person that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Amalgamation or delay or interfere with, the completion of the Amalgamation;

(b)
except as contemplated by the Voting Support Agreement, not to vote or grant to any person other than Wesdome a proxy to vote or enter into any voting trust, voting pooling or other agreement with respect to the right to vote the Relevant Securities (and will cause such Relevant Securities not to be voted) in favour of any Acquisition Proposal;

(c)
to deliver, or cause to be delivered, to Computershare, or as otherwise directed by Moss Lake, after receipt of proxy materials for, and no later than ten days before the date of, the Meeting or any other meeting of Moss Lake Shareholders (or any of them) of Moss Lake called for the purpose of approving the Amalgamation, a duly executed proxy directing that the Relevant Securities be voted at such meeting in favour of the Amalgamation and all related matters;

(d)	not to support any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the completion of the Amalgamation; and

(e)	not to do anything that would reasonably be expected to frustrate or hinder the consummation of the Amalgamation.

The Locked-up Shareholders have also agreed not to:

(a)	assert or exercise any Dissent Rights in respect of the Amalgamation or the transactions associated therewith that the Locked-Up Shareholders may have; and

(b)
commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Moss Lake or Wesdome or any of their subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of any agreement relating to the Amalgamation or the consummation of the Amalgamation.

Fairness Opinion

Moss Lake retained Jennings to act as its financial advisor in connection with the proposed Amalgamation on January 14, 2014. In connection with such engagement, Moss Lake requested that Jennings evaluate the fairness, from a financial point of view, to the Moss Lake Shareholders other than Wesdome of the consideration offered pursuant to the Amalgamation. At a meeting of the Independent Committee held to evaluate the proposed Amalgamation, Jennings delivered to the Moss Lake Board an oral opinion, which was subsequently confirmed by delivery of the Fairness Opinion, to the effect that, as at the date of such opinion, and based upon the assumptions, limitations and considerations set forth therein, the consideration to be received under the Amalgamation is fair, from a financial point of view, to the Moss Lake Shareholders other than Wesdome.

The full text of the Fairness Opinion describes the assumptions made, procedures followed, matters considered and limitations of review undertaken by Jennings. The full text of the Fairness Opinion is attached to this Circular as Appendix D and is incorporated by reference into this Circular in its entirety. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion.

The Fairness Opinion is directed only to the fairness, from a financial point of view, of the consideration offered pursuant to the Amalgamation and does not address any other aspect of the Amalgamation or any related transaction. The Fairness Opinion does not address the relative merits of the Amalgamation or any related transaction as compared to other business strategies or transactions that might be available to Moss Lake or the underlying business decisions of Moss Lake to effect the Amalgamation or any related transaction. The Fairness Opinion does not constitute a recommendation to any Moss Lake Shareholder as to how such Moss Lake Shareholder should vote or act with respect to any matters relating to the Amalgamation.

Under the terms of the engagement entered into with Jennings, Moss Lake has agreed to pay Jennings customary fees for their financial advisory services in connection with the Amalgamation. The payment of such fees is not conditional upon the completion of the Amalgamation. In addition, Moss Lake has agreed to reimburse Jennings for its reasonable out-of-pocket expenses, and to indemnify Jennings in certain circumstances.

Description of the Amalgamation

The following description is qualified in its entirety by reference to the full text of the Amalgamation Agreement, a copy of the form of which is attached as Appendix B to this Circular.

The purpose of the Amalgamation is to effect the acquisition by Wesdome of all of the issued and outstanding Moss Lake Shares not already owned by it. The result of the Amalgamation will be that Moss Lake will become a wholly-owned subsidiary of Wesdome and Moss Lake Shareholders (other than Wesdome and Dissenting Shareholders) will become Wesdome Shareholders.

If approved, the Amalgamation will become effective at the Effective Time on the Effective Date, which is expected to be at the end of March 2014. Upon the consummation of the Amalgamation, the Moss Lake Shares, Moss Lake Options and Moss Lake Note issued and outstanding immediately prior to the Effective Date shall be dealt with as follows:

(a)
the issued and outstanding Moss Lake Shares, other than those held by Wesdome and Dissenting Shareholders, shall be exchanged for fully-paid and non-assessable Wesdome Shares on the basis of the Exchange Ratio;

(b)
each issued and outstanding Moss Lake Option shall be cancelled and in its place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio, on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of such Moss Lake Option) to reflect the Amalgamation;

(c)	the Moss Lake Note shall be extinguished;

(d)	Moss Lake Shares held by Wesdome shall be cancelled without any repayment therefor; and

(e)
each Dissenting Shareholder will cease to have any rights as a Moss Lake Shareholder, other than the right to be paid fair value of his, her or its Moss Lake Shares in accordance with the Dissent Rights.

Effect of the Amalgamation

On completion of the Amalgamation:

(a)	Moss Lake Shareholders (other than Wesdome) will hold approximately 4.75% of the total issued and outstanding Wesdome Shares on a non-diluted basis (assuming no exercise of Dissent Rights); and

(b)
assuming there are 47,034,679 Moss Lake Shares and 105,894,391 Wesdome Shares issued and outstanding prior to the Effective Time (using issued share capital as of the Record Date), Wesdome will issue approximately 5,279,505 Wesdome Shares to acquire the Moss Lake Shares. On completion of the Amalgamation there will be, using Moss Lake's issued share capital as at the Record Date, approximately 111,173,896 Wesdome Shares issued and outstanding on a non- diluted basis.

Shareholder Approvals

The approval of the Amalgamation Resolution will require the affirmative vote of not less than two-thirds of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting and also by a simple majority of the votes validly cast by Moss Lake Shareholders present in person or by proxy at the Meeting (other than those required to be excluded in determining such approval pursuant to MI 61-101). The Moss Lake Shares owned by Wesdome, being approximately 57.6% of the issued and outstanding Moss Lake Shares, will be included in the first calculation but not in the second.

The complete text of the Amalgamation Resolution to be presented to the Meeting is set forth in Appendix A to this Circular.

Amalgamation Mechanics

Letter of Transmittal

A Letter of Transmittal is enclosed with this Circular for use by Moss Lake Shareholders who are Registered Shareholders for the purpose of the surrender of share certificates representing Moss Lake Shares. The details for the surrender of such share certificates to the Depositary and the address of the Depositary are set out in the Letter of Transmittal. It is recommended that Registered Shareholders complete, sign and return the Letter of Transmittal with accompanying Moss Lake Share certificate(s), if applicable, to the Depositary as soon as possible. Additional copies of the Letter of Transmittal may be obtained by contacting the Depositary. The Letter of Transmittal is also available under Moss Lake's profile on SEDAR at www.sedar.com.

If the Amalgamation becomes effective, upon delivery to the Depositary of a duly completed and validly executed Letter of Transmittal, together with the Moss Lake Share certificate(s), (i) a former Moss Lake Shareholder (other than Dissenting Shareholders and Wesdome) will be entitled to receive in exchange for each Moss Lake Share the Wesdome Shares that such former Moss Lake Shareholder has the right to receive therefor in accordance with the Amalgamation; and (ii) the Moss Lake Share certificate(s) so surrendered shall forthwith be cancelled. Promptly after the receipt of a properly submitted Letter of Transmittal, the Depositary shall send the Wesdome Shares to the former Moss Lake Shareholder at the mailing address designated by such holder in the Letter of Transmittal. Until so surrendered, each outstanding Moss Lake Share shall be deemed from and after the Effective Time, for all purposes, to represent only the right to receive, upon such surrender, Wesdome Shares pursuant to the Amalgamation.

Moss Lake Shareholders holding Moss Lake Shares which are registered in the name of an Intermediary must contact such Intermediary to arrange for the surrender of their share certificates.

No dividends or other distributions declared or made effective after the Effective Time with respect to Wesdome Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Moss Lake Shares unless and until the holder of such certificate shall surrender such certificate in accordance with the provisions of the Amalgamation as described above. Subject to applicable law, at the time of such compliance, there will, in addition to the delivery of a certificate representing Wesdome Shares to which such holder is entitled, be paid to such holder, without interest, the amount of dividends or other distributions with a record date after the Effective Time that such holder is entitled with respect to such Wesdome Shares.

Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Moss Lake Shares that are exchanged in accordance with the Amalgamation shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing Wesdome Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder's Letter of Transmittal. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Wesdome Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Wesdome and the Depositary in such sum as Wesdome may direct, or otherwise indemnify Wesdome in a manner satisfactory to Wesdome against any claim that may be made against Wesdome with respect to the certificate alleged to have been lost, stolen or destroyed.

No Fractional Shares

No certificates representing fractional Wesdome Shares will be issued upon the surrender for exchange of certificates representing Moss Lake Shares. In all cases, the number of Wesdome Shares to be received by a Moss Lake Shareholder will be rounded down to the nearest whole Wesdome Share.

Delivery Requirements

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the Moss Lake Shareholder surrendering them. Moss Lake recommends that such documents be delivered by hand to the Depositary, at the office noted in the Letter of Transmittal, and a receipt obtained therefor or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Cancellation of Rights after Six Years

Any certificate which immediately before the Effective Date represented Moss Lake Shares and which has not been surrendered, with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Moss Lake, Wesdome, Amalco or the Depositary. Accordingly, the Wesdome Shares to which such former holder of Moss Lake Shares was entitled to receive pursuant to the Amalgamation will be deemed to have been surrendered to Wesdome, together with all entitlements to dividends, distributions and cash thereon held for such former Moss Lake Shareholder, for no consideration.

Dissenting Shareholder Rights

As indicated in the Notice of Meeting, any holder of Moss Lake Shares is entitled to be paid the fair value of his, her or its Moss Lake Shares in accordance with Section 185 of the OBCA if such holder exercises Dissent Rights and the Amalgamation becomes effective.

A Moss Lake Shareholder is not entitled to exercise Dissent Rights with respect to such holder's Moss Lake Shares if such holder votes any of those shares in favour of the Amalgamation Resolution. A brief summary of the provisions of Section 185 of the OBCA is set out below. This summary is qualified in its entirety to the provisions of Section 185 of the OBCA, the full text of which is attached as Appendix C to this Circular.

Section 185 of the OBCA

The OBCA provides that Moss Lake Shareholders who dissent to certain actions being taken by Moss Lake may exercise Dissent Rights and thereby become entitled to be paid the fair value of his, her or its Moss Lake Shares, on or after the Effective Time, by Amalco. This Dissent Right is applicable in certain specified circumstances including where Moss Lake proposes to complete the Amalgamation as proposed.

A holder of Moss Lake Shares is not entitled to exercise Dissent Rights in respect of the Amalgamation Resolution if such holder votes any of the Moss Lake Shares beneficially held by such holder in favour of the Amalgamation Resolution. The execution or exercise of a proxy does not constitute a written objection for purposes of the right to dissent under the OBCA.

The following summary does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Shareholder under the OBCA and reference should be made to the specific provisions of Section 185 of the OBCA. The OBCA requires strict adherence to the procedures regarding the exercise of rights established therein. The failure to adhere to such procedures may result in the loss of all Dissent Rights. Accordingly, each Moss Lake Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the provisions of section 185 of the OBCA and consult a legal advisor. A copy of Section 185 of the OBCA is attached as Appendix C to this Circular.

A Dissenting Shareholder is required to send a written objection to the Amalgamation Resolution to Moss Lake at or prior to the Meeting. A vote against the Amalgamation Resolution or a withholding of votes does not constitute a written objection. Within ten days after the Amalgamation Resolution is approved by the Moss Lake Shareholders, Moss Lake (or, if after the Effective Time, Amalco) must send to each Dissenting Shareholder a notice that the Amalgamation Resolution has been adopted, setting out the rights of the Dissenting Shareholder and the procedures to be followed on exercise of those rights. The Dissenting Shareholder is then required, within 20 days after receipt of such notice (or if such shareholder does not receive such notice, within 20 days after learning of the adoption of the Amalgamation Resolution), to send to Moss Lake (or Amalco) a written notice containing the Dissenting Shareholder's name and address, the number of Moss Lake Shares in respect of which the Dissenting Shareholder dissents and a demand for payment of the fair value of such shares and, within 30 days after sending such written notice, to send to Moss Lake (or Amalco) or its transfer agent the appropriate share certificate(s) representing the Moss Lake Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights. A Dissenting Shareholder who fails to send to Moss Lake (or Amalco) within the required periods of time the required notices or the certificate(s) representing the Moss Lake Shares in respect of which the Dissenting Shareholder has dissented may forfeit his, her or its Dissent Rights under Section 185 of the OBCA.

If the matters provided for in the Amalgamation Resolution become effective, then Amalco will be required to send, not later than the seventh day after the later of: (i) the Effective Date; and (ii) the date the demand for payment is received, to each Dissenting Shareholder whose demand for payment has been received, a written offer to pay for the Moss Lake Shares of such Dissenting Shareholder in such amount as the directors of Amalco consider the fair value thereof accompanied by a statement showing how the fair value was determined unless there are reasonable grounds for believing that Amalco is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of Amalco's assets would thereby be less than the aggregate of its liabilities. Amalco must pay for the Moss Lake Shares of a Dissenting Shareholder within ten days after an offer made as described above has been accepted by a Dissenting Shareholder, but any such offer lapses if Amalco does not receive an acceptance thereof within 30 days after such offer has been made.

If such offer is not made or accepted within 50 days after the Effective Date, Amalco may apply to a court of competent jurisdiction to fix the fair value of such shares. There is no obligation of Amalco to apply to the court. If Amalco fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days.

Addresses for Notice

All notices to Moss Lake of dissent to the Amalgamation Resolution pursuant to Section 185 of the OBCA should be sent to:

Moss Lake Gold Mines Ltd.
8 King Street East, Suite 1305
Toronto, Ontario M5C 1B5

Attention: Brian Ma, Secretary-Treasurer

Strict Compliance with Dissent Provisions Required

The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a Dissenting Shareholder. Section 185 of the OBCA requires strict adherence to the procedures established therein and failure to do so may result in the loss of all Dissent Rights. Accordingly, each Moss Lake Shareholder who might desire to exercise Dissent Rights should carefully consider and comply with the provisions of the section, the full text of which is attached as Appendix C to this Circular, and consult such holder's legal advisor.

Treatment of Moss Lake Note and Moss Lake Options

Under the terms of the Business Combination Agreement, the Moss Lake Note shall be extinguished, and all unexercised Moss Lake Options shall be cancelled prior to the Effective Date and in their place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio, on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of each Moss Lake Option) to reflect the Amalgamation.

Interests of Senior Management and Others in the Amalgamation

The executive officers, directors and insiders of Moss Lake beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 4,325,000 Moss Lake Shares representing approximately 9% of the Moss Lake Shares outstanding as of the date hereof on a non-diluted basis. In addition, such persons own an aggregate of 3,400,000 Moss Lake Options, representing approximately 7% of the Moss Lake Shares on a fully-diluted basis. All of the Moss Lake Shares held by the executive officers, directors and insiders of Moss Lake will be treated in the same fashion under the Amalgamation as Moss Lake Shares held by any other Moss Lake Shareholder. In addition, all of the Moss Lake Options held by the executive officers and directors of Moss Lake will be treated in the same fashion under the Amalgamation as Moss Lake Options held by any other person. See "The Amalgamation – Treatment of Moss Lake Note and Moss Lake Options".

In considering the recommendation of the Moss Lake Board with respect to the Amalgamation, Moss Lake Shareholders should be aware that certain members of the Moss Lake Board and the executive officers of Moss Lake have interests in the Amalgamation or may receive benefits that differ from, or are in addition to, the interests of Moss Lake Shareholders generally and that may present them with actual or potential conflicts of interest in connection with the Amalgamation. The Moss Lake Board is aware of these interests and considered them along with other matters described above in "Reasons for the Recommendation".

All benefits received, or to be received, by directors or executive officers of Moss Lake as a result of the Amalgamation are, and will be, solely in connection with their services as directors or employees of Moss Lake or the Combined Company. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for Moss Lake Shares, nor is it, or will it be, conditional on the person supporting the Amalgamation.

Other than as described in this Circular, no informed person, any associate or affiliate of any informed person, has or had a material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction of Moss Lake since the beginning of Moss Lake's most recently completed financial year, or in any proposed transaction which has materially affected or would materially affect Moss Lake.

Canadian Securities Laws Considerations

Distribution and Resale of Wesdome Shares

The Wesdome Shares to be issued in exchange for Moss Lake Shares pursuant to the Amalgamation will be issued in reliance upon exemptions from the prospectus and registration requirements of applicable Canadian Securities Laws. These Wesdome Shares will be freely tradable and may be resold in each of the provinces and territories of Canada provided that the trade is not a "control distribution" as defined in National Instrument 45-102 – Resale of Securities, no unusual effort is made to prepare the market or create a demand for these securities, no extraordinary commission or consideration is paid in respect of that sale, and if the selling securityholder is an insider or officer of Wesdome, the selling securityholder has no reasonable grounds to believe that Wesdome is in default of securities legislation.

Stock Exchange De-Listings and Reporting Issuer Status

The Moss Lake Shares are currently listed on the TSXV. Following the Effective Date of the Amalgamation, Wesdome intends to de-list the Moss Lake Shares from the TSXV and will apply to the applicable Canadian securities authorities to have Moss Lake cease to be a reporting issuer.

Wesdome is a reporting issuer (or the equivalent) in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec and New Brunswick. The Wesdome Shares are listed on the TSX under the symbol "WDO". Wesdome has applied to the TSX to approve the listing of the Wesdome Shares to be issued pursuant to the Amalgamation. The obtaining of such approval is a condition of the Amalgamation. The listing of the Wesdome Shares will be subject to the satisfaction of the customary listing requirements of the TSX.

United States Securities Laws Considerations

Circular is Prepared in Accordance with Non-U.S. Disclosure Standards

The exchange offer and business combination described herein is made for the securities of a Canadian company. The exchange offer and business combination is subject to, and this Circular has been prepared in accordance with, the disclosure requirements of Canada and applicable Canadian Securities Laws that are different from those of the United States. Financial statements and information included herein have been prepared in accordance with (non-U.S.) GAAP, as indicated, and are subject to auditing and auditor independence standards in Canada, and therefore may not be comparable to financial statements of United States companies. Moss Lake Shareholders in the United States should be aware that Canadian disclosure requirements are different than those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

Information concerning the properties and operations of Moss Lake and Wesdome has been prepared in accordance with Canadian disclosure standards, and may not be comparable to similar information for United States companies. In particular, disclosure of scientific or technical information in this Circular has been made in accordance with NI 43-101. NI 43-101 is a rule implemented by the Canadian Securities Administrators. NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System establish standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

The terms "mineral resources", "measured mineral resources", "indicated mineral resources" and "inferred mineral resources" may be used in this Circular (or in the documents incorporated by reference) to comply with the reporting standards in Canada. While these terms are recognized and required by

Canadian regulations, these terms are not defined terms under disclosure standards for mineral properties established by the SEC. Accordingly, information contained in this Circular containing descriptions of mineral properties may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. For example, under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made, and SEC disclosure standards normally do not permit the inclusion of estimates of "resources" that do not constitute "reserves" by United States standards in documents filed with the SEC. Moss Lake Shareholders are cautioned not to assume that all or any part of "mineral resources", "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" will ever be converted into mineral reserves or upgraded to a higher resource category. Moss Lake Shareholders should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Moss Lake Shareholders are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies, except in rare cases.

Transferability of the Wesdome Shares

The Wesdome Shares issuable to Moss Lake Shareholders under the Amalgamation will be freely tradable under the U.S. Securities Act, except (1) if exchanged for shares deemed to be "restricted shares" under the U.S. Securities Act; or (2) by persons who are "affiliates" of Wesdome after the completion of the Amalgamation or within 90 days prior to the completion of the Amalgamation. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer, as well as principal shareholders of the issuer. Moss Lake Shareholders are urged to consult their legal advisers to determine the extent of all applicable resale provisions.

U.S. Taxation

Moss Lake Shareholders should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, citizens of, or otherwise subject to taxation in, the United States are not described fully herein. Each U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares. See "Certain Canadian Federal Income Tax Considerations".

The foregoing discussion is only a general overview of certain requirements of United States federal securities laws applicable to the resale and exercise of Wesdome Shares received upon completion of the Amalgamation. All Moss Lake Shareholders are urged to consult with counsel to ensure that the resale and exercise of the Wesdome Shares they receive in connection with the Amalgamation comply with applicable securities legislation.

Fees, Costs and Expenses

Except where the Termination Fee and reimbursement of Wesdome's legal expenses may be payable by Moss Lake pursuant to the terms of the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the transactions contemplated therein will be paid by the party incurring those expenses. See "The Business Combination Agreement – Termination Fee".

Wesdome and Moss Lake estimate that the transaction fees and other expenses in the aggregate amount of approximately $350,000 will be incurred if the Amalgamation is completed, including, without limitation, filing fees, legal and accounting fees, regulatory fees and mailing costs.

THE BUSINESS COMBINATION AGREEMENT

The Amalgamation will be carried out pursuant to the Business Combination Agreement and the Amalgamation Agreement. The following is a summary of the principal terms of the Business Combination Agreement and the Amalgamation Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, which has been filed by Moss Lake on SEDAR at www.sedar.com, and to the Amalgamation Agreement, which is attached as Schedule "A" to the Business Combination Agreement and attached as Appendix B to this Circular. Copies of the Business Combination Agreement and the Amalgamation Agreement are also available for inspection by Moss Lake Shareholders at the principal executive office of Moss Lake located at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5. Moss Lake Shareholders are encouraged to read the Business Combination Agreement, including the Amalgamation Agreement, in its entirety.

The Business Combination Agreement

On January 23, 2014, the Parties entered into the Business Combination Agreement, pursuant to which the Parties agreed that, subject to the terms and conditions set forth in the Business Combination Agreement, Wesdome will indirectly acquire all of the issued and outstanding shares of Moss Lake not already owned by it. The terms of the Business Combination Agreement are the result of arm's length negotiation between Moss Lake and Wesdome and their respective advisors.

The Business Combination Agreement and the summary of its material terms and conditions in this Circular have been included to provide information about the terms and conditions of the Business Combination Agreement. They are not intended to provide any other public disclosure of factual information about the Parties or any of their respective affiliates. The representations, warranties, covenants and conditions precedent contained in the Business Combination Agreement are made by Moss Lake or Wesdome, as applicable, only for the purposes of the Business Combination Agreement and were qualified and subject to certain limitations and exceptions agreed to by the Parties in connection with negotiating its terms. In particular, in any review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the Parties and were negotiated for the purpose of allocating contractual risk between the Parties and to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to securityholders and to the public disclosure to Moss Lake Shareholders and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular, may have changed since the date of the Business Combination Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this Circular.

For the foregoing reasons, the representations, warranties, covenants and conditions precedent or any descriptions of them should not be read alone or relied upon as characterizations of factual information.

Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this Circular or incorporated by reference herein.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties of Wesdome and Moss Lake relating to, among other things: their corporate formation; corporate power; compliance with laws, permits, licenses and constating documents; execution, delivery, authorization and enforceability of the Business Combination Agreement; financial statements; liabilities; taxes; material changes and lack of material adverse effect; interests in and title to property and assets; operational matters; material contracts; litigation; environmental matters; employment and employee benefits; non-arm's length transactions; authorized and issued capital; reporting issuer status; stock exchange listing; the due filing of required documents with securities authorities; and the absence of misrepresentation in the public record.

Covenants

Moss Lake's Covenants

Pursuant to the Business Combination Agreement, Moss Lake covenants and agrees with Wesdome and Subco that it will, until the earlier of the termination of the Business Combination Agreement and the day following the Effective Date:

(a)
convene and hold the Meeting for the purpose of considering the Amalgamation as soon as reasonably practicable and in any event no later than April 30, 2014, or such later date as may be mutually agreed upon. In connection with the Meeting, as promptly as reasonably practicable, Moss Lake shall cooperate with Wesdome to prepare this Circular in form and substance satisfactory to both parties, acting reasonably, together with any other documents required by applicable law in connection with the consideration of the Amalgamation by the Moss Lake Shareholders. The Circular will contain, among other things, the Fairness Opinion, the unanimous recommendation of the Moss Lake Board that the Moss Lake Shareholders vote in favour of the Amalgamation on the basis that the Moss Lake Board has unanimously determined the Amalgamation to be in the best interests of Moss Lake and the consideration to be paid to Moss Lake Shareholders to be fair to the Moss Lake Shareholders;

(b)
take all reasonable actions necessary to give effect to the transactions contemplated by the Business Combination Agreement, including, without limitation, soliciting proxies to be voted at the Meeting in favour of the Amalgamation, and using its best efforts to obtain such approvals of the Moss Lake Shareholders as may be required by the OBCA and all applicable regulatory authorities and all necessary assignments, regulatory approvals (including, without limitation, the approval of the TSXV), waivers, amendments or terminations to any instruments and take all such similar or other actions or proceedings as may be necessary or advisable with a view to consummating the Amalgamation, including the joint filing with Subco of the Articles of Amalgamation under the OBCA in connection with the Amalgamation;

(c)
not declare or pay any dividends or make any distribution of its properties or assets to the Moss Lake Shareholders or to others or retire or redeem any of its outstanding shares or other of its securities;

(d)
except pursuant to currently existing obligations, not issue, or enter into any agreement or agreements to issue, or grant options, warrants or rights to purchase, any shares of its capital stock or other of its securities;

(e)
without the prior consent of Wesdome, not merge or consolidate with, or sell or transfer all or any part of its assets to, any other person or perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the Amalgamation or which would render materially inaccurate any of the representations and warranties set forth in the Business Combination Agreement (as if such representations and warranties were made at a time subsequent to such act or transaction and all references to the date of the Business Combination Agreement were deemed to be such later date);

(f)
not to make loans, advances or other payments, excluding ordinary course compensation and routine advances to employees of Moss Lake for expenses incurred in the ordinary course, or as otherwise agreed to by Wesdome in advance in writing;

(g)
not to amend Moss Lake's articles or by-laws (or equivalent thereof) in any manner which may adversely affect the success of the Amalgamation, except as agreed to by Wesdome in writing or as required to give effect to the matters contemplated therein;

(h)
subject to the provisions of the Business Combination Agreement, to cooperate fully with Wesdome and to use all reasonable commercial efforts to assist Wesdome in its efforts to complete the Amalgamation;

(i)
use its reasonable best efforts to obtain all necessary assignments, regulatory approvals (including, without limitation, the approval of the TSXV), waivers, amendments or terminations to any instruments and take such other measures as may be appropriate to fulfill its obligations thereunder and to consummate the Amalgamation;

(j)
except as permitted or contemplated therein, not to enter into any transaction or material contract not in the ordinary course of business and not to engage in any business enterprise or activity different from that carried on as of the date of the Business Combination Agreement, unless prior written approval of Wesdome is obtained;

(k)
furnish to Wesdome and Subco such information, in addition to the information contained in the Business Combination Agreement, relating to the financial condition, business, properties and affairs of Moss Lake as may reasonably be requested by Wesdome or Subco, which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading;

(l)
ensure that the information and financial statements, if any, related to Moss Lake to be contained in this Circular and any related documentation to be distributed in connection with the solicitation of proxies by the management of Moss Lake for the Meeting comply as to form and substance with the requirements of the OBCA and the Securities Acts and such information and data contained therein shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(m)
promptly notify Wesdome in the event that it becomes aware of any breach or threatened breach of a Voting Support Agreement by a counterparty thereto and shall, if requested by Wesdome, use commercially reasonable efforts to enforce the provisions of such Voting Support Agreement, including seeking injunctions to prevent any such breaches and to enforce specifically the terms and provisions thereof;

(n)
use its commercially reasonable efforts to obtain, not later than 15 business days prior to the Meeting, an executed Voting Support Agreement between Wesdome and each Moss Lake Shareholder (other than Wesdome) holding directly or indirectly more than 5% of the Moss Lake Shares; and

(o)	use its best efforts to cause each of the conditions precedent set forth in the Business Combination Agreement to be complied with on or before the Effective Date.

Wesdome's Covenants

Pursuant to the Business Combination Agreement, Wesdome covenants and agrees with Moss Lake that it will, and will cause Subco, until the earlier of the termination of the Business Combination Agreement and the day following the Effective Date:

(a)
take all reasonable actions necessary to give effect to the transactions contemplated by the Business Combination Agreement, including, without limitation, using its best efforts to obtain such approvals as may be required by the TSX and all applicable regulatory authorities and take all such similar or other actions or proceedings as may be necessary or advisable with a view to consummating the Amalgamation, including the joint filing by Subco with Moss Lake of the Articles of Amalgamation under the OBCA in connection with the Amalgamation;

(b)
not declare or pay any dividends or make any distribution of its properties or assets to its shareholders or to others or retire or redeem any of its outstanding shares or other of its securities, except pursuant to Wesdome's existing normal course issuer bid;

(c)
not merge or consolidate with, or sell or transfer all or any part of its assets to, any other person or perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the Amalgamation or which would render materially inaccurate any of the representations and warranties set forth in the Business Combination Agreement (as if such representations and warranties were made at a time subsequent to such act or transaction and all references to the date of the Business Combination Agreement were deemed to be as at such later date);

(d)
not to amend Wesdome's articles or by-laws (or equivalent thereof) in any manner which may adversely affect the success of the Amalgamation, except as agreed to by Moss Lake in writing or as required to give effect to the matters contemplated therein;

(e)	subject to the provisions thereof, to cooperate fully with Moss Lake and to use all reasonable commercial efforts to assist Moss Lake in its efforts to complete the Amalgamation;

(f)
use its reasonable best efforts to obtain all necessary regulatory approvals (including, without limitation, the approval of the TSX) and take such other measures as may be appropriate to fulfill its obligations thereunder and to consummate the Amalgamation;

(g)
furnish to Moss Lake such information, in addition to the information contained in the Business Combination Agreement, relating to the financial condition, business, properties and affairs of Wesdome and Subco as may reasonably be requested by Moss Lake which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading;

(h)
ensure that the information and financial statements related to Wesdome and Subco to be contained in this Circular and any related documentation to be distributed in connection with the solicitation of proxies by the management of Moss Lake for the Meeting shall comply as to form and substance with the requirements of the OBCA and the Securities Acts and such information and data contained therein shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made; and

(i)	use its reasonable best efforts to cause each of the conditions precedent set forth in the Business Combination Agreement to be complied with on or before the Effective Date.

Conditions Precedent to the Amalgamation

Mutual Conditions Precedent

The Business Combination Agreement provides that the obligations of each Party to complete the transactions contemplated therein is subject to the satisfaction, or if permissible, waiver, on or before the Effective Date, of the following conditions:

(a)
the Amalgamation shall have been approved at the Meeting in accordance with the provisions and requirements of the OBCA, MI 61-101, as applicable, all applicable laws, rules, regulations and policies, including the rules and/or policies of the TSX and the TSXV, and all other governmental and regulatory orders and decrees;

(b)	there shall not be in force any order or decree restraining or enjoining the consummation of the Amalgamation; and

(c)
receipt of all necessary regulatory requirements and approvals, including, without limitation, conditional approvals required in respect of the listing and posting for trading on the TSX of the Wesdome Shares to be issued pursuant to the Exchange Ratio.

Additional Conditions Precedent to the Obligations of Moss Lake

The obligation of Moss Lake to consummate the Amalgamation is subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Moss Lake without prejudice to its right to rely on any other or others of them:

(a)	each of the acts and undertakings of Wesdome and Subco to be performed on or before the Effective Date pursuant to the terms of the Business Combination Agreement shall have been duly performed by it;

(b)	Wesdome and Subco shall have furnished Moss Lake with a legal opinion, dated the day of the Effective Date, satisfactory in form and substance in all material respects to Moss Lake;

(c)
Wesdome shall have complied with its covenants contained in the Business Combination Agreement and, except as affected by the transactions contemplated by the Business Combination Agreement or referred to or contemplated in this Circular, the representations and warranties of Wesdome contained in the Business Combination Agreement shall be true in all material respects as of the Effective Date with the same effect as though made at and as of such time and Moss Lake shall have received a certificate of a senior officer of Wesdome to that effect, dated as of the Effective Date;

(d)	receipt of all required third party and regulatory approvals by Wesdome required to complete the Amalgamation, including, without limitation the approval of the TSX;

(e)
the Wesdome Shares issuable pursuant to the Amalgamation shall be issued as fully paid and non-assessable common shares in the capital of Wesdome, free and clear of any and all encumbrances, liens, charges and demands of whatsoever nature;

(f)
in accordance with the Wesdome Plan, the Wesdome Board shall have passed an express resolution waiving the early expiry provisions set out in such plan in respect of the Wesdome Options to be issued in connection with the Amalgamation to the directors and officers of Moss Lake who hold Moss Lake Options;

(g)
no material adverse change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Wesdome, financial or otherwise, between the date of the Business Combination Agreement and the Effective Date, except for a decrease in Wesdome's working capital position reasonably necessary to facilitate the Amalgamation and to meet its customary obligations as a publicly traded company;

(h)
there being no legal proceeding or regulatory actions or proceedings against Wesdome, on a consolidated basis, at the Effective Date which may, if determined against the interest of Wesdome, have a material adverse effect on Wesdome or its business, assets or financial condition;

(i)	there being no prohibition at law against the completion of the Amalgamation; and

(j)
there being no inquiry or investigation (whether formal or informal) in relation to Wesdome or its directors or officers, commenced or threatened by any Governmental Authority or official of the TSX or any securities regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on Wesdome or its business, assets or financial condition.

Additional Conditions Precedent to the Obligations of Wesdome

The obligation of Wesdome to consummate, and to cause Subco to consummate, the Amalgamation is subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Wesdome without prejudice to its right to rely on any other or others of them:

(a)	each of the acts and undertakings of Moss Lake to be performed on or before the Effective Date pursuant to the terms of the Business Combination Agreement shall have been duly performed by it;

(b)	Moss Lake shall have furnished Wesdome with a legal opinion dated the day of the Effective Date, satisfactory in form and substance in all material respects to Wesdome;

(c)
Moss Lake shall have complied with its covenants contained in the Business Combination Agreement and, except as affected by the transaction contemplated by the Business Combination Agreement or referred to or contemplated in this Circular, the representations and warranties of Moss Lake contained in the Business Combination Agreement shall be true in all material respects as of the Effective Date with the same effect as though made at and as of such time and Wesdome shall have received a certificate of a senior officer of Moss Lake to that effect, dated as of the Effective Date;

(d)
Wesdome shall have received, on the date of the Business Combination Agreement, executed copies of the Voting Support Agreements between it and each: (i) member of the Moss Lake Board; and (ii) officer of Moss Lake;

(e)	receipt of all required third party and regulatory approvals by Moss Lake;

(f)
the aggregate number of Moss Lake Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Amalgamation (or instituted proceedings to exercise Dissent Rights) shall not exceed 5% of the aggregate number of Moss Lake Shares outstanding immediately prior to the Effective Date;

(g)
no material adverse change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Moss Lake, financial or otherwise, between the date of the Business Combination Agreement and the Effective Date;

(h)
there being no legal proceeding or regulatory actions or proceedings against Moss Lake, on a consolidated basis, at the Effective Date which may, if determined against the interest of Moss Lake, have a material adverse effect on Moss Lake or its business, assets or financial condition;

(i)	there being no prohibition at law against the completion of the Amalgamation;

(j)
there being no inquiry or investigation (whether formal or informal) in relation to Moss Lake or its directors or officers commenced or threatened by any Governmental Authority or official of the TSXV or other regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on Moss Lake or its business, assets or financial condition;

(k)
Moss Lake's indebtedness on a consolidated basis, including but not limited to, amounts owed under leases, bank term debt and long term debt, shall be no greater than $125,000 (including accrued interest but excluding the Moss Lake Note); and

(l)	receipt by Wesdome of the written release and resignation from all positions with Moss Lake from each member of the Moss Lake Board and such officers of Moss Lake as Wesdome may request.

Alternative Transaction

Under the terms of the Business Combination Agreement, Moss Lake agreed to cooperate in good faith with Wesdome and Subco and to take all reasonable steps and actions to assist Wesdome and Subco complete the Amalgamation as promptly as practicable. In addition, in the event that Wesdome or Subco concludes that it is necessary or desirable to: (i) proceed with another form of transaction (such as a plan of arrangement); or (ii) change the order of steps in the Amalgamation for tax or other valid business reasons, in each case whereby Wesdome, Subco or either of their affiliates would effectively acquire all of the Moss Lake Shares within the same time periods and on economic terms (including, without limitation, tax treatment) having consequences to the Moss Lake Shareholders (other than Wesdome) which are equivalent to or better than those contemplated by the Business Combination Agreement (an "Alternative Transaction"), Moss Lake agreed to support the completion of such Alternative Transaction in the same manner as the Amalgamation and shall otherwise fulfill its covenants contained in the Business Combination Agreement in respect of such Alternative Transaction.

Non-Solicitation

During the period commencing on January 23, 2014, and continuing until the first to occur of: (i) the Effective Date; and (ii) the Termination Date, Moss Lake agreed that it will not, directly or indirectly, and will not authorize or permit any representative to, directly or indirectly, (a) solicit, initiate, encourage, engage in or respond to (other than to decline) any inquiries or proposals regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of its assets, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could, in any case, constitute a de facto change of control (each an "Acquisition Proposal"), other than the Amalgamation; (b) encourage or participate in any discussions or negotiations regarding any Acquisition Proposal; (c) agree to, approve or recommend an Acquisition Proposal, or (d) enter into any agreement related to an Acquisition Proposal provided, however, that subject as provided in the Business Combination Agreement, nothing shall prevent Moss Lake from furnishing non-public information to, or entering into a confidentiality agreement and/or discussions and/or negotiations with, any person in response to a bona fide unsolicited Acquisition Proposal that is submitted by such person in writing after the date of the Business Combination Agreement which is not withdrawn if: (i) the independent members of the Moss Lake Board unanimously conclude in good faith, after consultation with counsel, that such action is required in order for them to comply with their fiduciary obligations under applicable law; and (ii) prior to furnishing such non-public information to, entering into a confidentiality agreement with, or entering into discussions with, such person, Moss Lake gives Wesdome written notice of its intention to furnish non-public information to, enter into a confidentiality agreement with, or enter into discussions with, such person forty-eight (48) hours prior to entering into such confidentiality agreement. Moss Lake also agreed to, immediately after the execution of the Business Combination Agreement, terminate all existing discussions or negotiations with any person (other than those ongoing between the Parties) with respect to any potential Acquisition Proposal. Concurrent with the execution of the Business Combination Agreement, Moss Lake agreed to advise Wesdome of any current Acquisition Proposal and promptly notify Wesdome of any future Acquisition Proposal which any of its directors, senior officers or agents is or becomes aware of, any amendment to any of the foregoing or any request for non-public information relating to Moss Lake. Such notice shall include a description of the material terms and conditions of any such proposal and the identity of the person making such proposal, inquiry, request or contact.

Superior Proposal and Right to Match

Moss Lake or its directors may, in respect of any Acquisition Proposal received by them prior to the approval by the Moss Lake Shareholders of the Amalgamation, make a Recommendation Change if prior to the Recommendation Change: (i) they have determined that such Acquisition Proposal constitutes a Superior Proposal and advised Wesdome of that fact and their intention to make a Recommendation Change; (ii) Wesdome has been provided with a copy of the document containing such Superior Proposal;

and (iii) five business days have elapsed from the later of the date on which Wesdome received the material required to be provided to it pursuant to (i) and (ii). Moss Lake and Wesdome agreed that if Wesdome so elects, during the five business day period referred to in (iii), they and their financial and legal advisors shall negotiate in good faith to make such adjustments to the terms and conditions of the Business Combination Agreement as would enable Moss Lake to not make its Recommendation Change, while allowing their respective boards of directors to comply with their fiduciary duties under applicable law. During such five business day period, Moss Lake shall not enter into any agreement in respect of the Superior Proposal with the party making the Superior Proposal; provided, however, that Moss Lake may, during that time, enter into or continue discussions with such party, but such discussions shall in no way affect the rights of Wesdome under the Business Combination Agreement to require that Moss Lake hold the Meeting and, if the Moss Lake Shareholders approve the Amalgamation and the other conditions for Moss Lake's benefit are satisfied or waived, proceed to complete the Amalgamation.

The Moss Lake Board may communicate to the Moss Lake Shareholders its Recommendation Change in such manner as it may elect, including the issuance of a press release and such other communication they determine necessary.

At any time following the Change Date, Wesdome may elect, by notice in writing to Moss Lake, to terminate the Business Combination Agreement, and upon Wesdome so doing, Moss Lake will be obliged to make the Termination Fee; alternatively, notwithstanding any Recommendation Change, Wesdome may require Moss Lake to hold the Meeting, and if Wesdome takes no action, it shall be deemed to have not terminated the Business Combination Agreement and Moss Lake will proceed to hold the Meeting.

Termination

The Business Combination Agreement may be terminated by: (i) the mutual consent of the Parties; (ii) Wesdome in the circumstances permitted by the Business Combination Agreement dealing with Superior Proposals; (iii) Wesdome or Moss Lake (as used in this subparagraph, the "first party"), if the other party provides notice of its inability to comply with any of the covenants, conditions or agreements to be complied with or satisfied by it under the Business Combination Agreement and provides to the first party such details and supporting materials relating to such inability as the first party shall reasonably request in order to assess the impact thereof; or (iv) Wesdome, in the event that this Circular has not been mailed to Moss Lake's security holders on or prior to April 5, 2014, or the Amalgamation has not been completed by April 30, 2014, as a result of the failure of one or more of the conditions in a party's favour to be satisfied (or waived by that party).

Termination Fee

Pursuant to the Business Combination Agreement, Moss Lake shall pay Wesdome the Termination Fee if:

(a)	following a Recommendation Change to Moss Lake Shareholders, the Moss Lake Shareholders do not approve the Amalgamation at the Meeting; or

(b)
(i) following the date of the Business Combination Agreement, Moss Lake receives a written Acquisition Proposal that has been publicly announced or otherwise disclosed to the public which is determined to be a Superior Proposal; (ii) the Moss Lake Shareholders do not approve the Amalgamation at the Meeting; and (iii) within 250 days following the date of the Meeting Moss Lake accepts, approves or recommends, or enters into an agreement (whichever occurs first) with respect to any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of its assets, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar amalgamation which would or could, in any case, constitute a de facto change of control, whether or not such amalgamation is the Acquisition Proposal received following date of the Business Combination Agreement.

Amendment

The Business Combination Agreement may, at any time and from time to time before or after the holding of the Meeting, be amended by written agreement of the Parties without further notice to or authorization on the part of the Moss Lake Shareholders (provided that such amendment does not materially adversely change the consideration to be received by the Moss Lake Shareholders) without the prior approval of such holders in the same manner as required for the Amalgamation.

The Amalgamation Agreement

Pursuant to the Amalgamation Agreement, the combination of the Parties and their respective businesses and assets will occur by way of a "three-cornered" amalgamation among the Parties pursuant to which Subco and Moss Lake will amalgamate, Moss Lake will become a wholly-owned subsidiary of Wesdome and the former Moss Lake Shareholders (other than Wesdome and Dissenting Shareholders) will receive Wesdome Shares.

Upon the consummation of the Amalgamation: (i) the issued and outstanding Moss Lake Shares, other than those held by Wesdome and Dissenting Shareholders, shall be exchanged for fully-paid and non-assessable Wesdome Shares on the basis of the Exchange Ratio; and each issued and outstanding Moss Lake Share so exchanged shall be cancelled and the holder's name removed from the register of Moss Lake Shareholders; (ii) each issued and outstanding Moss Lake Option shall be cancelled and in its place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio, on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of such Moss Lake Option) to reflect the Amalgamation; and (iii) the Moss Lake Note shall be extinguished.

Moss Lake Shareholders are strongly advised to read the Amalgamation Agreement in its entirety, a copy of which is attached as Appendix B to this Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary fairly describes the principal Canadian federal income tax considerations under the Tax Act relating to the Amalgamation generally applicable to a Moss Lake Shareholder who, for the purposes of the Tax Act and at all relevant times, (i) deals at arm's length with the Parties; (ii) is not affiliated with Moss Lake, Wesdome or Subco; and (iii) holds all Moss Lake Shares, and will hold all Wesdome Shares acquired on the Amalgamation, as capital property (each such Moss Lake Shareholder in this summary, a "Holder").

A Holder's Moss Lake Shares and Wesdome Shares will generally be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business of trading or dealing in securities or acquired the shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Holders who are residents of Canada for the purposes of the Tax Act and whose Moss Lake Shares or Wesdome Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such shares and every other "Canadian security" (as defined in the Tax Act) owned by such

Holder in the taxation year of the election, and in all subsequent taxation years, deemed to be capital property. Such Holders should consult their own tax advisors regarding whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and Moss Lake's understanding of the current published administrative policies and assessing practices of the CRA. This summary also takes into account all Proposed Amendments, and assumes all such Proposed Amendments will be enacted in their present form, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is not applicable to a Holder: (i) that is a "financial institution" as defined in the Tax Act for purposes of the "mark-to-market property" rules; (ii) that is a "specified financial institution" as defined in the Tax Act; (iii) an interest in which is a "tax shelter investment" as defined in the Tax Act; (iv) to whom the "functional currency" reporting rules under section 261 of the Tax Act apply; (v) who acquired Moss Lake Shares upon the exercise of a Moss Lake Option prior to the Effective Time; or (vi) who has entered into, with respect to the Moss Lake Shares, a "derivative forward agreement" as defined in the Tax Act. Such Holders should consult their own tax advisors as to the tax consequences of the Amalgamation applicable to them.

Further, this summary is not applicable to a Holder that: (i) is a corporation resident in Canada; and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Wesdome Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Holder should consult his, her or its own tax advisor.

This summary is of a general nature only and is not exhaustive of all possible relevant Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Holder, and no representation with respect to the tax consequences to any particular Holder are made. Accordingly, Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Amalgamation in their particular circumstances.

Holders Resident in Canada

The following portion of the summary is generally applicable to Resident Holders.

Exchange of Moss Lake Shares for Wesdome Shares

A Resident Holder (other than a Resident Dissenting Holder) who, on the Amalgamation of Moss Lake and Subco, receives no consideration other than Wesdome Shares in consideration for the Resident Holder's Moss Lake Shares will be deemed to have disposed of his or her Moss Lake Shares for proceeds of disposition equal to the Resident Holder's adjusted cost base of those Moss Lake Shares immediately before the Amalgamation and therefore such Resident Holder will not realize a taxable gain or loss on the Amalgamation. The Resident Holder will be deemed to have acquired the Wesdome Shares at a cost equal to such proceeds of disposition. The adjusted cost base of all Wesdome Shares owned by the Resident Holder immediately after the exchange generally will be determined by averaging the cost of the Wesdome Shares acquired on the exchange with the adjusted cost base of any other Wesdome Shares then held by the Resident Holder as capital property.

Dividends on Wesdome Shares

Dividends received or deemed to be received on Wesdome Shares, will be included in the Resident Holder's income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will be subject to the gross-up and dividend tax credit rules generally applicable to the taxable dividends received by an individual from a taxable Canadian corporation in the Tax Act. A Resident Holder that is a corporation must include such dividends in computing its income and will generally be deductible in computing its taxable income.

A "private corporation" (as defined in the Tax Act) or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Wesdome Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

Disposition of Wesdome Shares

A disposition or deemed disposition of Wesdome Shares by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Wesdome Shares immediately before the disposition.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year may be deducted from taxable capital gains realized by the Resident Holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income", including any taxable capital gains.

If the Resident Holder is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of a Moss Lake Share or Wesdome Share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Alternative Minimum Tax

Capital gains realized and dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the application of alternative minimum tax.

Dissenting Moss Lake Shareholders

A Resident Dissenting Holder will be entitled to be paid the fair value of his, her or its Moss Lake Shares on or after the Effective Time, by Amalco, in accordance with the Dissent Rights, and will receive a cash payment from Amalco, in respect of the fair value of the Resident Dissenting Holder's Moss Lake Shares. Such a Resident Dissenting Holder will be considered to have disposed of his, her or its Moss Lake Shares for proceeds of disposition equal to the amount received by the Resident Dissenting Holder (less any interest awarded by a court). As a result, in accordance with the CRA's published administrative policy, such Resident Dissenting Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable cost of disposition, received exceed (or is less than) the adjusted cost base to the Resident Dissenting Holder of his, her or its Moss Lake Shares. See "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses".

Interest awarded to a Resident Dissenting Holder by a court will be included in the Resident Dissenting Holder's income for the purposes of the Tax Act. In addition, a Resident Dissenting Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income", including taxable capital gains and interest income.

A Resident Dissenting Holder who exercises his, her or its Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Moss Lake Shares held by such Resident Holder will be deemed to have participated in the Amalgamation and will receive Wesdome Shares. See "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Exchange of Moss Lake Shares for Wesdome Shares".

Eligibility for Investment

The Wesdome Shares to be issued pursuant to the Amalgamation would, if issued on the date of this Circular, be "qualified investments" under the Tax Act for a trust governed by a Registered Plan provided that the Wesdome Shares are listed on a "designated stock exchange" as defined for purposes of the Tax Act (which includes the TSX on the date of this Circular).

Notwithstanding that a Wesdome Share may be a qualified investment for a trust governed by a TFSA, RRSP or RRIF (a "Registered Plan"), the holder of a TFSA or annuitant of a RRSP or RRIF, as applicable, will be subject to a penalty tax in respect of a Wesdome Share held in the Registered Plan, as applicable, if such Wesdome Share is a "prohibited investment" for the particular Registered Plan. A Wesdome Share will generally not be a "prohibited investment" for a trust governed by a Registered Plan, unless the holder of the TFSA or the annuitant under the RRSP or RRIF, as applicable, (i) does not deal at arm's length with Wesdome for purposes of the Tax Act, or (ii) has a "significant interest" as defined in the Tax Act in Wesdome. In addition, the Wesdome Shares will not be a prohibited investment if the Wesdome Shares are "excluded property" as defined in the Tax Act for a Registered Plan. Holders of a TFSA and annuitants of an RRIF or RRSP should consult their own tax advisors as to whether the Wesdome Shares will be a prohibited investment in their particular circumstances.

Holders Not Resident in Canada

This portion of the summary applies to Non-Resident Holders. This portion of the summary is not applicable to a Non-Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere; (ii) a "financial institution" (as defined in the Tax Act); or (iii) an "authorized foreign bank" (as defined in the Tax Act).

Amalgamation

The tax consequences discussed above under the heading "Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Exchange of Moss Lake Shares for Wesdome Shares" will generally be applicable to Non-Resident Holders (other than Non-Resident Dissenting Holders) who exchange Moss Lake Shares for Wesdome Shares on the Amalgamation.

Disposition of Wesdome Shares

A Non-Resident Holder who disposes of his, her or its Wesdome Shares received on the Amalgamation will not be subject to tax under the Tax Act on the disposition unless the Wesdome Shares constitute "taxable Canadian property" of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, Wesdome Shares will not be "taxable Canadian property" of a Non-Resident Holder at a particular time provided that such shares are listed on a designated stock exchange (which currently includes the TSX) at that time, unless: (i) at any time during the sixty-month period immediately preceding the disposition of the Wesdome Shares by such Non-Resident Holder, (A) the Non-Resident Holder, persons not dealing at arm's length with such Non-Resident Holder, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of Wesdome and (B) more than 50% of the fair market value of the Wesdome Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" as defined in the Tax Act, "timber resource properties" as defined in the Tax Act, and options in respect of, interests in, or civil law rights in, any such properties; or (ii) the Non-Resident Holder's Wesdome Shares were acquired in certain types of tax-deferred exchanges in consideration for property that was itself taxable Canadian property. Non-Resident Holders whose Wesdome Shares may be taxable Canadian property should consult their own tax advisors.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Wesdome Shares to a Non-Resident Holder will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced by an applicable income tax treaty. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Income Tax Convention (the "U.S.-Canada Tax Treaty") and that is a qualifying person for purposes of the U.S.-Canada Tax Treaty the rate of withholding tax on dividends will be reduced to 15%. If the beneficial owner of the dividend is a company that is a resident of the United States for purposes of the U.S.-Canada Tax Treaty and that is a qualifying person for purposes of the U.S.-Canada Tax Treaty and that owns at least 10% of the voting stock of Foundation, the applicable rate of withholding tax on dividends will be 5%.

Dissenting Moss Lake Shareholder

A Non-Resident Dissenting Holder will be entitled to be paid the fair value of his, her or its Moss Lake Shares on or after the Effective Time, by Amalco, in accordance with the Dissent Rights, and will receive a cash payment from Amalco in respect of the fair market value of the Non-Resident Dissenting Holder's Moss Lake Shares. A Non-Resident Dissenting Holder will not be subject to tax under the Tax Act on such disposition of Moss Lake Shares unless the Moss Lake Shares constitute "taxable Canadian property".

Generally, Moss Lake Shares will not be "taxable Canadian property" of a Non-Resident Holder at a particular time provided that such shares are listed on a designated stock exchange (which currently includes the TSXV) at that time, unless: (i) at any time during the sixty-month period immediately preceding the disposition of the Moss Lake Shares by such Non-Resident Holder, (A) the Non-Resident Holder, persons not dealing at arm's length with such Non-Resident Holder, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of Moss Lake and (B) more than 50% of the fair market value of the Moss Lake Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" as defined in the Tax Act, "timber resource properties" as defined in the Tax Act, and options in respect of, interests in, or civil law rights in, any such properties; or (ii) the Non-Resident Holder's Moss Lake Shares were acquired in certain types of tax-deferred exchanges in consideration for property that was itself taxable Canadian property.

Interest (if any) awarded by a court to a Non-Resident Dissenting Holder generally should not be subject to withholding tax under the Tax Act.

A Non-Resident Dissenting Holder who exercises his, her or its Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Moss Lake Shares held by such Non-Resident Holder will be deemed to have participated in the Amalgamation and will receive Wesdome Shares.

No Non-Canadian Income Tax Considerations

This Circular does not contain a summary of the non-Canadian and non-U.S. income tax consequences of the Amalgamation for Moss Lake Shareholders who are subject to tax outside of Canada and the U.S. Such Holders should consult their own tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder with respect to the Amalgamation and the ownership and disposition of Wesdome Shares received pursuant to the Amalgamation. This summary is for general information only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Amalgamation or as a result of the ownership and disposition of Wesdome Shares received pursuant to the Amalgamation. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and is not to be construed as, legal or U.S. federal income tax, advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the Amalgamation or ownership and disposition of Wesdome Shares. Each U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares received pursuant to the Amalgamation. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is based on the Code, U.S. Treasury Regulations, published rulings of the IRS, published administrative positions of the IRS, the U.S.-Canada Tax Treaty, and U.S. court decisions and, in each case, as in effect and available, as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

This summary only addresses the U.S. federal income tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares to persons that are U.S. Holders. For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Moss Lake Shares (or after the Amalgamation, Wesdome Shares) participating in the Amalgamation or exercising Dissent Rights pursuant to the Amalgamation that is for U.S. federal income tax purposes: (1) a citizen or individual resident of the United States; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect to be treated as a U.S. person.

This summary does not address the U.S. federal income tax considerations of the Amalgamation and the ownership and disposition of Wesdome Shares to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (1) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (2) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (3) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (4) have a "functional currency" other than the U.S. dollar; (5) own Moss Lake Shares (or after the Amalgamation, Wesdome Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (6) acquired Moss Lake Shares (or after the Amalgamation, Wesdome Shares) in connection with the exercise of options or otherwise as compensation for services; (7) hold Moss Lake Shares (or after the Amalgamation, Wesdome Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (8) are partnerships or are treated as partnerships for U.S. federal income tax purposes; (9) are corporations subject to Subchapter S of the Code; (10) are foreign corporations treated as domestic corporations under the Code; or (11) own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Moss Lake Shares (or after the Amalgamation, Wesdome Shares). This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (1) U.S. expatriates or former long-term residents of the United States; (2) persons that have been, are, or will be a resident or deemed to be a resident in Canada for Canadian income tax purposes; or (3) persons that have a permanent establishment in Canada for the purposes of the U.S.-Canada Tax Treaty. U.S. Holders that are subject to special provisions under the Code, including those described immediately above, are encouraged to consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to the Amalgamation and the ownership and disposition of Wesdome Shares received pursuant to the Amalgamation.

If an entity that is classified as a partnership or other pass-through entity (a "pass-through entity") for U.S. federal income tax purposes holds Moss Lake Shares (or after the Amalgamation, Wesdome Shares), the U.S. federal income tax consequences to such pass-through entity and the owners of such pass-through entity of participating in the Amalgamation and owning and disposing of the Wesdome Shares received pursuant to the Amalgamation will generally depend in part on the activities of the pass-through entity and the status of such owners. Owners of pass-through entities, including those classified as partnerships for U.S. federal income tax purposes, are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares received pursuant to the Amalgamation.

This summary assumes, as is believed to be the case, that neither Moss Lake nor Wesdome is, has been or will become a CFC or PFIC under the Code. U.S. Holders are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Amalgamation and the ownership and disposition of Wesdome Shares if the CFC or PFIC provisions of the Code apply to Moss Lake or Wesdome.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE. THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS CIRCULAR. EACH U.S. HOLDER IS ENCOURAGED TO SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Characterization of the Amalgamation

Pursuant to the Amalgamation, at the Effective Time:

(a)
the issued and outstanding Moss Lake Shares, other than those held by Wesdome and Dissenting Shareholders, shall be exchanged for fully-paid and non-assessable Wesdome Shares on the basis of the Exchange Ratio;

(b)
each issued and outstanding Moss Lake Option shall be cancelled and in its place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio, on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of such Moss Lake Option) to reflect the Amalgamation;

(c)	the Moss Lake Note shall be extinguished;

(d)	Moss Lake Shares held by Wesdome shall be cancelled without any repayment therefor; and

(e)
each Dissenting Shareholder will cease to have any rights as a Moss Lake Shareholder, other than the right to be paid fair value of his, her or its Moss Lake Shares in accordance with the Dissent Rights.

The result of the Amalgamation will be that Moss Lake will become a wholly-owned subsidiary of Wesdome and Moss Lake Shareholders (other than Wesdome and Dissenting Shareholders) will become Wesdome Shareholders.

For U.S. federal income tax purposes, the deemed exchange and amalgamation are encouraged to be treated for U.S. federal income tax purposes as steps in a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization"). However, there can be no assurance that the IRS or a U.S. court would not take a contrary view of the Amalgamation. In addition, neither Moss Lake nor Wesdome has sought or obtained a ruling from the IRS or an opinion of counsel regarding any of the tax consequences of the Amalgamation. Accordingly, there can be no assurance that the IRS will not challenge the status of the Amalgamation as a Reorganization or that the U.S. courts will uphold the status of the Amalgamation as a Reorganization in the event of an IRS challenge. The tax consequences of the Amalgamation qualifying as a Reorganization or as a taxable transaction are discussed below. U.S. Holders are encouraged to consult their own U.S. tax advisors regarding the proper tax reporting of the Amalgamation.

Tax Consequences if the Amalgamation Qualifies as a Reorganization

If the Amalgamation qualifies as a Reorganization, the following U.S. federal income tax consequences will result for U.S. Holders: (1) a U.S. Holder who exchanges Moss Lake Shares for Wesdome Shares will not recognize gain or loss; (2) the U.S. Holder's aggregate tax basis in the Wesdome Shares received in the Amalgamation will equal the U.S. Holder's aggregate tax basis in the Moss Lake Shares surrendered; and (3) the U.S. Holder's holding period for the Wesdome Shares received in the Amalgamation will include the U.S. Holder's holding period for the Moss Lake Shares surrendered.

Treatment of the Amalgamation as a Taxable Transaction

If the Amalgamation does not qualify as a Reorganization, the following U.S. federal income tax consequences will result for U.S. Holders: (1) a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Wesdome Shares and the U.S. Holder's adjusted tax basis in the Moss Lake Shares surrendered; (2) the U.S. Holder's tax basis in the Wesdome Shares received will equal the fair market value of the Moss Lake Shares surrendered; and (3) the U.S. Holder's holding period for the Wesdome Shares will begin on the day after the date of receipt.

Any gain described immediately above will generally be a capital gain, and will generally be a long-term capital gain if the Moss Lake Shares have been held for more than one year on the Effective Date of the Amalgamation. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

U.S. Holders Exercising Dissent Rights

A U.S. Holder that exercises Dissent Rights in the Amalgamation and is paid cash in exchange for all of the U.S. Holder's Moss Lake Shares will generally recognize gain or loss in an amount equal to the difference, if any, between the amount received by the U.S. Holder in exchange for the Moss Lake Shares and the U.S. Holder's tax basis in the Moss Lake Shares surrendered. The gain or loss will generally be a capital gain or loss, which will be a long-term capital gain or loss if the Moss Lake Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to Wesdome Shares will be required to include the amount of the distribution in gross income as a dividend to the extent of Wesdome's current or accumulated "earnings and profits", as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds Wesdome's current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the Wesdome Shares and thereafter as gain from the sale or exchange of the Wesdome Shares.

Dividends received on Wesdome Shares generally will not be eligible for the dividends received deduction.

A dividend paid by Wesdome to a U.S. Holder that is an individual, estate, or trust will generally be taxed at the preferential tax rates applicable to long-term capital gains if Wesdome is a "qualified foreign corporation (a "QFC") and certain holding period and other requirements for the Wesdome Shares are met. Wesdome generally will be a QFC, as defined under Section 1(h)(11) of the Code, if Wesdome is eligible for the benefits of the U.S.-Canada Tax Treaty or the Wesdome Shares are readily tradable on an established securities market in the United States. However, even if Wesdome satisfies one or more of these requirements, Wesdome will not be treated as a QFC if Wesdome is a PFIC for the tax year during which it pays a dividend or for the preceding tax year.

If a U.S. Holder is not eligible for the preferential tax rates discussed above, a dividend paid by Wesdome to a U.S. Holder will be taxed at ordinary income tax rates, rather than the preferential tax rates applicable to long-term capital gains. The dividend rules are complex, and each U.S. Holder is encouraged to consult with his, her or its own tax advisor regarding the application of these rules.

Sale or Other Taxable Disposition of Wesdome Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Wesdome Shares in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and the U.S. Holder's tax basis in the Wesdome Shares sold or otherwise disposed of. Any such gain or loss will generally be a capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, the Wesdome Shares were held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Amalgamation or in connection with the ownership or disposition of Wesdome Shares may elect to either deduct or credit the Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that the U.S. Holder's "foreign source" taxable income bears to the U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a non-U.S. corporation are encouraged to be treated as foreign source for this purpose, and gains recognized on the sale of shares of a non-U.S. corporation by a U.S. Holder are encouraged to be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder is encouraged to consult his, her or its own U.S. tax advisor regarding the foreign tax credit rules.

Reporting Obligations

Certain U.S. Holders are required to report their ownership of specified foreign financial assets, including stock or securities issued by non-U.S. entities, subject to exceptions (including an exception for assets held in accounts maintained by certain U.S. financial institutions), by including a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they own such assets.

This discussion is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in penalties and an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder are encouraged to consult his, her or its own tax advisors regarding their reporting obligations in respect of the Amalgamation, the Wesdome Shares and the Moss Lake Shares.

Information Reporting and Backup Withholding

Payments made within the U.S. or by a U.S. payor or U.S. middleman of (1) amounts received in connection with the Amalgamation (including, but not limited to, U.S. Holders exercising Dissent Rights), (2) distributions on the Wesdome Shares, or (3) proceeds arising from the sale or other taxable disposition of Wesdome Shares may generally be subject to information reporting and backup withholding (currently at a rate of 28%) if a U.S. Holder: (1) fails to furnish its correct U.S. taxpayer identification number (generally on IRS Form W-9); (2) furnishes an incorrect U.S. taxpayer identification number; (3) is notified by the IRS that the U.S. Holder has previously failed to properly report items subject to backup withholding; or (4) fails to certify, under penalty of perjury, that the U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified the U.S. Holder that it is subject to backup withholding. Certain persons are exempt from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if the U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

INFORMATION CONCERNING MOSS LAKE

The following information reflects certain selected information of Moss Lake and is presented on a pre-Amalgamation basis. See "Information Concerning Wesdome" and "Information Concerning the Combined Company" for business, financial and share capital information relating to Wesdome and the Combined Company, respectively.

Moss Lake Documents Incorporated by Reference and Further Information

Information in respect of Moss Lake has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada in which Moss Lake is a reporting issuer. Copies of documents incorporated herein by reference may be obtained on request without charge from Brian Ma, the Secretary-Treasurer of Moss Lake, at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, phone (416) 360-3743. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. Financial information respecting Moss Lake is provided in the Moss Lake financial statements and management's discussion and analysis, which are incorporated herein by reference.

The following documents of Moss Lake filed with the various securities commissions or similar authorities in the jurisdictions where Moss Lake is a reporting issuer, are specifically incorporated by reference into and form an integral part of the Circular:

(a)	audited consolidated financial statements of Moss Lake as at December 31, 2012 and 2011, together with the notes thereto and the auditors' report thereon;

(b)	management's discussion and analysis of the financial condition and results of operations of Moss Lake for the financial years ended December 31, 2012 and 2011;

(c)	interim unaudited consolidated financial statements of Moss Lake for the three and nine-month periods ended September 30, 2013, together with the notes thereto;

(d)	management's discussion and analysis of the financial condition and results of operations of Moss Lake for the three and nine-month periods ended September 30, 2013;

(e)	management information circular dated August 20, 2013, prepared in connection with the annual meeting of Moss Lake Shareholders held on September 20, 2013; and

(f)	material change report of Moss Lake dated January 30, 2014 with respect to the announcement by Moss Lake of it entering into the Business Combination Agreement.

Any documents of the type required by NI 44-101 to be incorporated by reference in a short form prospectus, including any material change reports (except confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon, information circulars, annual information forms and business acquisition reports (excluding those portions that are not required pursuant to NI 44-101) filed by Moss Lake with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of the Circular and prior to the completion of the Amalgamation in accordance with the terms of the Business Combination Agreement and the Amalgamation Agreement will be deemed to be incorporated by reference in the Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of the Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Circular.

Moss Lake

Moss Lake was incorporated pursuant to the provisions of the OBCA on October 31, 1994. The Articles were amended effective September 27, 1995 to remove the private company restrictions.

The Moss Lake Shares are listed for trading on the TSXV under the symbol "MOK". Moss Lake is a reporting issuer in the provinces of British Columbia, Alberta and Ontario.

Moss Lake's principal executive office is located at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, Telephone: (416) 360-3743, Facsimile: (416) 360-7620, e-mail: info@mosslakegold.com, website: www.mosslakegold.com.

Description of Share Capital

The authorized capital of Moss Lake consists of an unlimited number of common shares without par value and an unlimited number of preference shares subject to special rights and restrictions. As at the date of this Circular, there were 47,034,679 issued and outstanding common shares. No preference shares have been issued.

Moss Lake Shares

The holders of Moss Lake Shares are entitled to: (i) dividends if, as and when declared by the Moss Lake Board; (ii) one vote per share at any meeting of the shareholders of Moss Lake; and (iii) upon liquidation, dissolution or winding-up of Moss Lake, to receive all assets of Moss Lake as are distributable to the holders of such shares.

Preference Shares

Moss Lake is authorized to issue an unlimited number of preference shares issuable in series, each series consisting of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Moss Lake Board prior to the issuance thereof. With respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of Moss Lake, whether voluntary or involuntary, the preference shares are entitled to preference over the Moss Lake Shares and any other shares ranking junior to the preference shares from time to time and may also be given such other preferences over the Moss Lake Shares and any other shares ranking junior to the preference shares as may be determined at the time of creation of such series. At the date hereof, no series of preference shares has been created.

Description of the Business of Moss Lake

Moss Lake was formed in 1994 to consolidate ownership of the Moss Lake property. In 1999, it acquired the large adjoining Fountain Lake property. Moss Lake is a 57.6% owned subsidiary of Wesdome, which currently operates the Eagle River Gold Mine and Mishi Gold Mine. See "Information Concerning Wesdome".

The principal asset of Moss Lake is the Moss Lake gold deposit and surrounding Fountain Lake claims. It is located 100 kilometers due west of Thunder Bay, Ontario. It is an exploration property which hosts a large tonnage-low grade gold deposit potentially amenable to bulk surface mining techniques.

Over the last few years, Moss Lake has been focused on the evaluation of development options for the Moss Lake gold deposit and undertaking studies designed to support a PEA and pre-feasability level study.

On April 29, 2011, Moss Lake obtained a $2,000,000 loan from Wesdome in exchange for a convertible unsecured promissory note with a two year term and bearing interest at 8% per annum. On various dates,

the most recent being December 29, 2013, Wesdome and Moss Lake agreed to remove the conversion feature of the Moss Lake Note and extend the maturity date to June 30, 2014.

In December 2012, Moss Lake completed metallurgical, grinding and environmental test work on the Moss Lake gold deposit and engaged InnovExplo Consulting Group of Val d'Or, Quebec to lead a PEA study of the Moss Lake gold deposit.

In July 2013, the NI 43-101 PEA was completed on the Moss Lake Property.

The following is the summary from the Technical Report which is incorporated by reference into this Circular. All summaries of the Technical Report in this Circular are qualified in their entirety by reference to the complete text of the Technical Report which is available on Moss Lake's SEDAR profile at www.sedar.com.

Summary of Technical Report

InnovExplo

- Compositing was done on drill hole sections falling within the mineralized zone solids (composite = 1 m).
- Resources were evaluated from drill hole samples using the ID2 interpolation method in a multi-folder percent block model using Gems version 6.4. Based on geostatistics, the ellipse range for interpolation was 75m x 67.5m x 40m.
- The Indicated category is defined by combining the blocks within the two main zones (101 and 102) and various statistical criteria, such as average distance to composites, distance to closest composite, quantity of drill holes within the search area.
- Ounce (troy) = metric tons x grade / 31.10348. Calculations used metric units (metres, tonnes and g/t).
- The number of metric tons was rounded to the nearest thousand. Any discrepancies in the totals are due to rounding effects; rounding followed the recommendations in Regulation 43-101.
- The pitshell used for the resource estimate extends slightly beyond the property limits in its northeastern portion. Although the entire resource lies within the property limits, some waste material outside the property limits will need to be removed to access some of the resource. Consequently, this portion of the pit may need to be re-considered in a future economic study.
- InnovExplo is not aware of any known environmental, permitting, legal, title-related, taxation, socio-political or marketing issues or any other relevant issue that could materially affect the Mineral Resource Estimate.

Mining method

Mining of the Moss Lake deposit has been designed as an open pit with a planned production of 13,400,000 tonnes per year (13.4M tpy), or 40,000 tpd of mineralized material processed at the mill for an average of 335 days per year of mill operation and 350 days per year of mine operation.

The mineral resource block model developed by InnovExplo has been imported into Whittle™ software from Dassault Systèmes GEOVIA (formerly Gemcom Software International). Design parameters such as operating costs, mine recovery, dilution and gold price were used to generate an optimal pit shell.

The mine design parameters are:

- Maximum capacity of 225 metric tonnes for off-road haul trucks;
- 10 metre high mining bench;
- Double bench at final walls;
- Ramp gradient of 10%;
- 30 metre wide ramp – double-lane traffic;
- 20 metre wide ramp – single-lane traffic;
- One-way ramp for the last two (2) permanent benches on the east side of the pit;
- Temporary ramp for the last two (2) benches.

Metallurgy and processing

The proposed Moss Lake Process Plant design is based on well known and established Gravity/CIL technology, which consists of single stage crushing, SAG milling, ball milling, gravity recovery of free gold followed by leaching/adsorption of gravity tailings, detoxification of tailings, elution & gold smelting and tailings disposal. Services to the process plant will include reagent mixing, storage and distribution, water, and compressed air services.

The plant will treat 14.0 million tonnes per annum of mineralized material[1]. The plant design accommodates the sequential and combined processing of the different types of mineralized material while keeping the design as simple as possible.

[1] The 101 and 102 zones more or less contain what was previously known as the Main and QES zones.

InnovExplo

Environment

Environmental baseline studies (EBS) have predominantly not been undertaken by Moss Lake Gold Mines or past operators. Baseline studies will need to be initiated prior to, or concurrent with, the start of the prefeasibility study to identify existing site conditions and environmental sensitivities associated with the Moss Lake Project (the "Project"). In accordance with regulatory expectations, environmental baseline studies will need to address potentially sensitive physical, biological and human components including, but not necessarily limited to: physiography and climate, hydrology and surface water quality, hydrogeology and groundwater quality, acid rock drainage and metal leaching, soils, fisheries and aquatic environments, terrestrial wildlife, vegetation and wetlands, air quality, noise, archaeology and heritage, socio-economic and land use, traditional use/traditional knowledge. The comprehensive EBS study will be designed in consultation with regulatory authorities and First Nations/community stakeholders.

There are no Protected Areas within the project area; the nearest Protected Area is the Quetico Provincial Park located 20 km west of the property. According to regional land cover mapping, the property is predominantly covered by wooded areas and lakes. Several low-lying areas have been mapped as wetlands around Snodgrass and Kawawiagamak Lakes and may require special consideration in any permitting and planning activities. Towards the southern property boundary the ground cover trends more predominantly to wetlands and "herbs".

The property comprises three named lake systems: Moss Lake, Snodgrass Lake, and Kawawiagamak Lake and several smaller open water bodies. Drainage is south into Quetico Provincial Park through a series of stream/creek and lake systems. Development of the open pit will necessitate diverting Wawiag River, which drains an upstream watershed of 143 km^2, and drainage of Snodgrass Lake, which is only 2-4metres deep. A fish habitat replacement area, comprising 51 ha, has been incorporated into the initial Project design immediately downstream of the open pit. Detailed evaluation of the hydrology, fish habitat and aquatic environment in this area will be necessary to facilitate permitting of these activities.

Proposed surface infrastructure

New infrastructure for the Moss Lake operations will be required. Following is a list of the proposed new infrastructure:

- Crusher and mill complex;
- Office, garage, camp and associated services buildings;
- New electrical main line, site substation and site electrical distribution installations;
- Pit dewatering system, surface water management and water treatment plant;
- Access roads to the site and on the site.

The waste stockpile will be large, covering a surface area of approximately 2.68M m^2. The overburden stockpile will be smaller than the waste stockpile. Its surface area will be approximately 1.07M m^2. Low-grade mineralized material will be transported to the stockpile to eventually be milled. The proposed stockpile will have a capacity of 15M tonnes.

InnovExplo

Operating costs summary (Section 21 – Table 21.3)

Description	Total cost	Unit cost	
General & Administration	$ 162,357,221	1.27 $/t milled	67 US$/oz
Milling and transportation	$ 993,072,544	7.75 $/t milled	407 US$/oz
Mining costs	$ 1,089,302,935	8.50 $/t milled	446 US$/oz
Environmental monitoring	$ 5,557,500	0.04 $/t milled	2 US$/oz
Total	**$ 2,250,290,200**	**17.56 $/t milled**	**922 US$/oz**

Financial analysis

An after-tax model was developed for the Moss Lake Project. All costs are in 2013 Canadian dollars with no allowance for inflation or escalation.

The Moss Lake Project is subject to the following taxes:

- Ontario mining tax rate of 10% (2013 rate);
- Income tax rate of 26.5% (15% federal and 11.5% provincial).

The Moss Lake property is subject to a royalty equal to 8.75% of the net profit.

The economic evaluation of both project scenarios was performed using the Internal Rate of Return (IRR) and the Net Present Value (NPV) methods. The IRR on an investment is defined as the rate of interest earned on the unrecovered balance of an investment. The discount rate makes the NPV of all cash flows equal to zero. The NPV method converts all cash flows for investments and revenues occurring throughout the planning horizon of a project to an equivalent single sum at present time at a specific discount rate. The discount rate used in the analysis is 5%.

According to the NPV method, a positive NPV represents a profitable investment where the initial investment plus any financing interest are recovered.

The following parameters were considered in the financial analyses:

- An average gold price of US$1546/oz and an exchange rate of 1.0033CAD/1USD (3-yr trailing average as at May 31, 2013);
- Milling recovery of 79.2% in the southern portion of the deposit and 84.2% in the northern portion of the deposit;
- Royal Mint Fees of $3/oz;
- Royalty of 8.75% of Net Profit.

This Preliminary Economic Assessment (PEA) is preliminary in nature as it includes Inferred Mineral Resources that are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized.

The financial analysis for the Base Case (gold at US$1546/oz) indicates an after-tax NPV at a 5% discount rate of $196 million, with an IRR of 12% and a payback period of 1.75 years.

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demonstrates that the Moss Lake Project is highly sensitive to changes in gold price. It is moderately sensitive to changes in OPEX and CAPEX.

Interpretation and conclusions

The Moss Lake deposit is at an advanced stage of exploration and hosts significant gold mineralization.

InnovExplo developed a new interpretation for the Moss Lake deposit using section and plan views. Eighteen (18) mineralized zones enclosed within a gold mineralized envelop characterize the Moss Lake deposit. InnovExplo considers a structural study and surface mapping would greatly improve the understanding of key geological parameters controlling gold mineralization within the project area. Re-logging is also proposed prior to any new drilling program.

After conducting a detailed review of all pertinent information and completing the present Mineral Resource Estimate, InnovExplo concludes the following:

- The geological and grade continuities of the gold mineralized zones of the Moss Lake Project were demonstrated;
- The Moss Lake Project contains at least eighteen (18) continuous mineralized zones;
- The lenses have strike lengths ranging up to 2,500 metres;
- In spite of the current drill spacing, geological continuity seems steady throughout the mineralized zones;
- The zones encountered at the Moss Lake deposit have significant possibility to expand as all the extensions are open. The only limitation is the property boundary to the NE that is close to the deposit;
- The potential is high for upgrading Inferred Resources to Indicated Resources with more diamond drilling in all of the zones;
- The potential is high for adding new resources in the extensions of known zones with additional diamond drilling;
- The potential is high for identifying new parallel zones with additional diamond drilling.

The reader should know that the pit shell used for the resource estimate extends slightly beyond the property limits in its northeastern portion. The entire resource lies within the property limits, and this PEA pit optimization constrained pit limits to the property boundaries.

The property is strategically positioned in an area known to be associated with gold mineralization. InnovExplo considers the present Mineral Resource Estimate to be reliable, thorough, based on quality data, reasonable hypotheses, and parameters compliant with Regulation 43-101 and CIM standards regarding mineral resource estimations. InnovExplo believes that the Moss Lake Project mineral resources are sufficiently advanced for a preliminary economic assessment study.

The open-pit mining plan resulted in 2.44 million ounces of recoverable gold. The mine plan was designed for a nominal 40,000 tonne-per-day operation, with an average stripping ratio of 2.96:1 when including overburden, and 2.46:1 without overburden. The life of mine (LOM) is estimated at ten (10) years. Average yearly gold production for the first five (5) years is 295,825 ounces, and the average for the

InnovExplo

last five (5) years is 192,111 ounces. A yearly average of 243,968 gold ounces is predicted over the LOM.

The estimated mill cut-off grade is 0.38 g/t Au in the northern portion of the deposit (formerly known as the Main Zone) and 0.32 g/t Au in the southern portion (formerly known as the QES Zone). The mill cut-off grade was calculated by WHITTLE™ and is based on the input parameters.

InnovExplo concludes that this PEA demonstrates the potential viability of the Moss Lake Project and has upside that could improve the economics of the project such as:

- The possibility of increasing the potentially mineable resource by eliminating the property constraint on the northeast side of the property.
- Increasing the resource within the pit shell through additional drilling in areas identified by geologists.
- Defining pit slopes based on a geotechnical study.

Water management represents a potential risk to the viability of the project and will have to be studied fully in order to develop a safe and feasible option.

The PEA presents a base case scenario that recovers only runoff from the pit and the TMF. In the case that all water would need to be collected and treated, this would significantly affect the required infrastructure elements and increase the treatment costs, thereby representing a potential risk to the viability of the project.

InnovExplo believes that definition drilling and more advanced engineering work are mandatory for the Moss Lake Project to eventually advance to the pre-feasibility study stage.

InnovExplo considers the present PEA to be reliable, thorough, based on quality data, reasonable hypotheses, and parameters compliant with Regulation 43-101 (NI 43-101) and CIM standards regarding mineral resource estimations.

Recommendations

InnovExplo recommends additional work to confirm the economic potential of the Moss Lake deposit and the rest of Moss Lake property.

Despite the fact that the PEA demonstrates a marginally economic result for the project, InnovExplo recommends additional study to further advance the project. The project has sufficient potential to increase its value by eliminating the current boundary constraint on the northeast side, by increasing resources within the current pit limit, and by better defining the water management scenario. A geotechnical study would be required to better define the pit wall slope configuration.

Caracle Creek recommends that environmental and socio-economic studies and public consultation proceed with the objective of gaining provincial and federal environmental approvals for the project in line with the feasibility timing.

InnovExplo

The information gained from the environmental studies should be integrated into all infrastructure layout and design options under study for the next phase of development.

Estimated reclamation costs and bonding requirements should be reassessed in the next phase of development.

The peak discharge for the Wawiag diversion channel between the open pit and the TMF should be better estimated by constructing a complete hydrological model for the Wawiag River upstream from the mine site. This hydrological model should be calibrated using data from surrounding gaged watersheds with similar characteristics, like the Whitefish River watershed for Water Survey Canada gage number 01AB017.

InnovExplo recommends additional test work on rock samples to define the characteristics and risks related to the water runoff from all the industrial and piling areas on the property. At this time, there is no evidence of acid mine drainage associated with the historical underground exploration program and from the acid base accounting test work. However, additional test work should evaluate whether other deleterious elements would suggest the need to collect and treat these waters.

The pit considered in the PEA is limited to the northeast by the property boundary. Even though the current resources are within the property, this limit is a restriction on the pit size if deeper resources are defined and need to be reached. It is recommended that the issuer examine the possibility of acquiring additional mining titles and surface rights to the north.

If the exploration work outcome is positive, InnovExplo recommends an engineering study, a resource update, and a prefeasibility study in order to further advance the project.

InnovExplo is of the opinion that the character of the Moss Lake property is of sufficient merit to warrant the recommended exploration program and the work described below. The program is divided into two (2) phases. Expenditures for Phase I of the work program are estimated at C$ 6,325,000 (including 15% for contingencies). Expenditures for Phase II of the work program are estimated at C $ 7,164,500 (including 15% for contingencies). The grand total is C$ 13,489,500 (including 15% for contingencies). Phase II of the program is contingent upon the success of Phase I.

InnovExplo

Table 26.1 presents the estimated costs for the various phases of the recommended work program.

**Estimated costs for the recommended work program (in Canadian dollars)
(Section 26 – Table 26.1)**

Budget for Phase 1 – Exploration work	Cost Estimate
Compilation, re-logging, surface mapping and structural study	$ 250,000
In-fill drilling	$ 3,000,000
Drilling extensions of mineralized zones	$ 1,500,000
Drilling targets generated from compilation work, re-logging, surface mapping and structural study.	$ 750,000
Contingency (15%)	$ 825,000
Total phase 1	$ 6,325,000
Budget for Phase 2 – Resources estimate, engineering and environmental study	
Geotechnical study	$ 1,500,000
Hydrogeological and water management study	$ 500,000
Metallurgical test work	$ 1,100,000
Resources update & pre-feasibility report	$ 450,000
Environmental baseline study	$ 1,480,000
Community consultation	$ 200,000
Environmental assessment application	$ 600,000
Permitting application	$ 400,000
Contingency (15%)	$ 934,500
Total Phase 2	$ 7,164,500
TOTAL Phase 1 and Phase 2	$ 13,489,500

Directors and Officers

The names and municipalities of residence of the directors and the executive officers of Moss Lake, positions held by them and their principal occupations and positions held for the past five years are as set forth below.

Name and Municipality	Current Position with	Principal Occupation	Director/Officer
of Residence	Moss Lake	During the Last 5 Years	Since(4)
George Mannard, P. Geo. (1) Toronto, Ontario	President and Director	President, Moss Lake and Vice-President, Exploration, Wesdome	November 30, 1994
Brian Ma Toronto, Ontario	Secretary-Treasurer	Chief Financial Officer, Wesdome and Secretary, Moss Lake	N/A
A. David Birkett(1) Calgary, Alberta	Director	President, Distinct Resources Corp., President, AltaGas Natural Gas Storage Ltd. (a wholly-owned subsidiary of AltaGas Ltd.) and Alton Natural Gas Storage Inc.	January 20, 2000
Richmond Graham, P. Eng., MBA Regina, Saskatchewan	Director	President and Chief Executive Officer, Banyan Gold Corp., Vice President, Distinct Resources Corp.	June 29, 2010
John Hilland, P. Geo.(1) Calgary, Alberta	Director	President, Kaminak Resources Ltd.	June 29, 2004
Donovan Pollitt, P. Eng. CFA Toronto, Ontario	Director	President, Wesdome (January 5, 2010 to August 26, 2013). From 2006 to 2010 he was the Vice-President, Corporate Development	June 29, 2010

Note:

(1)	Member of the Audit Committee.

Currently, the directors and officers of Moss Lake, as a group, beneficially own, directly or indirectly, or exercise control or direction over an aggregate of 4,325,000 (9%) Moss Lake Shares. In addition, the directors and officers of Moss Lake, hold options to purchase 3,400,000 Moss Lake Shares.

Additional information with respect to the directors and the executive officers of Moss Lake is provided below:

A. David Birkett – Independent Director of Moss Lake since 2000

David Birkett graduated in 1985 from the University of Waterloo with a Bachelor of Arts Degree in Economics. He is the President and founding director of Distinct Resources Corp, a private oil company. Mr. Birkett is also the President of AltaGas Natural Gas Storage Ltd. (a wholly owned subsidiary of AltaGas Ltd.) and Alton Natural Gas Storage Inc. Mr. Birkett was the President, Chief Executive Officer and founding director of Landis Energy Corporation, a publicly traded company listed on the TSXV, until it was acquired by AltaGas Ltd. in 2010. He has over 25 years experience with public companies in the areas of corporate development, management, finance and exploration.

Richmond Graham, P.Eng., MBA – Independent Director since 2010

Richmond Graham is a Professional Engineer and holds a Bachelor of Mechanical Engineering from Lakehead University and an MBA from Royal Roads University. He is Corporate Director, President & Chief Executive Officer of Banyan Gold Corp. (formerly Banyan Coast Capital Corp.)., a TSXV gold exploration company. He is also Corporate Director and Vice President of Distinct Resources Corp., a private oil company. From 2008 to 2010 Mr. Graham was Vice President, Corporate Development & Operations with Landis Energy Corporation, a publicly traded TSXV company and, following the sale of Landis to AltaGas Ltd., was Vice President, AltaGas Natural Gas Storage Ltd. (a wholly-owned subsidiary of AltaGas Ltd.) from 2010 to 2013. Mr. Graham has experience identifying growth opportunities and executing large development projects.

John Hilland, P.Geo. – Independent Director since 2004

John Hilland obtained a Bachelor of Science degree in Geological Engineering from the University of British Columbia in 1985 and is registered in Alberta as a Professional Geologist. Mr. Hilland is the President of Kaminak Resources Ltd. Mr. Hilland has worked on gold and PGM projects with several public companies and has also arranged financing and conducted gold exploration projects for private companies. He was Vice President and a director of Landis Energy Corporation, a publicly traded company listed on the TSXV, until it was acquired by AltaGas Ltd. in 2010.

Donovan Pollitt, CFA, P.Eng. – Director of Moss Lake since 2010

Donovan Pollitt is a Professional Engineer in Ontario and holds a Bachelor of Science in Mining Engineering from the University of Toronto. Previously, as President and Chief Executive Officer of Wesdome, he worked on mergers, financings and long-term planning. Mr. Pollitt is also a holder of the Chartered Financial Analyst Designation.

Brian Ma, CA, MAcc

Brian Ma is a Chartered Accountant with a MAcc in Accounting from the University of Waterloo. Mr. Ma has been involved in the mining industry since 2004.

George Mannard, P.Geo. – Director of Moss Lake since 1994

George Mannard is a geologist by training, with a Bachelor of Science from Queen's University and a Master's degree in Mineral Exploration from McGill University. Mr. Mannard's career highlights include being senior project geologist responsible for the Louvicourt discovery in 1989 for Aur Resources Inc. and the development of three gold mines with River Gold Mines Ltd. Mr. Mannard brings with him over 20 years' experience in exploration and production geology.

Cease Trade Orders or Bankruptcies

No director or officer of Moss Lake is, or within the ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any other issuer that, while that person was acting in that capacity, (i) was the subject of a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemptions under securities legislation that was issued after the director or officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

Except as set forth below, no director, officer or principal shareholder of Moss Lake has (i) been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority, or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body.

Personal Bankruptcies

No director, officer or principal shareholder of Moss Lake, or a personal holding company of any such person, has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

Conflicts of Interest

Other than as disclosed herein, there are no known existing or potential material conflicts of interest between Moss Lake and a director or officer of Moss Lake.

Certain of the directors and officers also serve as directors and/or officers of other public companies that may be involved in the oil and gas industry, and therefore it is possible that a conflict may arise between their duties as directors or officers of Moss Lake and their duties as directors and/or officers of such other companies. Any such conflicts shall be dealt with in accordance with the procedures set forth in the Moss Lake articles and the OBCA.

Voting Securities and Principal Holders Thereof

As of the date of this Circular, a total of 47,034,679 Moss Lake Shares were issued and outstanding. Other than as set out herein, each Moss Lake Shareholder is entitled to one vote per Moss Lake Share held on all matters to come before the Meeting, including the Amalgamation Resolution. Holders of Moss Lake Shares are the only Moss Lake Shareholders that will have voting rights at the Meeting.

To the knowledge of the directors and executive officers of Moss Lake, no person or company presently beneficially owns, or controls or directs, directly or indirectly, Moss Lake Shares carrying 10% or more of the voting rights attached to the Moss Lake Shares, except as set forth below:

	Number of Moss Lake Shares
	Beneficially Owned, Controlled or	Percentage of Issued and
Name of Shareholder	Directed (Directly or Indirectly)	Outstanding Moss Lake Shares
Wesdome	26,708,586	57.6%

Dividend Policy

Moss Lake has not paid any dividends on outstanding Moss Lake Shares. The Moss Lake Board will determine the actual timing, payment and amount of dividends, if any, that may be paid by Moss Lake from time to time based upon, among other things, the cash flow, results of operations and financial condition of Moss Lake, the need for funds to finance ongoing operations and other business considerations as the Moss Lake Board considers relevant.

Consolidated Capitalization

Other than the extension of the maturity date of the Moss Lake Note from December 29, 2013 to June 30, 2014, there have been no material changes in the share and loan capital of Moss Lake since September 30, 2013, the date of Moss Lake's most recent interim consolidated financial statements.

Ownership of Securities

As of the date of this Circular, the directors, executive officers and insiders of Moss Lake each beneficially owned or exercised control or direction over the following Moss Lake Shares and Moss Lake Options:

Name	Number and Percentage of Moss Lake Shares Held		Number and Percentage of Moss Lake Options Held
David Birkett	1,485,000	(3.16%)	600,000	(16.7%)

Richmond Graham	50,000	(.116%)	600,000	(16.7%)

John Hilland	2,480,000	(5.27%)	600,000	(16.7%)

Brian Ma	Nil		400,000	(11.1%)

George Mannard	310,000	(0.66%)	600,000	(16.7%)

Donovan Pollitt	Nil		600,000	(16.7%)

Wesdome(1)	26,708,586	(56.78%)	Nil

Note:

(1)	Excludes the Moss Lake Note.

As of the date of this Circular, the directors, executive officers and insiders of Moss Lake beneficially own or exercise control or direction over the following Wesdome Shares or securities convertible into Wesdome Shares:

Name	Number of Wesdome Shares Held	Number and Type of Wesdome Convertible Securities Held
Brian Ma	14,000	165,000 Wesdome Options

George Mannard	253,900	125,000 Wesdome Options

Donovan Pollitt	1,476,707	80,000 Wesdome Options

Prior Sales

The following table summarizes the details of Moss Lake Shares and securities convertible into Moss Lake Shares issued by Moss Lake during the 12 months preceding the date of this Circular:

Date Issued	Number of Securities	Type of Security	Issue Price / Exercise Price
October 23, 2013	1,200,000	Options	$0.15

Price History and Trading Volume of Moss Lake Shares

The Moss Lake Shares are listed and posted for trading on the TSXV under the symbol "MOK". The following table sets forth the market closing price ranges and aggregate trading volume of the Moss Lake Shares for the periods indicated:

Month	High ($)	Low ($)	Volume
February 1 to 14, 2014	0.20	0.165	66,750
January 2014	0.185	0.065	189,980
December 2013	0.11	0.06	114,100
November 2013	0.09	0.055	50,750
October 2013	0.12	0.08	351,950
September 2013	0.08	0.07	18,000
August 2013	0.1	0.07	25,000
July 2013	0.1	0.055	172,000
June 2013	0.15	0.07	213,000
May 2013	0.15	0.1	77,500
April 2013	0.15	0.1	168,500
March 2013	0.18	0.12	281,000
February 2013	0.17	0.1	362,410

Risk Factors

The operations of Moss Lake are subject to risks and uncertainties due to the high risk nature of its business which is the operation, exploration and development of mineral properties. The risks described in this Circular are not the only risks facing Moss Lake. Additional risks not currently known to Moss Lake, or that Moss Lake currently considers immaterial, may also adversely affect Moss Lake's business, operations, financial results or prospects. For additional risk factors relating to Moss Lake and its business, see the disclosure contained in the Moss Lake documents incorporated by reference herein.

Nature of Mineral Exploration

The exploration for and development of mineral deposits involves significant financial risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an orebody may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish ore reserves, to develop metallurgical processes and to construct mining and processing facilities at a site. It is impossible to ensure that the exploration programs planned by Moss Lake will result in a profitable commercial mining operation.

Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Moss Lake not receiving an adequate return on invested capital.

Mining Risks and Insurance

The business of mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labour disputes, encountering unusual or unexpected geologic formations, cave-ins, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Moss Lake carries insurance to protect against certain risks in such amounts as it considers appropriate. Insurance against environmental risks (including potential for pollution or other hazards as a result of disposal of waste products occurring from exploration and production or mine flooding) is not generally available to Moss Lake or to other companies within the industry.

Government Regulations and Environmental Matters

Moss Lake's activities are subject to extensive federal, provincial and local laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of Moss Lake's properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, Moss Lake must comply with known standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. While it is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that Moss Lake would not proceed with the development or operation of a mine.

Income and Resource Taxes

The provision for income and resource taxes is based on the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. Moss Lake records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized. Moss Lake is subject to federal income tax in Canada and is also subject to provincial income tax. The statutory combined corporate tax rate is approximately 27%. Moss Lake is also subject to Québec mining duties at a statutory rate of 12% and Ontario mining duties at a statutory rate of 10%.

Reliance on Management and Wesdome

Moss Lake is heavily reliant on the experience and expertise of its executive officers and, through a management agreement, Wesdome and its executive officers. If any of these individuals should cease to be available to manage the affairs of Moss Lake, its activities and operations could be adversely affected.

Economic Conditions

General levels of economic activity and recessionary conditions may have an adverse impact on Moss Lake's business.

Mineral Resource and Mineral Reserve Estimates

There are numerous uncertainties inherent in estimating mineral resources and mineral reserves, including many factors beyond Moss Lake's control. Such estimation is a subjective process, and the accuracy of any mineral resources and mineral reserves estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management's assumptions, including economic assumptions such as metal prices and market conditions, could have a material effect in the future on Moss Lake's financial position and results of operations.

Competition

The mining industry is intensely competitive in all of its phases, and Moss Lake competes with many companies possessing greater financial resources and technical facilities in its search for, and the acquisition of, mineral properties as well as the recruitment and retention of qualified employees with technical skills and experience in the mining industry. There can be no assurance that Moss Lake will be able to compete successfully with others in acquiring mineral properties, obtaining adequate financing and continuing to attract and retain skilled and experienced employees.

Conflicts of Interest

Certain officers and directors of Moss Lake are or may be associated with other companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The directors are required by law to act honestly and in good faith with a view to the best interests of Moss Lake and to disclose any interest which they may have in any project or opportunity of Moss Lake. Not every officer or director devotes all of their time and attention to the affairs of Moss Lake.

Gold Price Volatility

The profitability of Moss Lake's operations may be significantly affected by changes in the market price of gold and other mineral commodities. Metal prices fluctuate widely and are affected by numerous factors beyond Moss Lake's control. The level of interest rates, the rate of inflation, world supply of mineral commodities and stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political systems and developments. The price of mineral commodities has fluctuated widely in recent years, and future serious price declines could cause commercial production to be uneconomic.

Currency Fluctuations

Currency fluctuations may affect costs at Moss Lake's operations. Gold is sold throughout the world based principally on a U.S.$ price, but Moss Lake's operating expenses are in Cdn$. Any appreciation of the Cdn$ against the U.S.$ could negatively affect Moss Lake's profitability, cash flows and financial position.

Additional Funding Requirements

Further exploration on, and development of Moss Lake's mineral resource properties, will require additional capital. In addition, a positive production decision on any of the Company's development projects would require significant capital for project engineering and construction. Accordingly, the continuing development of Moss Lake's properties will depend upon its ability to obtain financing through the joint venturing of projects, debt financing, equity financing or other means. Although Moss Lake has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will obtain adequate financing in the future.

Share Price Fluctuations

In recent years, the securities markets in Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered development stage companies, have experienced wide fluctuations in price that would have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in price will not occur.

Title Matters

The acquisition of title to mining claims and similar property interests is a detailed and time consuming process. Title to and the area of mining claims and similar property interests may be disputed. Moss Lake investigated title to all of its material mineral properties and obtained title opinions with respect thereto and, based upon such opinions, Moss Lake believes that title to all of its material properties are in good standing; however, the foregoing should not be construed as a guarantee of title to those properties. Title to those properties may be affected by undisclosed and undetected defects.

Dividend Policy

Payment of any future dividends, if any, will be at the discretion of the Moss Lake Board after taking into account many factors, including Moss Lake's operating results, financial condition, and current and anticipated cash needs.

Operational Challenges

The activities of Moss Lake are subject to a number of challenges over which Moss Lake has little or no control, but that may delay production and negatively impact Moss Lake's financial results, including: increases in energy and fuel costs; higher insurance premiums; industrial accidents; labour disputes; shortages of skilled labour; contractor availability; unusual or unexpected geological or operating conditions; slope failures; cave-ins of underground workings; failure of pit walls or dams.

Dilution to Moss Lake Shares

The issuance of additional Moss Lake Shares from time to time may have a depressive effect on the price of the Moss Lake Shares. In addition, as a result of such additional Moss Lake Shares, the voting power of Moss Lake's existing shareholders will be diluted.

Legal Proceedings

Moss Lake is not nor was it a party to, and its properties are not nor were they the subject of, any legal proceedings during Moss Lake's most recently completed financial year and up to the date of the Circular. Moss Lake is not aware of any such proceedings contemplated by or against Moss Lake or its properties.

During the most recently completed financial year and up to the date of the Circular, Moss Lake was not subject to: (i) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority; (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision; or (iii) any settlement agreements entered into before a court relating to Canadian securities legislation or with a Canadian securities regulatory authority.

Material Contracts

During the most recently completed financial year, Moss Lake did not enter into any contracts, besides those entered into in the ordinary course of business, that may be considered to be material to Moss Lake.

Interest of Informed Persons in Material Transactions

Other than as set forth herein, there are no material interests, direct or indirect, of directors or executive officers of Moss Lake, of any shareholder of Moss Lake who beneficially owns or exercises control or direction over, directly or indirectly, more than 10% of the outstanding Moss Lake Shares, or any other Informed Person (as defined in NI 51-102) or any known associate or affiliate of such persons or companies, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or would materially affect Moss Lake.

In considering the recommendation of the Moss Lake Board with respect to the Amalgamation, Moss Lake Shareholders should be aware that certain stakeholders of Moss Lake may have certain interests in connection with the Amalgamation, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Amalgamation. The Moss Lake Board is aware of these interests and has considered them along with the other matters described under "The Amalgamation – Recommendation of the Board of Directors".

Pursuant to MI 61-101, the Amalgamation is a "related party" transaction given that: (i) Donovan Pollitt is a director of Wesdome and Moss Lake; (ii) George Mannard is an officer of Wesdome and an officer and director of Moss Lake; and (iii) Brian Ma is an officer of Moss Lake and Wesdome. Pursuant to the OBCA, Messrs. Pollitt and Mannard were not required to abstain from voting on any matter relating to the Amalgamation.

Auditors, Transfer Agent and Registrar

The auditors of Moss Lake are Grant Thornton LLP, Chartered Accountants, 19th Floor, Royal Bank Plaza South Tower, 200 Bay Street, Box 55, Toronto, Ontario M5J 2P9.

The registrar and transfer agent for the Moss Lake Shares is Computershare, which is located at 100 University Avenue, 8th Floor, Toronto, Ontario.

INFORMATION CONCERNING WESDOME

The following information about Wesdome is presented on a pre-Amalgamation basis and reflects the current business, financial and share capital position of Wesdome. See "Information Concerning the Combined Company" in this Circular for pro forma business and share capital information relating to Wesdome upon completion of the Amalgamation.

The information contained in this section has been prepared by management of Wesdome and contains information in respect of the business and affairs of Wesdome. Information provided by Wesdome is the sole responsibility of Wesdome and Moss Lake does not assume any responsibility for the accuracy or completeness of such information.

Corporate Structure

Name and Incorporation

Wesdome was incorporated under the laws of the Province of British Columbia on October 21, 1980, under the name "Central Crude Ltd.". By Articles of Amendment effective January 8, 1991, the original Articles of Wesdome were deleted in their entirety, replaced and its authorized capital was increased. Effective July 2, 1991, Articles of Continuance were filed in the Province of Ontario such that Wesdome is presently governed by the OBCA. By Articles of Amendment effective July 27, 1994, Wesdome changed its name to "River Gold Mines Ltd." and by Articles of Amendment effective February 1, 2006, Wesdome changed its name to "Wesdome Gold Mines Ltd.".

Wesdome's registered and principal office is at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, Telephone: (416) 360-3743, Facsimile: (416) 360-7620, e-mail: info@wesdome.com, website: www.wesdome.com.

The Wesdome Shares are listed for trading on the TSX under the symbol "WDO". Wesdome is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec and New Brunswick.

Intercorporate Relationships

Wesdome owns approximately 57.6% of the Moss Lake Shares and 100% of the common shares in the capital of 0976408 B.C. Ltd. (the company resulting from the September 30, 2013 amalgamation of Wesdome's wholly-owned subsidiary, 0976408 B.C. Ltd. and Windarra Minerals Ltd.).

Wesdome Documents Incorporated by Reference and Further Information

Information in respect of Wesdome has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada in which Wesdome is a reporting issuer. Copies of documents incorporated herein by reference may be obtained on request without charge from Brian Ma, the Secretary-Treasurer of Wesdome, at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, phone (416) 360-3743. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. Financial information respecting Wesdome is provided in the Wesdome financial statements and management's discussion and analysis, which are incorporated herein by reference.

The following documents of Wesdome filed with the various securities commissions or similar authorities in the jurisdictions where Wesdome is a reporting issuer, are specifically incorporated by reference into and form an integral part of the Circular:

(a)	Wesdome AIF;

(b)	audited consolidated financial statements of Wesdome as at December 31, 2012 and 2011, together with the notes thereto and the auditors' report thereon;

(c)	management's discussion and analysis of the financial condition and results of operations of Wesdome for the financial years ended December 31, 2012 and 2011;

(d)	Interim Financial Statements;

(e)	Interim MD&A;

(f)	Wesdome Circular; and

(g)
material change report of Wesdome dated August 27, 2013 with respect to the announcement by Wesdome of it entering into an agreement (the "Settlement Agreement") with Resolute Performance Fund to reconstitute the Wesdome Board, appoint a new President and Chief Executive Officer and appoint a new Chairman of the Wesdome Board.

Any documents of the type required by NI 44-101 to be incorporated by reference in a short form prospectus, including any material change reports (except confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon, information circulars, annual information forms and business acquisition reports (excluding those portions that are not required pursuant to NI 44-101) filed by Wesdome with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of the Circular and prior to the completion of the Amalgamation in accordance with the terms of the Business Combination Agreement and the Amalgamation Agreement will be deemed to be incorporated by reference in the Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of the Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Circular.

Description of the Business

Wesdome is a mining, exploration and development business and has been producing gold and generating revenues of over $30 million annually for seventeen years. The principal product of Wesdome is gold in the form of doré bars. The gold is further refined at the Royal Canadian Mint to produce gold that meets international delivery standards. The gold is refined under commercially competitive terms common to the industry. About one ounce of by-product silver is recovered for each ten ounces of gold. Gold is sold on numerous markets worldwide and, at any time, it is not difficult to ascertain the current market price. Wesdome is not dependent upon any one customer. As of the date hereof, Wesdome's principal properties are the Eagle River property, including the Eagle River mine, and the Mishi mine and the Wesdome properties, including the Kiena mine and the Wesdome deposit. The Eagle River and Mishi properties are 100% owned and located 50 kilometers due west of Wawa, Ontario. The Kiena property, which is not presently operating, is located in Val d'or, Quebec. Eagle River, Mishi and Kiena are integrated mining and processing infrastructures.

For a description of the Moss Lake Property, which will be a material property to Wesdome following completion of the Amalgamation, see "Information Concerning Moss Lake – Description of the Business".

Further additional information concerning the business of Wesdome and its operations can be found in the Wesdome AIF and other documents incorporated by reference herein.

Consolidated Capitalization

The following table sets forth Wesdome's consolidated capitalization as at September 30, 2013, the date of Wesdome's most recent interim consolidated financial statements, adjusted to give effect to the issuance of the Wesdome Shares under the Amalgamation. The table should be read in conjunction with the Interim Financial Statements, and the Interim MD&A and the other financial information contained or incorporated by reference in this Circular.

	As at September 30, 2013 – Before giving effect to the Amalgamation	As at September 30, 2013 – After giving effect to the Amalgamation
Common Shares	105,803,191	111,173,896

Dividends

There is no restriction on the ability of Wesdome to pay dividends other than cash flow considerations. Dividend payments in the future will depend on Wesdome's ability to continue as a going concern and to generate earnings. Wesdome paid an initial dividend of $0.05 per share in the fourth quarter of 1996, a dividend of $0.03 per share in the fourth quarter of 1997, a dividend of $0.04 per share in the fourth quarter of 1998, a dividend of $0.02 per share in the second quarter of 2009, a dividend of $0.02 per share in the second quarter of 2010 and a dividend of $0.02 per share in the second quarter of 2011.

Payment of any future dividends, if any, will be at the discretion of the Wesdome Board after taking into consideration many factors, including Wesdome's operating results, financial condition, and current and anticipated cash needs.

Share Capital

The authorized share capital of Wesdome consists of an unlimited number of Wesdome Shares without par value of which 105,894,391 Wesdome Shares are outstanding as at the date hereof.

Each Wesdome Share is entitled to one vote at meetings of Wesdome Shareholders and carries with it equal rights with respect to dividends, if any, and residual interests upon dissolution of Wesdome. Wesdome Shareholders have no pre-emptive rights, nor any right to convert their Wesdome Shares into other securities.

Wesdome has issued 7% convertible unsecured debentures which mature May 31, 2017. Also as of the date hereof, there were $7,021,000 principal amount of debentures outstanding, which are convertible into Wesdome Shares at $2.50 per share.

Prior Sales

The following table summarizes the details of Wesdome Shares and securities convertible into Wesdome Shares issued by Wesdome during the 12 months preceding the date of this Circular:

Date Issued	Number of Securities	Type of Security	Issue Price / Exercise Price
April 8, 2013	50,000	Options	$0.56
July 11, 2013	55,000	Options	$0.38
August 27, 2013	240,000	Options	$0.70
October 21, 2013	460,000	Options	$0.56
January 10, 2014	315,000	Options	$0.61
January 17, 2014	75,000	Options	$0.66

Trading Price and Volume

The Wesdome Shares are listed and posted for trading on the TSX under the symbol "WDO". The following table sets forth the market closing price ranges and aggregate trading volume of the Wesdome Shares for the periods indicated:

Month	High ($)	Low ($)	Volume
February 1 to 14, 2014	0.88	0.65	2,268,802
January 2014	0.81	0.59	1,729,862
December 2013	0.65	0.55	1,131,487
November 2013	0.68	0.5	2,941,824
October 2013	0.72	0.53	1,303,853
September 2013	0.73	0.55	926,303
August 2013	0.81	0.35	294,857
July 2013	0.42	0.315	1,010,342
June 2013	0.5	0.34	619,836
May 2013	0.57	0.455	584,585
April 2013	0.63	0.47	623,267
March 2013	0.81	0.46	2,172,172
February 2013	0.94	0.75	815,274

Principal Securityholders

To the knowledge of Wesdome, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of Wesdome carrying 10% or more of the voting attached to any class of voting securities of Wesdome other than Resolute Performance Fund, Toronto, Ontario, which owns or has control or direction over 22,718,300 Wesdome Shares (approximately 21.5% of the issued and outstanding Wesdome Shares as of the date hereof).

Directors and Executive Officers

The current directors and executive officers of Wesdome will continue in their same positions with the Combined Company following completion of the Amalgamation. See "Information Concerning the Combined Company – Directors and Officers" for additional information, including biographical information, of the directors and officers of Wesdome.

For information relating to Wesdome's corporate governance policies, as well as information relating to executive and director compensation, see the description under the headings "Statement of Corporate Governance Practices", "Report on Executive Compensation", and "Board of Directors – Compensation of Directors" in the Wesdome Circular, which is incorporated by reference herein.

Indebtedness

There is no indebtedness outstanding of any current or former director, executive officer or employee of Wesdome or any of its subsidiaries which is owing to Wesdome or any of its subsidiaries or to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Wesdome or any of its subsidiaries, entered into in connection with a purchase of securities or otherwise.

No individual who is, or at any time during the most recently completed financial year of Wesdome was, a director or executive officer of Wesdome, no proposed nominee for election as a director of Wesdome and no associate of such person:

(a)	is or at any time since the beginning of the most recently completed financial year of Wesdome has been, indebted to Wesdome or any of its subsidiaries; or

(b)
whose indebtedness to another person is, or at any time since the beginning of the most recently completed financial year of Wesdome has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Wesdome or any of its subsidiaries, whether in relation to a securities purchase program or other program or otherwise.

Risk Factors

The operations of Wesdome are subject to risks and uncertainties due to the nature of its business. An investment in Wesdome Shares involves significant risks which should be carefully considered by potential investors. In addition to information set out elsewhere in this Circular, Moss Lake Shareholders should carefully consider the risk factors described under the heading "Risks and Uncertainties" in the Wesdome AIF incorporated by reference in this Circular. The risks described in the Wesdome AIF and elsewhere in this Circular are not the only risks facing Wesdome. Additional risks not currently known to Wesdome, or that Wesdome currently considers immaterial, may also adversely affect Wesdome's business, operations, financial results or prospects.

Legal and Regulatory Proceedings

There are no pending material legal proceedings to which Wesdome is or is likely to be a party to or which its properties are or are likely to be subject.

Interests of Management and Others in Material Transactions

No director or executive officer of Wesdome, and no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of Wesdome's outstanding voting securities and no associate or affiliate of any of such persons or companies has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect Wesdome.

Material Contracts

During its most recently completed financial year, Wesdome did not enter into any contracts, besides the Settlement Agreement and those entered into in the ordinary course of business that may be considered to be material to Wesdome.

For a description of the material terms of the Business Combination Agreement and the Amalgamation Agreement see "The Business Combination Agreement" in this Circular.

Auditors, Transfer Agent and Registrar

The auditors of Wesdome are Grant Thornton LLP, Chartered Accountants, 19th Floor, Royal Bank Plaza South Tower, 200 Bay Street, Box 55, Toronto, Ontario M5J 2P9.

The registrar and transfer agent in Canada for the Wesdome Shares is Computershare which is located at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1.

INFORMATION CONCERNING THE COMBINED COMPANY

General

Upon completion of the Amalgamation, Moss Lake will have amalgamated with Subco to form Amalco, and Wesdome will own all of the outstanding shares of Amalco.

After completion of the Amalgamation, the business and operations of Amalco will be managed and operated as a subsidiary of Wesdome. Wesdome expects that the business and operations of Wesdome and Moss Lake will be consolidated and the principal executive office of the Combined Company will be located at Wesdome's current head office, being 8 King Street East, Suite 1305, Toronto, Ontario.

Organizational Chart

The following chart shows the expected corporate structure of the Combined Company immediately following completion of the Amalgamation:

Description of Business

Following completion of the Amalgamation, the Combined Company will hold the principal assets currently owned by Wesdome and Moss Lake. Please refer to "Information Concerning Moss Lake –Description of the Business" and "Information Concerning Wesdome – Description of the Business" in this Circular.

Directors and Officers

Following completion of the Amalgamation, the board of directors of Amalco will be comprised of five directors, being the five officers of Wesdome.

The following table sets forth the name, municipality of residence, position with Wesdome, principal occupation and number of Wesdome Shares which are expected to be beneficially owned by each person who is presently and is expected to continue to be a director and/or officer of Wesdome upon completion of the Amalgamation:

Name and Province or			Number of
State and Country of			Wesdome Shares
Residence	Position with Wesdome	Principal Occupation	Held
Marc Blais Québec, Canada	Director	Director and Chief Operating Officer, Sunset Cove Mining Inc.	30,000
Joseph Hamilton Ontario, Canada	Director	President, Pickax International Corporation	Nil
Donald D. Orr Ontario, Canada	Director	Consultant	100,000
Donovan Pollitt Ontario, Canada	Director	Consultant	1,476,707
Rostislav Raykov New Jersey, United States	Director	Chief Executive Officer, Adherex Technologies Inc.	729,500
Hemdat Sawh Ontario, Canada	Director	Chief Financial Officer, Scorpio Mining Corporation	4,000
Barry Smith Ontario, Canada	Director and Chairman	Director and Secretary- Treasurer, The Rosedale Group	946,007
Rowland Uloth Ontario, Canada	Director and President and Chief Executive Officer	President and Chief Executive Officer, Wesdome	350,925
Benoit Laplante Quebec, Canada	Vice President, Corporate Development	Vice President Corporate Development, Wesdome	Nil
Brian Ma Ontario, Canada	Chief Financial Officer, Secretary and Treasurer	Chief Financial Officer, Wesdome and Moss Lake	14,000
George Mannard Ontario, Canada	Vice-President, Exploration	Vice-President, Exploration, Wesdome and President, Moss Lake	253,900
Philip Ng Ontario, Canada	Chief Operating Officer	Chief Operating Officer, Wesdome	Nil

The following are brief biographies of the directors and executive officers of the Combined Company.

Marc Blais, CPA, CGA – Independent Director of Wesdome since 2006

Marc Blais is a Certified Public Accountant and has been with Sunset Cove Mining Inc., a publicly traded mining firm, since 2008. Previously he was President of Dynacor Mines Inc. from 1993 to 2007. From 1988 to 1993 he worked as a senior chartered professional accountant and as a financial planner and consultant. Earlier on in his career he worked as an accountant in various assignments.

Joseph Hamilton, P.Geo., CFA – Independent Director of Wesdome since 2013

Mr. Hamilton is a Professional Geologist with over 14 years of mineral exploration experience in addition to over 7 years as a mining analyst in the investment industry and 3 years experience in mining development. He is currently the President of Pickax International Corporation, the Chairman of Unigold Inc., Chief Executive Officer and a Director of Malbex Resources Inc. and a Managing Director of Primary Capital Inc. He previously has held senior management positions with Noront Resources Ltd. and African Copper Plc. In addition to being a Professional Geologist in Ontario, Mr. Hamilton is a Chartered Financial Analyst, a member of the CFA Institute and a member of the Institute of Corporate Directors.

Donald Orr, CA – Director of Wesdome since 1994

Donald Orr is a Chartered Accountant with a Bachelor of Commerce from the University of Toronto. Mr. Orr has been involved in the mining industry since 1977. Mr. Orr was the Secretary-Treasurer of Wesdome from 1994 to June 2011 and has been a director of Wesdome since 1994.

Donovan Pollitt, CFA, P.Eng. – Director of Wesdome since 2006

Donovan Pollitt is a Professional Engineer in Ontario and holds a Bachelor of Science in Mining Engineering from the University of Toronto. Previously, as President and Chief Executive Officer of Wesdome, he worked on mergers, financings and long-term planning. Mr. Pollitt is also a holder of the Chartered Financial Analyst Designation.

Rostislav Raykov – Independent Director of Wesdome since 2013

Mr. Raykov has served as a director and Chief Executive Officer of Adherex Technologies Inc. a publicly traded biotechnology company since July 2009. Mr. Raykov also serves on the board of directors of Amarillo Gold Corporation, a publicly traded exploration company. Mr. Raykov is also a General Partner at DCML, a private investment partnership. Prior to DCML, Mr. Raykov was a co-founder and portfolio manager for Alchem Investment Partners, an event driven hedge fund. Mr. Raykov also worked as a portfolio manager for Purchase Associates, an event driven hedge fund owned by John Levin & Co. He began his career as a financial analyst in the natural resources group at Bear Stearns. Mr. Raykov graduated from the University of North Carolina at Chapel Hill, where he earned a Bachelor of Science degree in business administration.

Hemdat Sawh, CA – Independent Director of Wesdome since 2009

Hemdat Sawh is a Chartered Accountant, and holds an MBA degree in accounting from York University, a Bachelor of Science degree in Geology from Concordia University and a graduate diploma in Geology from McGill University. Hemdat has over 16 years of accounting and auditing experience at Grant Thornton LLP, culminating in the position of principal, where he acted as lead supervisor for auditing teams of businesses with a concentration in publicly listed mining companies. Mr. Sawh is currently the Chief Financial Officer of Scorpio Mining Corporation, a TSX listed company with polymetallic operations in Mexico. Mr. Sawh also served as Chief Financial Officer for Goldbelt Resources Ltd. and Crystallex International Corporation, both TSX listed gold mining companies.

Barry Smith, MBA, P.Eng. – Independent Director of Wesdome since 2013

Barry Smith is a co-founder, Secretary-Treasurer and Director of Rosedale Transport Limited. He served as a Director of Western Quebec Mines Inc. from 1991 and President and Chief Executive Officer from 2001 until Western Quebec merged with Wesdome in 2007. He holds a degree in Mechanical Engineering from the University of Toronto and an MBA from York University. Mr. Smith is a retired pilot from Air Canada where he was Chief Pilot Training and Chief Pilot B-767 and was involved in negotiations and conflict resolution issues.

Rowland Uloth – Director of Wesdome since 2013

Rowland Uloth serves as the President of Rosedale Transport Limited, which he co-founded in 1969. Mr. Uloth was the Chairman of FR Insurance of Bridgetown, Barbados for two years until March 2013. He was also President of Wesdome from May 2007 to December 2009 and a Director of Wesdome from 1999 to 2009, serving as Wesdome's Chairman from 2006 to 2009.

Benoit Laplante, P.Eng., M.Sc.A.

Benoit Laplante is a professional mining engineer with a M.Sc.A. and a Bachelor of Science in mining engineering from Ecole Polytechnique de Montreal. Mr. Laplante joined Wesdome as the Vice-President, Corporate Development in February 2014.

Brian Ma, CA, MAcc

Brian Ma is a Chartered Accountant with a MAcc in Accounting from the University of Waterloo. Mr. Ma has been involved in the mining industry since 2004.

George Mannard, P.Geo.

George Mannard is a geologist by training, with a Bachelor of Science from Queen's University and a Master's degree in Mineral Exploration from McGill University. Career highlights include being senior project geologist responsible for the Louvicourt discovery in 1989 for Aur Resources Inc. and the development of three gold mines with River Gold Mines Ltd. Mr. Mannard brings with him over 20 years' experience in exploration and production geology.

Philip Ng, M.Eng., P.Eng.

Philip Ng is a Professional Engineer in Ontario who has worked in the mining industry for over 20 years. He worked previously as Chief Operating Officer for Queenston Mining Inc. as well as Senior Vice-President of Mining Operations for Claude Resources Inc. Mr. Ng also worked previously with major mining companies including INCO as Chief Mining Engineer at the Coleman McCreedy East Mine in Sudbury, and was also employed by Hudson Bay Mining and Smelting as a Rock Mechanic Specialist/Mine Planner and Mining Engineer. He holds a Bachelor of Engineering and an Master of Engineering in Mining Engineering from McGill University in Montreal.

Capital Structure

The authorized capital of the Combined Company following the Amalgamation will continue to be as described under the heading "Information Concerning Wesdome – Share Capital" and the rights and restrictions of the Wesdome Shares will remain unchanged. The issued share capital of Wesdome will change as a result of the consummation of the Amalgamation, to reflect the issuance of the Wesdome Shares contemplated in the Amalgamation. It is expected that upon completion of the Amalgamation, the Combined Company will have the following shares outstanding:

Designation of Security	Amount authorized to be issued	Amount outstanding after giving effect to the Amalgamation(1)(2)
Common Shares	Unlimited	114,173,896

Notes:

(1)	This figure includes the 5,279,505 Wesdome Shares to be issued to Moss Lake Shareholders (other than Wesdome) in exchange for existing Moss Lake Shares pursuant to the Amalgamation.
(2)	Assumes no exercise of Dissent Rights.

Fully Diluted Share Capital

The following table sets out the fully diluted share capital of the Combined Company after giving effect to the Amalgamation:

	Number of Wesdome Shares		Percentage of Total
Pre-Amalgamation Wesdome Shares	105,894,391		90.1%
Wesdome Shares issued to Moss Lake Shareholders (other than Wesdome) pursuant to the Amalgamation	5,279,505	(1)	4.5%
Wesdome Shares reserved for issuance upon exercise of existing options under the Old Wesdome Plan	2,180,000		1.9%
Wesdome Shares reserved for issuance upon exercise of existing options under the Wesdome Plan	390,000		0.3%
Wesdome Shares reserved for issuance upon exercise of former Moss Lake Options under the stock option plan of Moss Lake	935,065		0.8%
Wesdome Shares reserved for issuance upon exercise of existing convertible debentures into Wesdome Shares	2,808,400		2.4%
	117,487,361		100.00%

Note:

(1)	Assumes no exercise of Dissent Rights.

To the knowledge of Wesdome, following completion of the Amalgamation, there will be no person or company that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Combined Company carrying 10% or more of the voting attached to any class of voting securities of the Combined Company, except as follows:

Percentage of Issued and
	Number of Wesdome Shares	Outstanding Wesdome Shares
	Beneficially Owned, Controlled or	(after giving effect to the
Name of Shareholder	Directed (Directly or Indirectly)	Amalgamation)
Resolute Performance Fund	22,718,300	20.43%

Risk Factors

The risk factors set out under the headings "Information Concerning Moss Lake – Risk Factors" and "Information Concerning Wesdome – Risk Factors" and "Risk Factors" in this Circular, as well as risks not currently known to Wesdome or Moss Lake, could materially adversely affect the Combined Company's future business, operations and financial condition and could cause them to materially differ from the estimates described in the forward-looking statements in this Circular relating to Wesdome and the Combined Company.

Auditors, Registrar and Transfer Agent

The auditors of Wesdome following completion of the Amalgamation will continue to be Grant Thornton LLP. The registrar and transfer agent for the Wesdome Shares following the Amalgamation will continue to be Computershare.

RISK FACTORS

Moss Lake Shareholders should understand that if the Amalgamation is completed, all Moss Lake Shareholders (other than Wesdome) will receive Wesdome Shares pursuant to the Amalgamation and become Wesdome Shareholders. As a result, Moss Lake Shareholders will be subject to all of the risks associated with the operations of Wesdome and the industry in which such entities operate. Those risks include the risk factors described in the Wesdome AIF, as may be updated by the Interim MD&A, each of which is incorporated by reference herein.

Risks Relating to the Amalgamation

The Amalgamation is subject to conditions to closing that could result in the Amalgamation being delayed or not consummated, or can be terminated in certain circumstances, each of which could negatively impact Moss Lake's stock price and future business and operations.

The Amalgamation is subject to conditions to closing as set forth in the Business Combination Agreement, including obtaining the requisite approvals of the Moss Lake Shareholders. In addition, each of Wesdome and Moss Lake has the right, in certain circumstances, to terminate the Business Combination Agreement. See "The Business Combination Agreement – Termination" for a summary of such conditions and termination rights. If the Business Combination Agreement is terminated or any of the conditions to the Amalgamation are not satisfied and, where permissible, not waived, the Amalgamation will not be consummated. Failure to consummate the Amalgamation or any delay in the consummation of the Amalgamation or any uncertainty about the consummation of the Amalgamation may adversely affect Moss Lake's share price or have an adverse impact on Moss Lake's future business operations.

If the Amalgamation is not completed, Moss Lake's ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Amalgamation, Moss Lake would be subject to a number of risks, including the following:

(a)	negative reactions from the financial markets and from persons who have or may be considering business dealings with Moss Lake;

(b)
Moss Lake will be required to pay certain costs relating to the Amalgamation, whether or not the Amalgamation is completed. In that regard, Moss Lake expects to incur acquisition-related expenses of approximately $200,000, consisting of legal and accounting fees and financial printing and other related charges in connection with the Amalgamation. These amounts are preliminary estimates and the actual amounts may be higher or lower;

(c)	if the Business Combination Agreement is terminated in certain circumstances, Moss Lake may be obligated to pay Wesdome the Termination Fee; and

(d)	the Moss Lake Note will remain outstanding and owing to Wesdome.

Because the market price of the Wesdome Shares and the Moss Lake Shares will fluctuate and the Exchange Ratio is fixed, Moss Lake Shareholders cannot be certain of the market value of the Wesdome Shares they may receive for their Moss Lake Shares under the Amalgamation.

The Exchange Ratio between Moss Lake Shares and Wesdome Shares, on a per-share basis, is fixed and will not increase or decrease due to fluctuations in the market price of Wesdome Shares or Moss Lake Shares. The market price of Wesdome Shares or Moss Lake Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, the differences between Wesdome's and Moss Lake's actual financial or operating results and those expected by investors and analysts, changes in analysts' projections or recommendations, fluctuations in the price of gold, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Wesdome Shares that Moss Lake Shareholders will receive on the Effective Date. There can be no assurance that the market value of the Wesdome Shares that the Moss Lake Shareholders will receive on the Effective Date will equal or exceed the market value of the Moss Lake Shares held by such Moss Lake Shareholders prior to the Effective Date. In addition, the trading price of the Wesdome Shares may decline following the completion of the Amalgamation.

The Business Combination Agreement may be terminated by Moss Lake or Wesdome in certain circumstances which could negatively impact Moss Lake's stock price and future business and operations.

Each of Moss Lake and Wesdome has the right, in certain circumstances, to terminate the Business Combination Agreement. See "The Business Combination Agreement – Termination". Accordingly, there can be no certainty, nor can Moss Lake provide any assurance, that the Business Combination Agreement will not be terminated by either of Moss Lake or Wesdome prior to the completion of the Amalgamation. For example, both Moss Lake and Wesdome have the right, in certain circumstances, to terminate the Business Combination Agreement in the event of a change that has a material adverse effect on the other party, as applicable. There can be no assurance that a change having such a material adverse effect on either Moss Lake or Wesdome will not occur prior to the Effective Date of the Amalgamation, in which case either Moss Lake or Wesdome, as the case may be, could elect to terminate the Business Combination Agreement and the Amalgamation would not proceed. If, for any reason, the Business Combination Agreement is terminated, this could adversely affect Moss Lake's stock price and have an adverse impact on its future business operations.

Directors and executive officers of Moss Lake may have interests in the Amalgamation that are different from those of Moss Lake Shareholders generally.

Certain executive officers and directors of Moss Lake may have interests in the Amalgamation that may be different from, or in addition to, the interests of Moss Lake Shareholders generally including, but not limited to, the receipt of Wesdome Options in exchange for Moss Lake Options as discussed under the headings "The Amalgamation – Interests of Senior Management and Others in the Amalgamation", "The Amalgamation – Treatment of Moss Lake Note and Moss Lake Options" and "Information Concerning Moss Lake – Ownership of Securities". The independent directors of the Moss Lake Board reviewed and evaluated the interests that certain directors and officers of Moss Lake may receive under the Amalgamation and which may constitute "collateral benefits" for purposes of MI 61-101. The Moss Lake Board has unanimously recommended in favour of the Amalgamation. Nevertheless, Moss Lake Shareholders should consider these interests in connection with their vote on the Amalgamation Resolution, including whether these interests may have influenced Moss Lake's executive officers and directors to recommend or support the Amalgamation.

Risks Related to Wesdome and the Combined Company

For a discussion of the risk factors associated with Wesdome, please refer to the risk factors described in the Wesdome AIF, as may be updated by the Interim MD&A. Also please refer to any subsequent documents of the type described in item 11.1 of Form 44-101F1 – Short Form Prospectus filed by Wesdome with any securities commission or similar regulatory authority in Canada subsequent to the date of this Circular and prior to the Effective Date.

There are additional risk factors related to Wesdome, and the Combined Company upon completion of the Amalgamation, including those set forth below. These factors are in addition to those indicated in the Wesdome AIF and elsewhere in this Circular.

The business of the Combined Company will be subject to risks currently affecting the businesses of Wesdome and Moss Lake. For a discussion of the businesses of Moss Lake and Wesdome, together with risk factors to consider in connection with those businesses, see the documents incorporated by reference into this Circular, including the Wesdome AIF, which is available on Wesdome's profile on SEDAR at www.sedar.com.

There can be no assurance that access to required finance will be available to the Combined Company on acceptable terms, or at all.

The Combined Company may require additional capital if it decides to develop other properties or make additional acquisitions. The Combined Company may also encounter significant unanticipated liabilities or expenses. The Combined Company may be required to obtain additional financing in the future to fund exploration and development activities or acquisitions of additional projects. There can be no assurance that it will be able to obtain the necessary financing in a timely manner, on acceptable terms or at all.

In addition, any debt financing, if available, may involve financial covenants which limit the Combined Company's operations.

The Combined Company may not realize the benefits of the combination of Wesdome and Moss Lake's mineral projects.

As part of its strategy, the Combined Company will continue its efforts to develop new gold projects and will have an expanded portfolio of exploration properties as a result of the Amalgamation. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

It is possible that actual results for the Combined Company's projects will differ from Moss Lake's and Wesdome's current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/or operating costs above current estimates. If actual results are less favourable than Wesdome and Moss Lake currently estimate, the Combined Company's business, results of operations, financial condition and liquidity could be adversely impacted.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed herein, management of Moss Lake is unaware of any material interest, direct or indirect, of any "informed person" (as such term is defined in NI 51-102) of Moss Lake, proposed director, or any associate or affiliate of any informed person or proposed director of Moss Lake, in any transaction since the beginning of the last completed financial year of Moss Lake or in any proposed transaction which has materially affected or would materially affect Moss Lake.

INTERESTS OF EXPERTS

Certain legal matters relating to the Amalgamation will be passed upon by Bennett Jones LLP on behalf of Moss Lake and by Baker & McKenzie LLP on behalf of Wesdome. As of the date hereof, the designated professionals of Bennett Jones LLP beneficially own, directly or indirectly, less than 1% of the issued and outstanding Moss Lake Shares and Wesdome Shares and the designated professionals of Baker & McKenzie LLP beneficially own, directly or indirectly, less than 1% of the issued and outstanding Moss Lake Shares and Wesdome Shares.

The NI 43-101 information contained in and incorporated by reference in this Circular are derived from a report prepared by InnovExplo Inc. As of the date hereof, InnovExplo Inc. does not beneficially own, directly or indirectly, any Moss Lake Shares.

Grant Thornton LLP are the auditors of Moss Lake, and has confirmed that it is independent of Moss Lake, in accordance with the relevant rules and related interpretation prescribed by the Institute of Chartered Accountants.

Grant Thornton LLP are the auditors of Wesdome, and has confirmed that it is independent of Wesdome, in accordance with the relevant rules and related interpretation prescribed by the Institute of Chartered Accountants.

The Fairness Opinion included in this Circular was provided to Moss Lake by Jennings. As of the date hereof, the partners, employees, and consultants of Jennings beneficially own, directly or indirectly, less than 1% of the outstanding Moss Lake Shares.

ADDITIONAL INFORMATION

Moss Lake and Wesdome file reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on SEDAR at www.sedar.com. Financial information concerning Moss Lake is provided in its financial statements for the years ended December 31, 2012 and 2011 and the three and nine month periods ended September 30, 2013 and the accompanying management's discussion and analysis, all of which are incorporated herein by reference and can be accessed on SEDAR. Securityholders wishing to receive a copy of such materials should mail a request to Moss Lake at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5, Attention: Brian Ma.

OTHER MATTERS

Management of Moss Lake is not aware of any other matters to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Moss Lake Shares represented thereby in accordance with their best judgment on such matter.

APPROVAL OF THE MOSS LAKE BOARD

The contents and the sending of the Notice of Meeting and this Circular have been approved by the Moss Lake Board.

DATED as of this 14th day of February, 2014.

       BY ORDER OF THE MOSS LAKE BOARD

       (Signed) "George Mannard"

       George Mannard, President

APPENDIX A

AMALGAMATION RESOLUTION

BE IT RESOLVED THAT:

1.
The amalgamation (the "Amalgamation") under Section 174 of the Business Corporations Act (Ontario) (the "OBCA") involving Moss Lake Gold Mines Ltd. (the "Company"), Wesdome Gold Mines Ltd. ("Wesdome") and 2404027 Ontario Inc. ("Subco"), as more particularly described and set forth in the management proxy circular (the "Circular") of the Company dated February 14, 2014, accompanying the notice of this meeting, is hereby authorized, approved and adopted.

2.
The: (i) business combination agreement dated as of January 23, 2014 between the Company, Wesdome and Subco (the "Business Combination Agreement") and related transactions; (ii) actions of the directors of the Company in approving the Business Combination Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

3.
The amalgamation agreement (the "Amalgamation Agreement") in substantially the form as attached as Appendix B to the Circular be and the same is hereby authorized and approved, and the Company be and is hereby authorized and directed to enter into and perform its obligations under the Amalgamation Agreement, substantially in the form and on the terms and conditions of the Amalgamation Agreement.

4.
Notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement; and (ii) subject to the terms of the Amalgamation Agreement, not to proceed with the Amalgamation and related transactions.

5.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA such documents as are necessary or desirable to give effect to the Amalgamation in accordance with the Amalgamation Agreement, such determination to be conclusively evidenced by the execution and delivery of such documents.

6.
Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

APPENDIX B

AMALGAMATION AGREEMENT

(please see attached)

FORM OF AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the • day of •, 2014.

BETWEEN:

WESDOME GOLD MINES LTD., a company existing under the laws of the Province of Ontario,

(hereinafter referred to as "Wesdome")

- and -

MOSS LAKE GOLD MINES LTD., a company existing under the laws of the Province of Ontario,

(hereinafter referred to as "Moss Lake")

- and -

2404027 ONTARIO INC., a company existing under the laws of the Province of Ontario,

(hereinafter referred to as "Subco")

WHEREAS Moss Lake and Subco, which is a wholly-owned subsidiary of Wesdome, have agreed to amalgamate pursuant to Section 174 of the Act upon the terms and conditions hereinafter described and for such purpose Wesdome has agreed to issue Wesdome Shares as hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.01	Definitions

In this Agreement, unless the context otherwise requires, the following words and phrases shall have the meanings hereinafter set forth:

"Act" means the Business Corporations Act (Ontario), together with the regulations thereunder, as the same may be amended from time to time.

"Agreement", "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

"Amalgamated Corporation" means the continuing corporation constituted upon the Amalgamation becoming effective.

 "Amalgamating Corporations" means Moss Lake and Subco.

"Amalgamation" means the amalgamation of the Amalgamating Corporations under the provisions of the Act as contemplated in this Agreement.

"Articles of Amalgamation" means the Articles of Amalgamation with respect to the Amalgamation.

"Common Shares" means the common shares in the capital of the Amalgamated Corporation.

"Dissent Rights" means the rights of dissent exercisable by Shareholders in respect of the Amalgamation pursuant to Section 185 of the Act.

"Dissenting Shareholder" means a registered Moss Lake shareholder who, in connection with the special resolution of the Moss Lake shareholders which approves and adopts this Agreement, has exercised the right to dissent pursuant to Section 185 of the Act in strict compliance with the provisions thereof and thereby becomes entitled to receive, if the Amalgamation is completed, the fair value of his or her Moss Lake Shares as determined by a court.

"Effective Date" means the date shown on the Certificate of Amalgamation endorsed by the Director under the Act giving effect to the Amalgamation.

"Moss Lake Note" means the promissory note in the principal amount of $2,000,000 issued by Moss Lake in favour of Wesdome.

"Moss Lake Shares" means the common shares in the capital of Moss Lake as constituted on the Effective Date.

"Subco Share" means the common share in the capital of Subco.

"Transfer Agent" means Computershare Investor Services Inc.

"Wesdome Shares" means the common shares in the capital of Wesdome as constituted on the Effective Date.

1.02	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03	Number, etc.

Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.04	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

ARTICLE 2
THE AMALGAMATION

2.01	The Amalgamation

The parties agree to effect the combination of their respective businesses and assets by way of a "three-cornered" amalgamation among Wesdome and the Amalgamating Corporations pursuant to which the Amalgamating Corporations will amalgamate and the former holders of Moss Lake Shares, other than Wesdome and Dissenting Shareholders, will receive Wesdome Shares.

2.02	Terms and Effect of Amalgamation

The Amalgamating Corporations hereby agree to amalgamate pursuant to the provisions of Section 174 of the Act and to continue as one corporation on the terms and conditions herein set forth. In this regard, each of Wesdome, Moss Lake and Subco shall take all steps as are necessary or desirable for the implementation of the Amalgamation and the filing of the Articles of Amalgamation under the Act. Upon the Articles of Amalgamation becoming effective:

(a)	the Amalgamating Corporations shall be amalgamated and shall continue as one corporation under the terms and conditions prescribed in this Agreement;

(b)	the Amalgamating Corporations shall cease to exist as entities separate from the Amalgamated Corporation;

(c)
the Amalgamated Corporation shall possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi- criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations;

(d)	a conviction against, or a ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against the Amalgamated Corporation;

(e)
the Articles of Amalgamation shall be deemed to be the Articles of Incorporation of the Amalgamated Corporation and, except for purposes of Subsection 117(1) of the Act, the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of the Amalgamated Corporation; and

(f)
the Amalgamated Corporation shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamated Corporation before the Amalgamation has become effective.

2.03	Condition for the Benefit of Wesdome

The obligations of Wesdome to consummate the transactions contemplated hereby, in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the condition that Dissent Rights shall not have been exercised with respect to more than 5% of the outstanding Moss Lake Shares. The foregoing condition is for the exclusive benefit of Wesdome and may be waived by Wesdome in its sole discretion. Wesdome will not exercise Dissent Rights in respect of any of the Moss Lake Shares held by Wesdome.

ARTICLE 3
AMALGAMATED CORPORATION

3.01	Name

The name of the Amalgamated Corporation shall be "Moss Lake Gold Mines Ltd.", or such other name as Wesdome may determine.

3.02	Business of the Amalgamated Corporation

There shall be no restriction or limit on the business which the Amalgamated Corporation is authorized to carry on or the powers it may exercise.

3.03	Registered Office

The registered office of the Amalgamated Corporation shall be located at 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5.

3.04	Authorized Capital

The authorized capital of the Amalgamated Corporation shall consist of an unlimited number of shares designated as "Common Shares".

3.05	Rights, Privileges, Restrictions and Conditions Attaching to the Common Shares

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

(a)
Each holder of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Amalgamated Corporation, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each Common Share held by such holder.

(b)
The holders of Common Shares shall be entitled, subject to the rights of holders of shares of any class ranking prior to the Common Shares, to receive dividends if and when declared by the board of directors of the Amalgamated Corporation.

(c)
In the event of any liquidation, dissolution or winding-up of the Amalgamated Corporation or other distribution of the assets of the Amalgamated Corporation among its shareholders for the purpose of winding-up its affairs, the holders of Common Shares shall be entitled, subject to the rights of holders of shares of any class ranking prior to the Common Shares, to receive the remaining property or assets of the Amalgamated Corporation.

3.06	Directors

(a)
Number of Directors. The number of directors of the Amalgamated Corporation shall, until otherwise changed in accordance with the Act, consist of a minimum of one and a maximum of 10 directors. The number of directors shall initially be fixed at five. The board of directors of the Amalgamated Corporation shall be empowered to determine, from time to time, by resolution the number of directors within the minimum and maximum provided in the Articles of Amalgamation.

(b)
First Directors. The first directors of the Amalgamated Corporation, who shall hold office until the first annual meeting of the shareholders of the Amalgamated Corporation or until his successor is duly elected or appointed, shall be the persons whose names appear below:

Name	Resident Canadian
Rowland Uloth	Yes
Brian Ma	Yes
Barry Smith	Yes
Philip Ng	Yes
George Mannard	Yes

3.07	Officers

The officers of the Amalgamated Corporation shall, until changed by the directors of the Amalgamated Corporation, be as follows:

Name	Office
Rowland Uloth	President and Chief Executive Officer
Brian Ma	Chief Financial Officer, Secretary and Treasurer
Barry Smith	Chairman
Philip Ng	Chief Operating Officer
George Mannard	Vice-President, Exploration

3.08	Articles

The Articles of Amalgamation shall be the articles of amalgamation of the Amalgamated Corporation.

3.09	By-laws

The by-laws of the Amalgamated Corporation shall be the by-laws of Subco, until repealed, amended or altered and a copy of such by-laws may be examined at the offices of Heenan Blaikie LLP, Bay Adelaide Centre, 333 Bay Street, Suite 2900, Toronto, Ontario M5H 2T4.

3.10	Auditors

The auditors of the Amalgamated Corporation, until the first annual meeting of shareholders, shall be Grant Thornton LLP, unless they resign or are removed in accordance with the Act.

3.11	Financial Year-End

The financial year-end of the Amalgamated Corporation shall be December 31, until changed by the directors of the Amalgamated Corporation.

3.12	Stated Capital

The stated capital of the Common Shares shall be equal to the aggregate stated capital of each of Moss Lake and Subco immediately prior to the Effective Date.

ARTICLE 4
ISSUANCE OF WESDOME SHARES AND COMMON SHARES UPON THE
AMALGAMATION

4.01	Exchange of Moss Lake Shares, Moss Lake Options and Moss Lake Note

Upon the consummation of the Amalgamation, each Moss Lake Share and Moss Lake Option issued and outstanding immediately prior to the Effective Date shall be dealt with as follows:

(a)
the issued and outstanding Moss Lake Shares, other than those held by Wesdome and Dissenting Shareholders, shall be exchanged for fully-paid and non-assessable Wesdome Shares on the basis of one Wesdome Share for every 3.85 Moss Lake Shares;

(b)
each issued and outstanding Moss Lake Option shall be cancelled and in its place, Wesdome shall grant such number of Wesdome Options as determined in accordance with the Exchange Ratio, on the same terms and conditions as the cancelled Moss Lake Options, except to the extent their terms may be adjusted (in accordance with the terms of such Moss Lake Option) to reflect the Amalgamation. Notwithstanding the foregoing, the holders of Moss Lake Options who receive Wesdome Options as contemplated herein will not be permitted to exercise such options until such time as Wesdome's new stock option plan is ratified by its shareholders;

(c)	the Moss Lake Note shall be cancelled; and

(d)	Moss Lake Shares held by Wesdome shall be cancelled without any repayment therefor.

No fractional Wesdome Shares shall be issued upon the exchange of Moss Lake Shares. Any exchange or conversion that results in less than a whole number of securities shall be rounded down to the next whole number.

4.02	Issuance of Common Shares

Upon the consummation of the Amalgamation:

(a)
each issued and outstanding Subco Share shall be cancelled without further consideration and Wesdome's name shall be removed from the register of holders of the Subco Shares as of the Effective Date; and

(b)	the one issued and outstanding Subco Share shall be converted into one Common Share.

4.03	Issuance of Certificates Representing Wesdome Shares

At or promptly after the Effective Date, Wesdome shall deposit with the Transfer Agent, for the benefit of the holders of Moss Lake Shares who will receive Wesdome Shares in connection with the Transaction, certificates representing the maximum number of Wesdome Shares that are issuable in connection with the Amalgamation. Upon surrender to the Transfer Agent of a certificate which immediately prior to or upon the Effective Date represented Moss Lake Shares in respect of which the holder is entitled to receive Wesdome Shares in connection with the Amalgamation, together with a duly completed letter of transmittal and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Date the Transfer Agent shall deliver to such holder, a certificate representing that number

 (rounded down to the nearest whole number) of Wesdome Shares which such holder has the right to receive. In the event of a transfer of ownership of Moss Lake Shares that was not registered in the securities register of Moss Lake, a certificate representing the proper number of Wesdome Shares may be issued to the transferee if the certificate representing such Moss Lake Shares is presented to the Transfer Agent as provided above, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.03, each certificate which immediately prior to or upon the Effective Date represented one or more Moss Lake Shares shall be deemed at all time after the Effective Date to represent only the right to receive upon such surrender a certificate representing that number (rounded down to the nearest whole number) of Wesdome Shares which such holder has the right to receive.

4.04	Lost Certificates

In the event any certificate which immediately prior to the Effective Date represented one or more outstanding Moss Lake Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Moss Lake Shares claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Wesdome Shares pursuant to Section 4.03 hereof in each case deliverable in accordance with the Amalgamation. The holder to whom certificates representing Wesdome Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Wesdome, Moss Lake and the Transfer Agent in such sum as Wesdome or Moss Lake may direct or otherwise indemnify Wesdome or Moss Lake in a manner satisfactory to Wesdome or Moss Lake against any claim that may be made against Wesdome or Moss Lake with respect to the certificate alleged to have been lost, stolen or destroyed.

4.05	Extinguishment of Rights

Any certificate which immediately prior to the Effective Date represented outstanding Moss Lake Shares that has not been deposited with all other instruments required by Section 4.03 hereof on or prior to the earlier of the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a holder of Wesdome Shares. On such date, the Wesdome Shares (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Wesdome, together with all entitlements to dividends, distributions and interest in respect thereof held for such former holder. None of Wesdome, Moss Lake or the Transfer Agent shall be liable to any person in respect of Wesdome Shares (or dividends and/or distributions thereon) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.06	Withholding Rights

Wesdome, Moss Lake and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Wesdome Shares or Moss Lake Shares such amounts as Wesdome, Moss Lake or the Transfer Agent is required to deduct and withhold with respect to such payment under any provision of federal, provincial, territorial, state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Moss Lake Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxation Authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the consideration otherwise payable to the holder, Wesdome, Moss Lake and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Wesdome, Moss Lake or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Wesdome, Moss Lake or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

4.07	Termination of Depositary

Any Wesdome Shares that remain undistributed by the Transfer Agent to former holder of Moss Lake Shares 24 months after the Effective Date shall be delivered to Wesdome, upon demand thereof, and holders of certificates previously representing Moss Lake Shares who have not theretofore complied with Section 4.03 hereof shall thereafter look only to Wesdome for payment of any claim to Wesdome Shares or dividends or distributions, if any, in respect thereof.

ARTICLE 5
DISSENT RIGHTS

5.01	Right of Dissent

Holders of Moss Lake Shares may exercise rights of dissent (the "Dissent Rights") in connection with the Amalgamation with respect to their Moss Lake Shares pursuant to and in the manner set forth in Section 185 of the Act. Holders of Moss Lake Shares who duly exercise Dissent Rights and who are ultimately entitled to be paid fair value for their Moss Lake Shares by the Amalgamated Corporation (as successor corporation to Moss Lake following the Amalgamation) shall be deemed to have irrevocably transferred their Moss Lake Shares to Moss Lake and cancelled immediately prior to the Amalgamation. Wesdome will not exercise Dissent Rights in respect of any of the Moss Lake Shares held by Wesdome.

5.02	Recognition of Dissenting Shareholders

Neither Wesdome, Moss Lake, Subco nor any other person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Moss Lake Shares at or after the Effective Date, and at the Effective Date the names of such Dissenting Shareholders shall be deleted from the register of holders of Moss Lake Shares maintained by or on behalf of Moss Lake.

ARTICLE 6
ARTICLES OF AMALGAMATION

6.01	Articles of Amalgamation

The Amalgamating Corporations shall jointly file under the Act, Articles of Amalgamation and such other documents as may be required by the Act to give effect to the Amalgamation.

6.02	Modification or Amendment

The Amalgamating Corporations and Wesdome and each of them may, by resolution of their respective boards of directors, assent to any modification of this Agreement which their respective shareholders, directors or any regulatory authority may require, and this Agreement shall be deemed to include such modifications.

ARTICLE 7
GENERAL

7.01	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

WESDOME GOLD MINES LTD.

Per:
Authorized Signatory

MOSS LAKE GOLD MINES LTD.

Per:
Authorized Signatory

2404027 ONTARIO INC.

Per:
Authorized Signatory

APPENDIX C

DISSENT PROVISIONS OF THE OBCA

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

185. (1) Rights of dissenting shareholders – Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;
(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(c) amalgamate with another corporation under sections 175 and 176;
(d) be continued under the laws of another jurisdiction under section 181; or
(e) sell, lease or exchange all or substantially all its property under subsection 184 (3), a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) Idem – If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or
(b) subsection 170 (5) or (6).

(2.1) One class of shares – The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Exception – A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or
(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) Shareholder's right to be paid fair value – In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

(5) No partial dissent – A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

 (6) Objection – A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

(7) Idem – The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) Notice of adoption of resolution – The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) Idem – A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) Demand for payment of fair value – A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder's name and address;
(b) the number and class of shares in respect of which the shareholder dissents; and
(c) a demand for payment of the fair value of such shares.

(11) Certificates to be sent in – Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) Idem – A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) Endorsement on certificate – A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) Rights of dissenting shareholder – On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);
(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or
(c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

(15) Offer to pay – A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or
(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) Idem – Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) Idem – Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) Application to court to fix fair value – Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19) Idem – If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) Idem – A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

(21) Costs – If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) Notice to shareholders – Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and
(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) Parties joined – All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) Idem – Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) Appraisers – The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) Final order – The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

(27) Interest – The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) Where corporation unable to pay – Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(29) Idem – Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) Idem – A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

(31) Court order – Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) Commission may appear – The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

APPENDIX D

FAIRNESS OPINION

(please see attached)

February 20th, 2014

The Independent Committee of the Board of Directors
Moss Lake Gold Mines Ltd.
8 King Street East, Suite 1305
Toronto, ON, M5C 1B5
Canada

Re:	Fairness Opinion on the Business Combination of Moss Lake Gold Mines Ltd. and Wesdome Gold Mines Ltd.

Dear Sirs:

Jennings Capital Inc. ("Jennings", "we" or "us") understands that Moss Lake Gold Mines Ltd. ("Moss Lake" or the "Company") has entered into a definitive agreement with Wesdome Gold Mines Ltd. ("Wesdome"), on January 23, 2014, to complete a business combination whereby Wesdome will acquire all of the issued and outstanding common shares of Moss Lake ("Moss Lake Shares") that it does not already own, in exchange for Wesdome common shares on a 3.85-for-1 basis (the "Business Combination"). Wesdome currently owns 26,708,586 Moss Lake Shares, representing approximately 57.6% of the issued and outstanding Moss Lake Shares. Jennings also understands that the Business Combination is anticipated to be structured as a three cornered amalgamation, giving consideration to tax efficiencies, compliance with the applicable securities regulations and appropriate corporate laws, with a new subsidiary of Wesdome. Following completion of the transaction, it is expected that Moss Lake will be a private company wholly-owned by Wesdome.

Engagement of Jennings

By letter agreement dated January 14th, 2014 (the "Engagement Agreement"), the Company retained Jennings to prepare and deliver to the Independent Committee of the Board of Directors of Moss Lake a written Fairness Opinion (the "Opinion"), with respect to the fairness of the financial terms of the proposed Business Combination of Moss Lake and Wesdome.

The terms of the Engagement Agreement provide that Jennings will be paid a fee for rendering the Opinion. In addition, we will be reimbursed for our reasonable out-of-pocket expenses and we will be indemnified by Moss Lake in respect with certain liabilities that might arise out of our engagement. Jennings consents to the inclusion of the Opinion in its entirety and a summary thereof in the Management Information Circular which will be mailed to shareholders of Moss Lake, and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in the provinces of Canada in which the Company is a reporting issuer.

Credentials of Jennings

Jennings is a fully licensed, full service, independent investment banking firm with offices in Toronto and Calgary and with operations in corporate finance, mergers and acquisitions, equity sales and trading and

______________________________________
Investment Banking
Suite 320, 33 Yonge Street, Toronto, Ontario, Canada M5E 1G4 Phone 416.304.2188 Fax 416.214.2844
www.jenningscapital.com

investment research. Jennings is a member of the Investment Industry Regulatory Organization of Canada (formerly the Investment Dealers Association of Canada), the Canadian Investor Protection Fund, a participating organization of the Toronto Stock Exchange and of the TSX Venture Exchange.

The Opinion expressed herein represents the opinion of Jennings and the form and content hereof has been reviewed and approved for release by a committee comprised of directors and officers of Jennings and its officers have prepared numerous valuations and fairness opinions and have participated in a significant number of transactions involving private and publicly traded companies.

Relationships with Interested Parties

Neither Jennings, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Moss Lake or Wesdome, or any of their respective associates or affiliates. Jennings has not been engaged to provide any financial advisory services nor has it participated in any financings involving Moss Lake or Wesdome, or any of their respective associates or affiliates, within the past two years.

During the two years preceding the date we were first contacted regarding this engagement, Jennings has not provided any financial advisory services, lead managed or participated in any brokered equity financing involving Moss Lake or Wesdome or any of their respective associates or affiliates. We therefore represent that Jennings is acting independently of the Company for the purposes of the Opinion.

There are no understandings, agreements or commitments between Jennings and Moss Lake or Wesdome, or any of their respective associates or affiliates with respect to any future business dealings. Jennings may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Moss Lake or Wesdome or any of their respective associates or affiliates.

Jennings acts as a trader and dealer, both as principal and agent, in different financial markets and, as such, may have had and may in the future have positions in the securities of Moss Lake or Wesdome, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Jennings conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Moss Lake or Wesdome.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

i.	certain internal financial, operational, corporate and other information concerning the Company, including financial models, prepared or provided by management;

ii.
the preliminary economic analysis of the Moss Lake Project dated July 30, 2013 and effective May 31, 2013, prepared for Moss Lake, in accordance with National Instrument 43-101 ("NI 43-101") by InnovExplo Inc. and titled "Technical Report and Preliminary Economic Assessment for the Moss Lake Project" (the "PEA");

iii.
the technical report with respect to the Moss Lake Project in accordance with NI 43-101 dated April 4, 2013 and effective February 8, 2013 prepared for Moss Lake, by InnovExplo Inc. and titled "Technical Report and Mineral Resource Estimate for the Moss Lake Project";

iv.	the technical report dated November 19, 2012 prepared for Moss Lake by Messrs. Dymov and DiLauro of SGS Mineral Services and titled "The Recovery of Gold From Moss Lake Gold Deposit Samples";

v.
the technical report dated July 28, 2010 prepared for Moss Lake by Watts, Griffis and McOuat Ltd. and titled "An Update to a Technical Review of the Moss Lake Gold Property, Including an Updated Mineral Resource Estimate, Moss Township, Northwestern Ontario for Moss Lake Gold Mines Ltd.";

vi.
the technical report dated November 27, 2006 prepared for Moss Lake by Watts, Griffis and McOuat Ltd. and titled "A Technical Review of the Moss Lake Gold Property, Including a Mineral Resource Estimate, Moss Township, Northwestern Ontario for Moss Lake Gold Mines Ltd.";

vii.
the preliminary economic analysis of the Mishi Project dated January 12, 2011 prepared for Wesdome, in accordance with National Instrument 43-101 by InnovExplo Inc. and titled "Technical Report and Pre-Feasibility Study for the Mishi Project";

viii.	the technical report dated August 25, 2010 prepared for Wesdome by InnovExplo Inc. and titled "Technical Report and Mineral Resource Estimate for the Mishi Project";

ix.	the technical report dated December 8, 2009 prepared for Wesdome by InnovExplo Inc. titled "Technical Report and Mineral Resource Estimate for the Wesdome Project";

x.	the technical report dated December 22, 2005 prepared for River Gold Mines Ltd. by Messrs. Mannard and Thalenhorst titled "Technical Report on the Eagle River Gold Mine for River Gold Mines Ltd."

xi.	the Company's annual reports, including the comparative audited financial statements and management's discussion and analysis, for the fiscal years ended December 31, 2012, 2011 and 2010;

xii.	the Company's interim unaudited financial statements and management's discussion and analysis for the quarters ended September 30, 2013, and June 30, 2013;

xiii.	Wedsome's annual reports, including the comparative audited financial statements and management's discussion and analysis, for the fiscal years ended December 31, 2012, 2011 and 2010;

xiv.	Wesdome's interim unaudited financial statements and management's discussion and analysis for the quarters ended September 30, 2013, and June 30, 2013;

xv.	a draft of the Company's management information circular concerning the proposed Business Combination and related exhibits;

xvi.	certain internal financial, operational, corporate and other information prepared or provided by the management of Moss Lake;

xvii.	supplemental information supplied by Moss Lake, including other third party reports and analyses;

xviii.	the Company's Material Change Reports & Press Releases: 2011, 2012, 2013;

xix.	the Company's and Wesdome's Management Information Circulars: 2012, 2011, 2010;

xx.	Wesdome's Press Releases: 2011, 2012, 2013, 2014 YTD;

xxi.	Wesdome's most recent corporate presentation, dated July 2013;

xxii.	Moss Lake's most recent corporate presentation, dated April 2013;

xxiii.	relevant financial information and selected financial metrics with respect to precedent transactions deemed relevant by us;

xxiv.	selected public market trading statistics and relevant business and financial information of Moss Lake and Wesdome and other comparable publicly traded entities;

xxv.	selected reports published by equity research analysts and industry sources regarding Moss Lake, Wesdome and other comparable publicly-traded entities; and

xxvi.
certificates addressed to us, dated as of the date hereof, from the President and Secretary-Treasurer of the Company as to the completeness and accuracy of the information provided to us by the Company; and such other information, analyses, investigations and discussions as we considered necessary or appropriate in the circumstances.

Assumptions and Limitations

Our opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of Moss Lake or any of its securities and our opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances of this Engagement Agreement. In addition, the Opinion is not, and should not be construed as, advice as to the price at which Moss Lake common shares may trade at any future date. Jennings was similarly not engaged to review any legal, tax or accounting aspects of the proposed Business Combination between Moss Lake and Wesdome or any legal, tax or accounting aspect of the proposed Business Combination.

With your approval and agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources or provided to us by or on behalf of Moss Lake and its agents and advisors or otherwise obtained pursuant to our engagement. The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested and, subject to the exercise of professional judgment, have not independently verified the completeness or accuracy of any such information, data, advice, opinions and representations.

With respect to budgets, financial forecasts, projections or estimates provided to Jennings and used in its analyses, we have noted that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgment of Moss Lake, its in-house and/ or external "qualified persons" (as set out in National Instrument 43-101) and are (or were at the time and continue to be) reasonable in the circumstances.

Jennings has assumed that all data and other material data and other material (financial and otherwise) (the "Information") provided by or on behalf of Moss Lake and its agents and advisors to Jennings for the purpose of preparing the Opinion was, at the date such Information was provided to Jennings, true and correct in all material respects, and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which such Information was provided. Jennings has assumed that since the dates on which the Information was provided to Jennings, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Moss Lake or any of its subsidiaries and no material change has occurred in such Information or any part thereof that would have or could reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, we have made numerous assumptions with respect to commodity prices, exchange rates, political factors, industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Jennings and any party involved in the proposed Business Combination. The Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Moss Lake as they are reflected in the Information.

The Opinion is provided for the use of the Independent Committee and the Board of Directors of the Company only and may not be relied upon by any other person. The Opinion does not constitute a recommendation to the Independent Committee, Board of Directors or any shareholder of Moss Lake as to whether shareholders of Moss Lake should accept the terms of proposed Business Combination. Except as contemplated herein, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

Jennings disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Jennings after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Jennings reserves the right to change, modify or withdraw the Opinion.

The preparation of the Opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. Jennings believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety and should not be construed as a recommendation to any shareholder as to whether to accept the terms of the proposed Business Combination.

Opinion

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of date hereof, that the proposed Business Combination of Moss Lake and Wesdome, is fair, from a financial point of view, to the shareholders of Moss Lake other than Wesdome.

Yours truly,

Jennings Capital Inc.